                                                                    Exhibit 13.1

                     U.S. SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM 10-K

(Mark One)

    [ X ]    ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES
                EXCHANGE ACT OF 1934

             For the Fiscal Year September 30, 1998
                                                         OR

    [   ]    TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES
                EXCHANGE ACT OF 1934

             For the transition period from ______________to___________________

                                          Commission File Number: 0-18993
                                                                 ---------

                          WINTON FINANCIAL CORPORATION
                 ----------------------------------------------
                 (Name of small business issuer in its charter)

             Ohio                                               31-1303854
------------------------------                             ------------------
(State or other jurisdiction of                            (I.R.S. Employer
 incorporation or organization)                           Identification Number)

                    5511 Cheviot Road, Cincinnati, Ohio 45247
               ---------------------------------------------------
               (Address of principal executive offices) (Zip Code)

                    Issuer's telephone number: (513) 385-3880
                                              -----------------

      Securities registered pursuant to Section 12(b) of the Exchange Act:
                                      None
                                    --------

      Securities registered pursuant to Section 12(g) of the Exchange Act:
                        Common Shares, without par value
                       -----------------------------------
                                (Title of Class)

Indicate by check mark whether the Registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Exchange Act during the preceding 12 months (or for such shorter period that the issuer was required to file such reports), and (2) has been subject to such filing requirements for the past 90
days. Yes X   No
     -------    ----

Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of Registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. [X]

State the issuer's revenues for its most recent fiscal year:  $29.3 million

Based upon the last sale price quoted by The American Stock Exchange as of December 10, 1998, the aggregate market value of the voting stock held by non-affiliates of the Registrant, on that date was $35.3 million.

At December 3, 1998, there were 4,015,304 of the Registrant's Common Shares issued and outstanding.

                       DOCUMENTS INCORPORATED BY REFERENCE

Part I of Form 10-KSB:   Safe Harbor Under the Private Securities Litigation
                         Reform Act of 1995 in Exhibit 99.1.

Part II of Form 10-KSB:  Portions of the Annual Report to Shareholders for the
                         fiscal year ended September 30, 1998, in Exhibit 13.
Part III of Form 10-KSB: Proxy Statement for 1999 Annual Meeting of
                         Shareholders in Exhibit 20.

                                     PART I

ITEM 1.          DESCRIPTION OF BUSINESS

GENERAL

        Winton Financial Corporation ("WFC") was incorporated as an Ohio corporation in 1989 and, in 1990, acquired all of the issued and outstanding common shares of The Winton Savings and Loan Co. ("Winton"), a savings and loan association incorporated under the laws of the State of Ohio, in connection with the holding company reorganization of Winton. As a unitary savings and loan holding company, WFC, through Winton, is engaged in the savings and loan business.

        On January 5, 1996, Blue Chip Savings Bank ("Blue Chip") merged with and into Winton (the "Merger"). As a result of the Merger, Winton acquired $33.9 million in assets, $27.3 million in deposits and a downtown Cincinnati branch. The Merger was accounted for as a pooling of interests.

        WFC's activities have been limited primarily to holding the common shares of Winton. Consequently, the following discussion focuses primarily on the business of Winton.

        Winton is principally engaged in the business of making first mortgage loans to finance the purchase, construction or improvement of one- to four-family residential real estate or other real property located in Winton's primary market area. Loan funds are obtained primarily from savings deposits, which are insured up to applicable limits by the Federal Deposit Insurance Corporation (the "FDIC") in the Savings Association Insurance Fund ("SAIF"), loan repayments, Federal Home Loan Bank ("FHLB") advances and the sale of loans. Interest earned on loans is Winton's primary source of revenue. In addition to originating loans, Winton invests in U.S. Government and agency obligations, interest-bearing deposits in other financial institutions and mortgage-backed securities.

        Winton conducts business from its five full-service offices in Hamilton County, Ohio, and serves a market area which includes the Ohio counties of Hamilton, Butler, Clinton, Clermont, Montgomery, Brown, Adams, Franklin and Warren, the Indiana counties of Ripley, Franklin, Union and Dearborn and the Kentucky counties of Boone, Campbell, Gallatin and Kenton. In August 1998, Winton opened its first loan production office, located in Western Hills.

        As a savings and loan holding company, WFC is subject to regulation, supervision and examination by the Office of Thrift Supervision of the United States Department of the Treasury (the "OTS"). As a savings and loan association incorporated under the laws of the State of Ohio, Winton is subject to regulation, supervision and examination by the OTS, the FDIC and the Ohio Division of Financial Institutions (the "Division"). Winton is also a member of the FHLB of Cincinnati.

FORWARD-LOOKING STATEMENTS

        When used in this Form 10-K, the words or phrases "will likely result," "are expected to," "will continue," "is anticipated," "estimated," "projected," or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties, including changes in economic conditions in Winton's market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in Winton's market area and competition. Such risks and uncertainties could cause actual results to differ materially from historical earnings and those presently anticipated or projected. Factors listed above could affect WFC's financial performance and could cause WFC's actual results for future periods to differ materially from any statements expressed with respect to future periods. See Exhibit 99 hereto, "Safe Harbor Under the Private Securities Litigation Reform Act of 1995," which is incorporated herein by reference.

        WFC does not undertake, and specifically disclaims any obligation, to publicly revise any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

LENDING ACTIVITIES

        GENERAL. Winton's principal lending activity is the origination of conventional fixed-rate and variable-rate mortgage loans for the acquisition or construction of one- to four-family residences located in Winton's primary market area, as well as loans secured by nonresidential properties and loans secured by multifamily properties, including construction and permanent mortgage loans on condominiums and multi-unit properties. Winton also originates loans insured by the Federal Housing Administration and guaranteed by the Veterans Administration, both of which Winton sells into the secondary market. Loans secured by nonresidential properties, including retail, office and other types of business facilities, are also originated by Winton. In addition to residential and nonresidential real estate lending, Winton originates consumer loans, including passbook, automobile, secured, unsecured, home improvement and home equity line of credit loans.

        Winton maintains a portfolio of mortgage-backed pass-through securities in the form of Federal Home Loan Mortgage Corporation ("FHLMC"), Federal National Mortgage Association ("FNMA") and Government National Mortgage Association ("GNMA") participation certificates. Mortgage-backed pass-through securities generally entitle Winton to receive a portion of the cash flows from an identified pool of mortgages and gives Winton an interest in the pool of mortgages. FHLMC, FNMA and GNMA securities are each guaranteed by their respective agencies as to principal and interest. See "Mortgage-Backed Securities."

         Winton's portfolio of loans, loans held for sale and mortgage-backed securities totaled approximately $318.3 million, in the aggregate, at September 30, 1998, and represented 90% of total assets.

        LOAN AND MORTGAGE-BACKED SECURITIES MATURITY SCHEDULE. The following table sets forth certain information, as of September 30, 1998, regarding the dollar amount of loans and mortgage-backed securities maturing in Winton's portfolio based on their contractual terms to maturity, before giving effect to net items. Demand loans, loans having no stated schedule of repayments or without stated maturity and overdrafts are reported as due in one year or less.

                                                                                Due over        Due over
                                                                                3 years to    5 years to
                                          Due in      Due in      Due in       5 years after 10 years after  Due over
                                           1999        2000        2001            9/30/98      9/30/98       10 years       Totals
                                        ---------  ----------  ----------     -------------- -------------- ------------     ------
                                                                      (In thousands)
Mortgage loans (1):
   One- to-four family
        residential (2)(3)              $ 13,806      $    456      $    703      $  1,979      $ 10,690      $114,154      $141,788
   Multifamily residential                 1,357             3           595         3,505        10,889        59,093        75,442
   Land and lot                            3,495           122         1,170           681           197           276         5,941
   Nonresidential                            329           166           502         1,259        14,274        38,251        54,781
   Construction                           27,187         2,100          --            --            --            --          29,287
Mortgage-backed securities -
   held to maturity                         --            --               2             7            12        12,397        12,418
Mortgage-backed securities -
   available for sale                       --            --            --            --            --             565           565

Nonmortgage loans:
   Consumer and other
       loans (4)                           5,170           358           767         1,616           214            51         8,176
                                        --------      --------      --------      --------      --------      --------      --------
Total loans and
   mortgage-backed securities           $ 51,344      $  3,205      $  3,739      $  9,047      $ 36,276      $224,787      $333,278
                                        ========      ========      ========      ========      ========      ========      ========

------------------------

(1)      Includes second mortgages.
(2) Includes home equity line of credit loans underwritten on the same basis as first mortgage loans.
(3) Includes loans held for sale, which are recorded at the lower of cost or market value.
(4) Includes lines of credit made to businesses which are secured by assets other than real estate.

        The following table sets forth, at September 30, 1998, the dollar amount of all loans and mortgage-backed securities, before net items, which have predetermined interest rates and floating or adjustable interest rates:

                                                     Predetermined           Floating or
                                                         rates            adjustable rates
                                                    --------------        ----------------

                                                                 (In thousands)

Real estate mortgage loans                                $173,768              $130,172
Loans held for sale                                          8,253                     -
Consumer and other loans (1)                                 8,102                     -
Mortgage-backed securities - held to maturity                   26                12,392
Mortgage-backed securities - held for sale                       -                   565
                                                          --------              --------
   Total                                                  $190,149              $143,129
                                                          ========              ========

-----------------------------

(1) Includes lines of credit in the aggregate amount of $3.6 million made to businesses which are secured by assets other than real estate.

         LOAN AND MORTGAGE-BACKED SECURITIES PORTFOLIO COMPOSITION. The following table sets forth certain information concerning the composition of Winton's loan and mortgage-backed securities portfolio at the dates indicated:


                                                                           At September 30,
                                                        1998                     1997                   1996
                                                        -----                    -----                  ----
                                                  Amount          %        Amount         %        Amount        %
                                               -----------   --------   ------------  --------  -----------   -------
                                                                   (Dollars in thousands)
Type of loan or investment:
   Conventional real estate loans:
     One- to four-family
       Interim construction                      $  17,790        5.6%    $  13,536        4.6%   $  15,049       5.6%
       Loans on existing properties (1)            138,415       43.5       145,039       49.0      144,306      53.5
       Loans held for sale                           8,253        2.6         4,210        1.4        2,735       1.0
     Multifamily
       Interim construction                          1,715         .5         1,500         .5        2,475        .9
       Loans on existing properties                 75,442       23.7        71,798       24.3       55,507      20.6
     Land and lot                                    5,941        1.9         5,024        1.7        2,326        .9
     Nonresidential real estate
       Interim construction                          9,782        3.1         1,401         .5          450        .1
       Loans on existing properties                 54,781       17.2        42,950       14.5       37,001      13.7
   Mobile home loans                                    74         -             17         -             3        -
   Consumer and other loans (2)                      8,102        2.5         4,986        1.7        2,405        .9
   Mortgage-backed securities - held
       to maturity                                  12,418        3.9        14,614        4.9       16,414       6.1
   Mortgage-backed securities - available
       for sale                                        565         .2            799        .3        2,942       1.1
                                               -----------   --------   ------------  --------  -----------   -------
                                                   333,278      104.7       305,874      103.4      281,613     104.4
Less:
  Loans in process                                 (13,616)      (4.2)       (8,364)      (2.8)     (10,150)     (3.8)
  Deferred loan origination fees                      (529)       (.2)         (726)       (.3)        (760)      (.3)
  Allowance for loan losses                           (842)       (.3)         (827)       (.3)        (857)      (.3)
                                               -----------      -----   -----------   --------  -----------  --------

    Total loans and mortgage-backed
      securities                                  $318,291      100.0%     $295,957      100.0%    $269,846     100.0%
                                                  ========      =====      ========      =====     ========     =====

Type of security:
  Residential
    One- to four-family                           $156,205       49.1%     $158,575       53.6%    $159,355      59.1%
    Multifamily residential                         77,157       24.2        73,298       24.8       57,982      21.5
    Loans held for sale                              8,253        2.6         4,210        1.4        2,735       1.0
  Nonresidential real estate                        64,563       20.3        44,351       15.0       37,451      13.9
  Land and lot                                       5,941        1.9         5,024        1.7        2,326        .9
  Mortgage-backed securities                        12,983        4.1        15,413        5.2       19,356       7.2
  Deposit accounts                                     299         .1           467         .2          389        .1
  Other                                              7,877        2.4         4,536        1.5        2,019        .7
                                                ----------    -------    ----------    -------   ----------  --------
                                                   333,278      104.7       305,874      103.4      281,613     104.4
Less:
  Loans in process                                 (13,616)      (4.2)       (8,364)      (2.8)     (10,150)     (3.8)
  Deferred loan origination fees                      (529)       (.2)         (726)       (.3)        (760)      (.3)
  Allowance for loan losses                           (842)       (.3)         (827)       (.3)        (857)      (.3)
                                               -----------   --------   -----------    -------  -----------   -------

Total loans and mortgage-backed securities        $318,291      100.0%     $295,957      100.0%    $269,846     100.0%
                                                  ========      =====      ========      =====     ========     =====

-----------------------------

(1) Includes first and second mortgage loans and home equity lines of credit.

(2) Includes lines of credit in the aggregate amount of $3.6 million made to businesses which are secured by assets other than real estate.

        ONE- TO FOUR-FAMILY RESIDENTIAL REAL ESTATE LOANS. The primary lending activity of Winton has been the origination of conventional loans for the acquisition or construction of one- to four-family residential properties located within Winton's primary market area. Each of such loans is secured by a mortgage on the underlying real estate and improvements thereon. At September 30, 1998, $146.7 million, or 46.1% of Winton's total outstanding loans and mortgage-backed securities (excluding construction loans) consisted of loans secured by first and second mortgage loans and home equity lines of credit secured by one- to four-family residential real estate, including loans held for sale. Second mortgages and home equity lines of credit are subject to a higher degree of risk than first mortgage loans, because, in the event of default or foreclosure, amounts due on first mortgages have a prior claim to available funds. Most of the second mortgages and home equity lines of credit made by Winton are secured by property on which Winton holds the first mortgage.

        OTS regulations and Ohio law limit the amount which Winton may lend in relationship to the appraised value of the real estate and improvements thereon at the time of loan origination. In accordance with such regulations, Winton makes loans on single-family residences up to 95% of the value of the real estate and improvements (the "Loan-to-Value Ratio" or "LTV"). Winton also makes loans over the 95% LTV, though most of those loans are sold in the secondary market with recourse. Generally, Winton requires private mortgage insurance and/or charges premium interest rates for loans over 80% LTV.

        Winton offers adjustable-rate mortgage loans ("ARMs") with interest rate adjustment periods of generally one or three years. The interest rates initially charged on ARMs and the new rate at each adjustment date are determined by adding a stated margin to the one-year or three-year United States Treasury bill rate at the time the loan is originated. The initial interest rate for a three-year ARM is set slightly higher than for the one-year ARM to compensate Winton for the increased exposure to risk resulting from interest-rate fluctuations during the adjustment period. The maximum adjustment at each adjustment date for one-year ARMs is usually 2%, with a maximum adjustment of 6% over the term of the loan. The maximum adjustment on three-year ARMs presently originated by Winton is 2% at each adjustment date, with a maximum adjustment of 6% over the life of the loan. None of Winton's ARMs have negative amortization features. Of the total mortgage loans originated by Winton during the fiscal year ended September 30, 1998, 12.7% were ARMs and 87.3% were fixed-rate.

        Residential mortgage loans offered by Winton are usually for terms of 10 to 30 years. Due to the general long-term nature of an investment in mortgage loans, such loans could have an adverse effect upon the earnings spread of an association if such loans do not reprice as quickly as the association's cost of funds. To minimize such effect, Winton emphasizes the origination of ARMs. Furthermore, experience during recent years reveals that, as a result of prepayments in connection with refinancings and sales of the underlying properties, residential loans generally remain outstanding for periods which are substantially shorter than the maturity of such loans.

        At September 30, 1998, Winton had nonperforming loans totaling $204,000 in its one- to four-family portfolio. Winton considers a loan nonperforming when, in the opinion of management, the collection of additional interest on the loan is unlikely, the loan meets non-accrual criteria as established by regulatory authorities, or the loan is accruing interest but is more than 90 days past due. One- to four-family loans constituted $129.3 million, or 56.8%, of the $227.8 million of loans originated in fiscal 1998.

        MULTIFAMILY RESIDENTIAL REAL ESTATE LOANS. In addition to loans on one- to four-family properties, Winton makes adjustable- and fixed-rate loans secured by multifamily properties containing over four units. At September 30, 1998, loans secured by multifamily properties (excluding construction loans) totaled approximately $75.4 million, or 23.7% of total loans and mortgage-backed securities.

        Multifamily lending is generally considered to involve a higher degree of risk because the loan amounts are larger and the borrower typically depends upon income generated by the project to cover operating expenses and debt service. The profitability of a project can be affected by economic conditions, government policies and other factors beyond the control of the borrower. Winton attempts to reduce the risk associated with multifamily lending by evaluating the credit-worthiness of the borrower and the projected income from the project and by obtaining personal guarantees on loans made to corporations and partnerships. Winton requires that the borrower agrees to submit rent rolls and financial statements annually to enable Winton to monitor the loan.

        Multifamily loans generally have terms of up to 25 years and a maximum LTV of 75%, although a higher LTV occasionally is approved for an established borrower. Adjustable-rate multifamily residential loans are currently made with the same adjustment schedules, indexes and caps as for one- to four-family residential ARMs, with a margin of 3% over the index.

        Winton had $495,000 in nonperforming loans secured by multifamily properties at September 30, 1998, which were classified as real estate owned. Multifamily loans constituted $29.3 million, or 12.9%, of the $227.8 million of loans originated in fiscal 1998.

        LAND AND LOT LOANS. Winton originates loans to individuals and to builders secured by mortgages on unimproved developed real estate upon which residential properties will be constructed. The $5.9 million in land loans outstanding at September 30, 1998, consisted of loans to a large residential subdivision developer, and loans to individuals and builders used for the acquisition of residential building lots. Such land and lot loans comprised approximately 1.9% of the total loans and mortgage-backed securities portfolio at September 30, 1998. The largest land and lot loan outstanding at September 30, 1998, was a $3.2 million loan secured by property to be developed for multifamily, condominium and single-family dwellings.

        Loans on unimproved developed real estate are generally considered to be subject to a higher degree of risk because the borrower typically depends on a sale of the property or the later improvement of the property to cover debt service. The ability to sell or develop unimproved real estate is affected by economic conditions, government policies and other factors beyond the control of the borrower. These risks are increased if the unimproved real estate is for an entire subdivision rather than a single residential lot. Winton reviews the viability of the unimproved real estate for improvement and sale and evaluates the credit-worthiness of the borrowers for these loans.

        A developed building lot loan is generally made for a 20-year term with a five-year balloon payment of principal due upon expiration of the loan term and generally a maximum LTV of 75%.

        Winton had no nonperforming loans secured by unimproved developed real estate at September 30, 1998. Land and lot loans constituted $5.2 million, or 2.3%, of the $227.8 million of loans originated in fiscal 1998.

        NONRESIDENTIAL REAL ESTATE LOANS. At September 30, 1998, Winton has nonresidential real estate loans in its portfolio, all in its primary market area, including loans secured by retail, office and other types of business facilities. The largest nonresidential real estate loan outstanding at September 30, 1998, was a $1.8 million loan secured by a warehouse. Nonresidential permanent loans (excluding construction loans) comprised $54.8 million, or 17.2% of total loans and mortgage-backed securities at September 30, 1998.

        Nonresidential real estate lending is generally considered to involve a higher degree of risk than residential lending due to the relatively larger loan amounts and the effects of general economic conditions on the successful operation of income-producing properties. If the cash flow on the property is reduced, for example, as leases are not obtained or renewed, the borrower's ability to repay may be impaired. Winton has endeavored to reduce such risk by evaluating the credit history and past performance of the borrower, the location of the real estate, the quality of the management constructing and operating the property, the debt service ratio, the quality and characteristics of the income stream generated by the property and appraisals supporting the property's valuation.

        In recent years, nonresidential real estate loans have been made primarily on an adjustable-rate basis, with loan terms generally up to a maximum of 25 years, although Winton has made a limited number of fixed-rate nonresidential real estate loans during that period. These loans are typically made at a maximum 75% LTV, although a higher Loan-to-Value Ratio is occasionally approved for established borrowers. Adjustable-rate nonresidential real estate loans have the same adjustment schedules, index and caps as the residential ARMs described above in "One- to Four-Family Residential Real Estate Loans."

        Winton had no nonperforming loans in its nonresidential loan portfolio at September 30, 1998. Nonresidential loans constituted $16.8 million, or 7.4%, of the $227.8 million of loans originated in fiscal 1998.

        Federal regulations limit the amount of nonresidential mortgage loans which an association may make to 400% of its capital. At September 30, 1998, Winton's nonresidential permanent mortgage loans totaled 207.3% of Winton's capital.

        CONSTRUCTION LOANS. Winton offers residential construction loans both to owner-occupants and to builders for loans being built under contract with owner-occupants. To a very limited extent, Winton also makes construction loans to persons constructing projects for investment purposes. At September 30, 1998, a total of $29.3 million, or approximately 9.2%, of Winton's total loans and mortgage-backed securities, consisted of construction loans.

        Construction loans generally involve greater underwriting and default risks than do loans secured by mortgages on existing properties due to the concentration of principal in a limited number of loans and borrowers and the effects of general economic conditions on real estate developments, developers, managers and builders. In addition, such loans are more difficult to evaluate and monitor. Loan funds are advanced upon the security of the project under construction, which is more difficult to value before the completion of construction. Moreover, because of the uncertainties inherent in estimating construction costs, it is relatively difficult to evaluate accurately the LTVs and the total loan funds required to complete a project. In the event a default on a construction loan occurs and foreclosure follows, Winton would have to take control of the project and attempt either to arrange for completion of construction or dispose of the unfinished project. Almost all of Winton's construction loans are secured by properties in Hamilton County; the other Ohio counties of Clinton, Clermont, Warren, Butler, Montgomery, Brown, Adams and Franklin; the Indiana counties of Ripley, Franklin, Union and Dearborn; and the Kentucky counties of Boone, Campbell, Gallatin and Kenton. The economy of such lending area has been relatively stable over the three years ended September 30, 1998.

        Generally, construction loans have terms ranging from 6 to 12 months at fixed rates of interest over the construction period. Residential construction loans and nonresidential construction loans are interim loans which are replaced by permanent fixed- or adjustable-rate loans at the end of the construction period. Such permanent loans may or may not be obtained from Winton.

        At September 30, 1998, Winton had nonperforming loans totaling $859,000 in construction loans. Construction loans constituted $30.5 million, or 13.4%, of the $227.8 million of loans originated in fiscal 1998.

        MOBILE HOME LOANS. To a very limited extent, Winton originates loans on both new and used mobile homes. At September 30, 1998, the aggregate outstanding principal balance of mobile home loans in Winton's portfolio was approximately $74,000, or less than .1% of total loans and mortgage-backed securities. Such loans are generally made at fixed rates of interest, with the rate charged on loans for used mobile homes generally set higher than for new mobile homes. The maximum term of mobile home loans is 10 years for new homes and seven years for used homes. Winton usually obtains a security interest in the mobile home to which the loan pertains.

        Loans that are secured by rapidly depreciating assets such as mobile homes may entail greater risk than residential loans. The repossessed collateral may not provide an adequate source of repayment of the outstanding loan balance. The risk of default on such loans increases during periods of recession, high unemployment and other adverse economic conditions.

        Federal regulations permit an association to invest without limitation in mobile home loans.

        CONSUMER AND OTHER LOANS. Winton makes various types of consumer loans, including loans made to depositors on the security of their savings deposits, automobile loans, commercial loans, loans secured by stock of entities other than WFC, lines of credit to businesses secured by non-real estate assets and unsecured personal loans. At September 30, 1998, consumer and other loans constituted 2.5% of Winton's total loans and mortgage-backed securities and 2.3% of total assets.

        Consumer loans are generally made at fixed rates of interest tied to the prime rate, generally for terms of from 90 days to five years. Consumer loans, particularly consumer loans that are unsecured or are secured by rapidly depreciating assets such as automobiles, may entail greater risk than residential loans. Repossessed collateral for a defaulted consumer loan may not provide an adequate source of repayment of the outstanding loan balance. The risk of default on consumer loans increases during periods of recession, high unemployment and other adverse economic conditions.

        Although Winton has not had significant delinquencies on consumer loans, no assurance can be provided that delinquencies will not increase. At September 30, 1998, Winton had nonperforming loans totaling $4,000 in its consumer loan portfolio. Consumer loans constituted $16.7 million, or 7.2%, of the $227.8 million of loans originated in fiscal 1998.

        MORTGAGE-BACKED SECURITIES. In the recent past, Winton has purchased mortgage-backed securities insured or guaranteed by government agencies in order to improve Winton's asset portfolio yield by profitably investing excess funds. Winton intends to continue to purchase such mortgage-backed securities when conditions favor such a portfolio investment. At September 30, 1998, mortgage-backed securities totaled approximately $13.0 million, or 4.1% of total loans and mortgage-backed securities. All but $565,000 of Winton's mortgage-backed securities at September 30, 1998, were designated as being held to maturity. In accordance with Statement of Financial Accounting Standards ("SFAS") No. 115, those mortgage-backed securities designated as being held to maturity are carried on Winton's balance sheet at cost. The market value of the $12.4 million in mortgage-backed securities held to maturity at September 30, 1998, was $12.3 million. The remaining $565,000 in mortgage-backed securities at September 30, 1998, was designated as available for sale. In accordance with SFAS No. 115, the mortgage-backed securities available for sale are carried on Winton's balance sheet at market value, with unrealized gains or losses carried as an adjustment to shareholders' equity, net of applicable taxes.

        Winton maintains a portfolio of mortgage-backed pass-through securities in the form of FHLMC, FNMA and GNMA participation certificates. Mortgage-backed pass-through securities generally entitle Winton to receive a portion of the cash flows from an identified pool of mortgages and gives Winton an interest in the pool of mortgages. FHLMC, FNMA and GNMA securities are each guaranteed by their respective agencies as to principal and interest.

        Winton has also invested in collateralized mortgage obligations ("CMOs"). CMOs are mortgage derivative products, secured by an underlying pool of mortgages. Winton has no ownership interest in the mortgages, except to the extent they serve as collateral. Payment streams from the mortgages serving as collateral are reconfigured with varying terms and timing of payment to the CMO investor. Though they can be used for hedging and investment, CMOs can expose investors to higher risk of loss than direct investments in mortgage-backed pass-through securities, particularly with respect to price volatility and the lack of a broad secondary market in such securities. The OTS has deemed certain CMOs and other mortgage derivative products to be "high-risk." None of Winton's CMOs are in such "high-risk" category.

        Although mortgage-backed securities and CMOs generally yield less than individual loans originated by Winton, they present less credit risk, because mortgage-backed securities are guaranteed as to principal repayment by the issuing agency and CMOs are secured by the underlying collateral. Because CMOs and other mortgage-backed securities have a lower yield relative to current market rates, retention of such investments could adversely affect Winton's earnings, particularly in a rising interest rate environment. Although CMOs and other mortgage-backed securities designated as available for sale are a potential source of liquid funds for loan originations and deposit withdrawals, the prospect of a loss on the sale of such investments limits the usefulness of these investments for liquidity purposes.

        In addition, Winton has purchased adjustable-rate mortgage-backed securities and CMOs as part of its effort to reduce its interest rate risk. In a period of declining interest rates, Winton is subject to prepayment risk on such adjustable-rate mortgage-backed securities and CMOs. Winton attempts to mitigate this prepayment risk by purchasing mortgage-backed securities at or near par. If interest rates rise in general, the interest rates on the loans backing the mortgage-backed securities and CMOs will also adjust upward, subject to the interest rate caps in the underlying adjustable-rate mortgage loans. However, Winton is still subject to interest rate risk on such securities if interest rates rise faster than the 1% to 2% maximum annual interest rate adjustments on the underlying loans.

         At September 30, 1998, $13.0 million, or 99.8%, of Winton's mortgage-backed securities and CMOs had adjustable rates. Although adjustable-rate securities generally have a lower yield at the time of origination than fixed-rate securities, the interest rate risk associated with adjustable-rate securities is lower. See "Asset/Liability Management." The following table sets forth certain information regarding Winton's investment in mortgage-backed securities at the dates indicated:

                                           At September 30,  1998                                At September 30, 1997
                                 ------------------------------------------------    ------------------------------------------
                                                 Gross        Gross                             Gross      Gross
                                   Amortized   unrealized  unrealized   Estimated  Amortized  unrealized unrealized   Estimated
                                     cost        gains       losses    fair value    cost       gains     losses    fair value
                                  --------      -----        ------      -------   --------     -----     ------    ---------
                                                                     (In thousands)
Mortgaged-backed securities held to
 maturity:
   FHLMC participation
   certificates                   $  4,402        $11        $  (68)    $  4,345   $  5,371       $34      $ (92)    $  5,313
   FNMA participation
   certificates                      2,912          1           (65)       2,848      3,449         5        (63)       3,391
  GNMA participation
   certificates                        598          9             -          607        811        25          -          836
   CMOs                              4,506          -           (40)       4,466      4,983         -       (178)       4,805
                                  --------      -----        ------      -------   --------     -----     ------    ---------
                                    12,418         21          (173)      12,266     14,614        64       (333)      14,345
Mortgage-backed securities
 available for sale:
   GNMA participation
    certificates                       561          4             -          565         782       17          -          799
                                 ---------       ----      --------    ---------  ----------     ----   --------   ----------
                                   $12,979        $25         $(173)     $12,831    $15,396       $81      $(333)     $15,144
                                   =======        ===         =====      =======    =======       ===      =====      =======

         The combined amortized cost of mortgage-backed and related securities designated as held to maturity or available for sale at September 30, 1998 and 1997, by contractual terms to maturity are shown below. Actual maturities may differ from contractual maturities because borrowers generally may prepay obligations without prepayment penalties. Also, the timing of cash flows will be affected by management's intent to sell securities designated as available for sale under certain economic conditions.

                                                            Amortized cost at            Amortized cost at
                                                           September 30, 1998           September 30, 1997
                                                           -------------------          ------------------
                                                                            (In thousands)

             Due after one through three years                $     2                 $     -
             Due after three years through five years               7                       3
             Due after five years through ten years                12                      26
             Due after ten years through twenty years           2,943                   1,841
             Due after twenty years                            10,015                  13,526
                                                               --------               -------
                                                               $12,979                $15,396
                                                               =======                =======


        LOAN SOLICITATION AND PROCESSING. Loan originations are developed from a number of sources, including commissioned loan originators, loan brokers, continuing business with depositors, other borrowers and real estate developers, solicitations by Winton's directors, officers and lending staff and walk-in customers.

        Loan applications for permanent mortgage loans are taken by loan personnel. Winton obtains a credit report, verification of employment and other documentation concerning the credit-worthiness of the borrower. An appraisal of the fair market value of the real estate which will be given as security for the loan is generally prepared by an independent fee appraiser approved by the Board of Directors. An environmental study is conducted only if the appraiser or management has reason to believe that an environmental problem may exist. For multifamily and nonresidential mortgage loans, a personal guarantee is generally required. Winton also obtains information with respect to prior projects completed by the borrower. Upon the completion of the appraisal and the receipt of information on the borrower, the application for a loan is submitted either to the Loan Committee and/or the Board of Directors or to the secondary market for approval or rejection. Any loan applications which are not accepted by the secondary market are reviewed and accepted or rejected by Winton's Loan Committee.

        If a mortgage loan application is approved, an attorney's opinion of title or a title insurance policy is obtained on the real estate which will secure the mortgage loan. Borrowers are required to carry fire and casualty insurance and flood insurance, if applicable, and to name Winton as an insured mortgagee.

        The procedure for approval of construction loans is the same as for permanent mortgage loans, except that an appraiser evaluates the building plans, construction specifications and estimates of construction costs. Winton also evaluates the feasibility of the proposed construction project and the experience and record of the builder.

        Consumer loans are underwritten on the basis of the borrower's credit history and an analysis of the borrower's income and expenses, ability to repay the loan and the value of the collateral, if any.

        Winton's loans carry provisions that the entire balance of the loan is due upon sale of the property securing the loan.

        LOAN ORIGINATIONS, PURCHASES AND SALES. Winton has been actively originating new 30-year, 20-year and 15-year fixed-rate and adjustable-rate loans. Virtually all residential fixed-rate loans made by Winton are originated on documentation which will permit a possible sale of such loans to FHLMC or other secondary mortgage market participants. When mortgage loans are sold to FHLMC or other secondary mortgage market participants, Winton generally retains the servicing on such loans by collecting monthly payments of principal and interest and forwarding such payments to the FHLMC or other secondary mortgage market participants, net of a servicing fee; though certain loans originated with the assistance of loan brokers are sold with the servicing rights released. Fixed-rate loans not sold in the secondary market and generally all of the ARMs originated by Winton are held in Winton's loan portfolio.

        Management sold $104.1 million of fixed-rate loans during fiscal 1998, as compared to sales of $42.4 million and $34.6 million of fixed- and adjustable-rate loans in fiscal 1997 and fiscal 1996, respectively. Management believes secondary market activities will continue to increase if interest rates decline.

        From time to time, Winton sells participation interests in mortgage loans originated by Winton or purchases participation interests in loans originated by other lenders. During the fiscal years ended September 30, 1998, 1997 and 1996, Winton sold participation interests in loans totaling $6.3 million, $11.4 million and $1.7 million, respectively. Winton held participations in loans originated by other lenders of approximately $1.7 million at September 30, 1998. Loans in which Winton purchases participation interests must meet or exceed the underwriting standards for the loans which Winton originates.

        The following table presents Winton's mortgage loan origination, purchase, sale and principal repayment activity for the periods indicated:

                                                                      Year ended September 30,
                                             ----------------------------------------------------------------------------
                                                     1998                        1997                       1996
                                             --------------------        --------------------      ----------------------
                                              Amount          %           Amount          %           Amount          %
                                             ---------    -------        ---------     ------      -----------    -------
                                                                         (Dollars in thousands)
Loans originated:
  Conventional real estate loans:
  One- to four-family
    Construction (1)                         $  24,336       10.7%        $ 22,877       15.5%     $  21,013         17.3%
    Fixed-rate loans on existing property      116,103       51.0           38,268       25.9          50,975        41.9
    Adjustable-rate loans on existing
      property                                   9,761        4.3           12,645        8.6          15,127        12.5
    FHA/VA                                       3,478        1.5                -          -              -             -
  Multifamily
    Construction                                 1,000        0.4            1,500        1.0            1,075        0.9
    Fixed-rate loans on existing property       15,455        6.8           11,564        7.8            1,252        1.0
    Adjustable-rate loans on existing
      property                                  13,886        6.1           23,957       16.2          14,637        12.0
  Nonresidential real estate, land and
   lot loans
    Construction                                 5,161        2.3            1,367        0.9               330       0.3
    Fixed-rate loans on existing property       16,879        7.4            9,801        6.7            5,021        4.1
    Adjustable-rate loans on existing
      property                                   5,128        2.3            7,682        5.2            8,524        7.0
  Consumer and other loans (2)                  16,653        7.2           18,003       12.2            3,589        3.0
                                              --------      -----         --------      -----       --------        -----
      Total loans originated                  $227,840      100.0%        $147,664      100.0%      $121,543        100.0%
                                              ========      =====         ========      =====       ========        =====

Loans and mortgage-backed securities
  purchased
  Mortgage-backed securities                  $      -          -%        $    -            -%      $  3,380        100.0%
                                              ========      =====         ========      =====       ========        =====



Loans and mortgage-backed securities sold:
  Loans                                       $104,144       94.3%        $ 42,413       78.8%      $ 34,645         91.7%
  Participations                                 6,329        5.7           11,385       21.2%         1,732          4.6
  Mortgage-backed securities                                   -                -          -           1,397          3.7
                                              --------      -----         --------      -----       --------        -----
                                                     -                           -
      Total                                   $110,473      100.0%        $ 53,798      100.0%      $ 37,774        100.0%
                                              ========      =====         ========      =====       ========        =====
Principal Repayments:
  Loans                                      $  92,741       97.5%        $ 63,990       94.2%      $ 40,475         95.2%
  Mortgage-backed securities                     2,389        2.5            3,950        5.8           2,040         4.8
                                              --------      -----         --------      -----       --------        -----
      Total                                  $  95,130      100.0%        $ 67,940      100.0%      $ 42,515        100.0%
                                             =========      =====         ========      =====       ========        =====

----------------------------

(1) Includes construction loans for which Winton has committed to a permanent end-loan.

(2) Consists primarily of auto and line of credit disbursements and change in loans in process.

        FEDERAL LENDING LIMIT. OTS regulations impose a lending limit on the aggregate amount that a savings association can lend to one borrower to an amount equal to 15% of the association's total capital for risk-based capital purposes plus any loan reserves not already included in total capital (the "Lending Limit Capital"). A savings association may loan to one borrower an additional amount not to exceed 10% of the association's Lending Limit Capital, if the additional amount is fully secured by certain forms of "readily marketable collateral." Real estate is not considered "readily marketable collateral." In applying this limit, the regulations require that loans to certain related or affiliated borrowers be aggregated. An exception to this limit permits loans of any type to one borrower of up to $500,000. In addition, the OTS, under certain circumstances, may permit exceptions to the lending limit on a case-by-case basis.

       Based on the 15% limit, Winton was able to lend approximately $4.1 million to one borrower at September 30, 1998. Winton had no outstanding loans in excess of such limit at September 30, 1998.

        LOAN ORIGINATION AND OTHER FEES. Winton realizes loan origination fee and other fee income from its lending activities and also realizes income from late payment charges, application fees, and fees for other miscellaneous services.

        Loan origination fees and other fees are a volatile source of income, varying with the volume of lending, loan repayments and general economic conditions. All nonrefundable loan origination fees and certain direct loan origination costs are deferred and recognized in accordance with SFAS No. 91, as an adjustment to yield over the life of the related loan.

        DELINQUENT LOANS, NONPERFORMING ASSETS AND CLASSIFIED ASSETS. When a borrower fails to make a required payment on a loan, Winton attempts to cause the deficiency to be cured by contacting the borrower. In most cases, deficiencies are cured promptly.

        Winton attempts to minimize loan delinquencies through the assessment of late charges and adherence to its established collection procedures. After a mortgage loan payment is 15 days delinquent, a late charge of 5% of the amount of the payment is assessed and Winton will contact the borrower by mail or phone to request payment. In certain limited instances, Winton may modify the loan or grant a limited moratorium on loan payments to enable the borrower to reorganize his financial affairs. If the loan continues in a delinquent status for 90 days or more, Winton generally will initiate foreclosure proceedings.

        Real estate acquired by Winton as a result of foreclosure or by deed in lieu of foreclosure is classified as "real estate owned" until it is sold. When property is so acquired, it is recorded at the lower of the loan's unpaid principal balance or fair value at the date of foreclosure less estimated selling expenses. Periodically, real estate owned is reviewed to ensure that fair value is not less than carrying value, and any allowance resulting therefrom is charged to earnings as a provision for losses on real estate acquired through foreclosure. All costs incurred from the date of acquisition are expensed in the period paid.

        The following table reflects the amount of loans in delinquent status as of the dates indicated:

                                                                             At September 30,
                                                -----------------------------------------------------------------------
                                                1998             1997             1996             1995           1994
                                                ----             ----             ----             ----           ----
                                                                        (Dollars in thousands)
Loans delinquent
  30 to 59 days                                 $6,925          $1,909            $3,186           $2,350         $1,905
  60 to 89 days                                    629             672               692              337            348
  90 or more days                                1,067             472               923              602            432
                                               -------        --------          --------         --------       --------

    Total delinquent loans                      $8,621          $3,053            $4,801           $3,289         $2,685
                                                ======          ======            ======           ======         ======

Ratio of total delinquent loans to total
  loans (1)                                      2.69%           1.05%             1.83%            1.52%           1.29%
                                                 ====            ====              ====             ====            ====


(1)     Includes loans held for sale.

        All delinquent loans are reviewed on a regular basis and are placed on non-accrual status when, in the opinion of management, the collection of additional interest is doubtful. Residential mortgage loans are placed on non-accrual status when either principal or interest is considered uncollectible. Consumer loans generally are charged off when the loan becomes over 120 days delinquent. Nonresidential real estate loans are evaluated for non-accrual status when the loan is 90 days or more past due. Interest accrued and unpaid at the time a loan is placed on non-accrual status is charged against interest income. Subsequent payments are either applied to the outstanding principal balance or recorded as interest income, depending on the assessment of the ultimate collectibility of the loan. The amount of interest which would have been earned on nonaccruing loans, had such loans been current, for the year ended September 30, 1998, is approximately $31,000.

        The following table sets forth information with respect to Winton's nonperforming assets for the periods indicated. During the periods shown, Winton had no restructured loans within the meaning of SFAS No. 15. In addition, as of September 30, 1998, Winton had no loans which were not reflected in the table as non-accrual, 90 days past due or restructured, which may become so in the near future because management has concerns as to the ability of the borrowers to comply with repayment terms.

                                                                  At September 30,
                                     -----------------------------------------------------------------------
                                        1998             1997           1996           1995            1994
                                     ---------        --------        --------        -------         ------
                                                               (Dollars in thousands)
 Loans accounted for on a
 non-accrual
   basis:(1)
   Real estate:
     Construction                       $  859         $     -         $     -        $     -         $    -
     Residential                            77             214             548            130            311
     Nonresidential and land                 -             179              57            448              -
   Consumer and other                        -               -               -              -              -
                                        ------            ----            ----           ----           ----
       Total                               936             393             605            578            311

Accruing loans which are
  contractually past due 90 days
or
  more:
   Real estate:
     Construction                            -               -               -              -              -
     Residential                           127              77             132              -            114
     Nonresidential                          -               -             182             24              -
   Consumer and other                        4               2               4              -              7
                                        ------            ----            ----           ----           ----
       Total                               131              79             318             24            121
                                        ------            ----            ----           ----           ----
Total of non-accrual and 90 days
past                                    $1,067            $472            $923           $602           $432
                                        ======            ====            ====           ====           ====
  due loans

Percentage of total loans                 0.35%           0.16%           0.35%          0.28%          0.21%
                                          ====            ====            ====           ====           ====

Other nonperforming assets(2)             $495            $513            $561           $343           $206
                                          ====            ====            ====           ====           ====


----------------------------

(1) Non-accrual status denotes loans on which, in the opinion of management, the collection of additional interest is unlikely, or loans that meet non-accrual criteria as established by regulatory authorities. Payments received on a non-accrual loan are either applied to the outstanding principal balance or recorded as interest income, depending on management's assessment of the collectibility of the loan.

(2) Consists of real estate acquired through foreclosure which is carried at the lower of cost or fair value less estimated selling expenses.

The 39% increase in nonperforming assets to $602,000 at the end of fiscal 1995 was primarily attributable to one delinquent commercial loan of approximately $448,000 which was paid current in October 1995. The 53% increase in nonperforming loans at the end of fiscal 1996 resulted from the increased size of the loan portfolio and increased loan delinquencies. The

49% decline in nonperforming loans during fiscal 1997 resulted primarily from collections on loan accounts acquired through the Blue Chip merger. The 126% increase in nonperforming loans at the end of fiscal 1998 resulted primarily from construction loans to one borrower of approximately $859,000.

        OTS regulations require that each thrift institution classify its own assets on a regular basis. Problem assets are classified as "substandard," "doubtful" or "loss." "Substandard" assets have one or more defined weaknesses and are characterized by the distinct possibility that the insured institution will sustain some loss if the deficiencies are not corrected. "Doubtful" assets have the same weaknesses as "substandard" assets, with the additional characteristics that (i) the weaknesses make collection or liquidation in full on the basis of currently existing facts, conditions and values questionable and
(ii) there is a high possibility of loss. An asset classified "loss" is considered uncollectible and of such little value that its continuance as an asset of the institution is not warranted. The regulations also contain a "special mention" category, consisting of assets which do not currently expose an institution to a sufficient degree of risk to warrant classification but which possess credit deficiencies or potential weaknesses deserving management's close attention.

        Generally, Winton classifies as "substandard" all loans that are delinquent more than 60 days, unless management believes the delinquency status is short-term due to unusual circumstances. Loans delinquent fewer than 60 days may also be classified if the loans have the characteristics described above rendering classification appropriate.

        The aggregate amount of Winton's classified assets at September 30, 1998 was as follows:

                                          At September 30, 1998
                                          ---------------------
                                              (In thousands)

Substandard                                       $2,102
Doubtful                                             174
Loss                                                   -
                                                  ------

  Total classified assets                         $2,276
                                                  ======


        Federal examiners are authorized to classify an association's assets. If an association does not agree with an examiner's classification of an asset, it may appeal this determination to the appropriate Regional Director of the OTS. Winton had no disagreements with the examiners regarding the classification of assets at the time of the last examination.

        OTS regulations require that Winton establish prudent general allowances for loan losses for any loan classified as substandard or doubtful. If an asset, or portion thereof, is classified as loss, the association must either establish specific allowances for losses in the amount of 100% of the portion of the asset classified loss, or charge off such amount.

        ALLOWANCE FOR LOAN LOSSES. The Board of Directors reviews on a quarterly basis the allowance for loan losses as it relates to a number of relevant factors, including, but not limited to, trends in the level of nonperforming assets and classified loans, current and anticipated economic conditions in the primary lending area, past loss experience and possible losses arising from specific problem assets. To a lesser extent, management also considers loan concentrations to single borrowers and changes in the composition of the loan portfolio. While the Board of Directors believes that it uses the best information available to determine the allowance for loan losses, unforeseen market conditions could result in adjustments, and net earnings could be significantly affected if circumstances differ substantially from the assumptions used in making the final determination. At September 30, 1998, Winton's allowance for loan losses totaled $842,000.

        The following table sets forth an analysis of Winton's allowance for losses on loans for the periods indicated.

                                                                            Year ended September 30,
                                                   --------------------------------------------------------------------------
                                                    1998              1997             1996           1995            1994
                                                   ------              ----           ------         -------          ----
                                                                            (Dollars in thousands)

          Balance at beginning of period             $827              $857             $654            $582            $742

          Charge-offs:
             One- to four-family                      (36)              (47)             (28)            (18)            (84)
             Multifamily and nonresidential
               real estate                              -                 -              (12)           (104)            (36)
             Construction                              (4)                -                -               -               -
             Consumer                                  (7)               (4)             (10)              -            (143)
                                                   ------              ----           ------         -------            ----
               Total                                  (47)              (51)             (50)           (122)           (263)

          Total recoveries                              2                21                -             106              58
                                                   ------             -----          -------           -----           -----

          Net charge-offs                             (45)              (30)             (50)            (16)           (205)

          Provision for loan losses                    60                 -              253              88              45
                                                    -----             -----            -----          ------           -----

          Balance at end of period                   $842              $827             $857            $654            $582
                                                     ====              ====             ====            ====            ====

          Ratio of net charge-offs during
             the period to average loans
             outstanding during the period (1)        .02%              .01%             .02%            .01%            .11%
                                                      ===               ===              ===             ===             ===

       --------------------------

(1) During the respective periods there were $299.6 million, $263.3 million, $225.2 million, $202.8 million and $184.8 million in average loans outstanding.

        The following table provides an allocation of Winton's allowance for loan losses as of each of the following dates:

                                                                      At September 30,
                                      --------------------------------------------------------------------------------
                                        1998                1997             1996               1995               1994
                                      -------              ------           -------            -------           -----
                                                                        (In thousands)
Specific allowances
  One- to four-family                   $  53              $   40            $   80            $     -          $    -
  Multifamily and
     nonresidential real estate             -                   -                 -                  -               -
  Construction and development
                                            -                   -                 -                  -               -
  Consumer                                  -                   -                 -                  -               -
  Commercial business                       -                  24                25                  -               -
                                      -------              ------           -------            -------           -----
     Total specific allowances             53                  64               105                  -               -

General allowances
  One- to four-family                     321                 310               308                268             204
  Multifamily and
     nonresidential real estate           350                 346               339                308             276
  Construction and development
                                           10                   -                 -                  -               -
  Consumer                                100                 100               100                 75             100
  Commercial business                       8                   7                 5                  3               2
                                      -------             -------           -------            -------        --------
     Total general allowances             789                 763               752                654             582
                                        -----               -----             -----              -----           -----
     Total allowance for
       possible loan losses              $842                $827              $857               $654            $582
                                         ====                ====              ====               ====            ====


INVESTMENT ACTIVITIES

        The OTS requires minimum levels of liquid assets. OTS regulations presently require Winton to maintain specified levels of "liquid" investments in qualifying types of United States Government and agency obligations and other permissible investments having certain maturity limitations and marketability requirements. Such minimum requirement which was revised by the OTS in fiscal 1998, is an amount equal to 4% of the sum of Winton's average daily balance of net withdrawable deposit accounts and borrowings payable in one year or less. The liquidity requirement, which may be changed from time to time by the OTS to reflect changing economic conditions, is intended to provide a source of relatively liquid funds upon which Winton may rely if necessary to fund deposit withdrawals and other short-term funding need.

        The liquidity of Winton, as measured by the ratio of cash, cash equivalents (not committed, pledged or required to liquidate specific liabilities) and qualifying investments, mortgage-backed securities and loans to the sum of net withdrawable savings plus borrowings payable within one year was 19.3% at September 30, 1998. At September 30, 1998, Winton's "liquid" assets totaled approximately $37.4 million, which was approximately $29.5 million in excess of the current OTS minimum requirement. Winton believes that its liquidity posture at September 30, 1998, was adequate to meet outstanding loan commitments and other cash requirements.

        The following table presents the amortized cost and market values of Winton's investment securities, including those designated as available for sale, at the dates indicated:

                                                                      September 30,
                                  ---------------------------------------------------------------------------------------
                                             1998                           1997                            1996
                                  -------------------------      -------------------------       ------------------------
                                   Amortized        Market        Amortized         Market        Amortized        Market
                                       Cost         Value             Cost          Value           Cost           Value
                                  ----------     ----------      ----------     ----------        ---------     ---------
                                                                        (In thousands)
Held to maturity:
   U.S. government and agency
     obligations                     $14,858        $15,185         $12,585        $12,679           $9,593        $9,623
Available for sale:
   U.S. government and agency
     obligations                       4,587          4,855           3,088          3,149            2,098         2,120
   Corporate equity securities           103            724             103            482              189           461
                                  ----------     ----------      ----------     ----------        ---------     ---------
                                       4,690          5,579           3,191          3,631            2,287         2,581
                                   ---------      ---------       ---------      ---------         --------      --------
Total                                $19,548        $20,764         $15,776        $16,310          $11,880       $12,204
                                     =======        =======         =======        =======          =======       =======


        The following table presents the contractual maturities or terms to repricing of U.S. Government and agency obligations at carrying value and the weighted-average yields at September 30, 1998:

                                       Maturing within                 Maturing within
                                        one year after                one to five years
                                       September 30, 1998         after September 30, 1998                Total
                                 --------------------------       -------------------------     -------------------------
                                  Amortized        Average        Amortized        Average       Amortized        Average
                                      Cost           Yield            Cost          Yield            Cost           Yield
                                  --------           ----         ---------          ----         ---------         ----
                                                                   (Dollars in thousands)
Held to maturity                    $6,049           6.21%         $  8,809          5.89%          $14,858         6.02%
Available for sale                     100           5.13             4,487          6.24             4,587         6.22
                                  --------           ----         ---------          ----         ---------         ----
    Total                           $6,149           6.20%          $13,296          6.01           $19,445         6.07%
                                    ======           ====           =======          ====           =======         ====


DEPOSITS AND BORROWINGS

        GENERAL. Deposits have traditionally been the primary source of Winton's funds for use in lending and other investment activities. In addition to deposits, Winton derives funds from interest payments and principal repayments on loans and mortgage-backed securities, advances from the FHLB, income on earning assets, service charges and gains on the sale of assets. Loan payments are a relatively stable source of funds, while deposit inflows and outflows fluctuate more in response to general interest rates and money market conditions. FHLB advances are used on a short-term basis to compensate for reductions in the availability of funds from other sources or on a longer term basis for general business purposes.

        DEPOSITS. Historically, deposits have been attracted principally from within Winton's primary market area through the offering of a broad selection of deposit instruments, including negotiable order of withdrawal ("NOW") accounts, regular passbook savings accounts, Christmas Club accounts, term certificate accounts and individual retirement accounts. In the recent past Winton has utilized the services of deposit brokers to market certificates of deposit. At September 30, 1998, the total amount of brokered deposits equaled approximately $28.5 million, or 10.7% of total deposits.

        Interest rates paid, maturity terms, service fees and withdrawal penalties for the various types of accounts are established periodically by management of Winton based on Winton's liquidity requirements, growth goals and interest rates paid by competitors. In a rising interest rate environment, Winton attempts to manage its interest rate risk by lengthening the term to maturity or repricing of more of its deposit liabilities.

        At September 30, 1998, Winton's certificates of deposit totaled $199.3 million, or 74.9% of total deposits. Of such amount, approximately $118.1 million in certificates of deposit mature within one year. Based on past experience and Winton's prevailing pricing strategies, management believes that a substantial percentage of such certificates will renew with Winton at maturity, although brokered deposits are less likely to renew than other certificates of deposit. If there is a significant deviation from historical experience, Winton can, to a limited extent, utilize additional borrowings from the FHLB as an alternative to this source of funds. See "Borrowings" and "REGULATION - Federal Home Loan Banks."

        During fiscal 1998, 1997 and 1996, Winton offered certificates of deposit with terms from 18 months to five years at rates which adjust monthly with designated market indices, which were the prime rate or the three-year Treasury rate. Approximately $13.3 million of these certificates of deposit were outstanding at September 30, 1998. Because these certificates of deposit are market rate sensitive, they increase Winton's interest rate risk. See "Asset/Liability Management."

        The following table sets forth the dollar amount of deposits in the various types of savings programs offered by Winton at September 30, 1998:

                                                                  Percent
                                                                 of total
                                               Amount            deposits
                                               ------            --------
                                           (In thousands)
Transaction accounts:
   Passbook accounts (1)                     $  48,175             18.1%
   Christmas Club accounts (2)                     187               .1
   NOW accounts (3)                             18,338              6.9
                                             ---------            -----
     Total transaction accounts                 66,700             25.1

Certificates of deposit (4):
   2.00 -  3.99%                                   100                 -
   4.00 -  5.99%                               115,466             43.4
   6.00 -  7.99%                                83,353             31.3
   8.00 -  9.99%                                   388               .2
                                             ---------             ----
     Total certificates of deposit             199,307             74.9
                                             ---------             ----

Total deposits                                $266,007            100.0%
                                              ========            =====

-----------------------------

(1) Winton's weighted average interest rate on passbook accounts fluctuates with the general movement of interest rates. The weighted average interest rate on passbook accounts was 3.59% at September 30, 1998.

(2) Winton's weighted average interest rate paid on Christmas Club accounts fluctuates with the general movement of interest rates. At September 30, 1998, the weighted average rate on club accounts was 3.25%.

(3) Winton's weighted average interest rate paid on NOW accounts fluctuates with the general movement of interest rates. At September 30, 1998, the weighted average rate on NOW accounts was .95%.

(4) Includes Individual Retirement Accounts and jumbo certificates of deposit (those with balances in excess of $100,000). Terms of certificates of deposit offered range from 30 days to 15 years, with the average accounts ranging from 90 days to 5 years.

        The following table shows rate and maturity information for Winton's certificates of deposit as of September 30, 1998:


                                                                      Amount Due
                                             -----------------------------------------------------------
                                                            Over          Over
                                              Up to       1 year to    2 years to       Over
              Rate                           one year      2 years      3 years       3 years       Total
              ----                           --------   -  --------  -- ---------  -- ---------     -----
                                                                     (In thousands)

              2.00 - 3.99%                $         -     $     100  $         -  $         -     $       100
              4.00 - 5.99                      86,285        24,076        4,974          131         115,466
              6.00 - 7.99                      31,652        28,433       18,001        5,267          83,353
              8.00 - 9.99                         142           239            -            7             388
                                             --------       -------      -------       ------        --------
                 Total certificates of
                   deposit                   $118,079       $52,848      $22,975       $5,405        $199,307
                                             ========       =======      =======       ======        ========


        The following table presents the amount of Winton's certificates of deposit of $100,000 or more, by the time remaining until maturity at September 30, 1998:

                      Maturity                                        At September 30, 1998
                      --------                                        ---------------------
                                                                           (In thousands)

                      Three months or less                                 $  9,135
                      Over 3 months to 6 months                               9,645
                      Over 6 months to 12 months                             16,605
                      Over twelve months                                     29,343
                                                                           --------
                          Total                                             $64,728
                                                                            =======


        BORROWINGS. During the year ended September 30, 1998, Winton's only borrowings were FHLB advances. See "REGULATION - Federal Home Loan Banks." The following table sets forth the maximum amount of Winton's FHLB advances outstanding at any month-end, during the periods shown, and the average aggregate balances of FHLB advances for such periods:


                                                                                Year ended September 30,
                                                                       -------------------------------------------------
                                                                        1998                 1997                1996
                                                                       -------               -------             -------
                                                                                        (In thousands)

Maximum amount of FHLB advances                                        $77,882               $57,897             $46,376
                                                                       =======               =======             =======

Average amount of FHLB advances outstanding during period              $61,136               $51,146             $35,292
                                                                       =======               =======             =======


        The following table sets forth certain information as to Winton's FHLB advances at the dates indicated:

                                                                                     At September 30,
                                                                     ---------------------------------------------------
                                                                       1998                  1997                  1996
                                                                     -------               -------               -------
                                                                                      (In thousands)

FHLB advances                                                        $56,899               $57,425               $46,376
                                                                     =======               =======               =======

Weighted average interest cost of FHLB advances during
    period based on month end balances                                 5.94%                 5.92%                 5.66%
                                                                       ====                  ====                  ====

        ASSET/LIABILITY MANAGEMENT. Winton's earnings depend primarily upon its net interest income, which is the difference between its interest income on its interest-earning assets, such as mortgage loans, investment securities and mortgage-backed securities, and its interest expense paid on its interest-bearing liabilities, consisting of deposits and borrowings. As market interest rates change, asset yields and liability costs do not change simultaneously. Due to maturity, repricing and timing differences of interest-earning assets and interest-bearing liabilities, earnings will be affected differently under various interest rate scenarios. Winton has sought to limit these net earnings fluctuations and manage interest rate risk by originating adjustable-rate loans and purchasing relatively short-term and variable-rate investments and securities.

         The following table sets forth certain information relating to Winton's average balance sheet information and reflects the average yield on interest-earning assets and the average cost of interest-bearing liabilities for the years indicated. Such yields and costs are derived by dividing income or expense by the average monthly balance of interest-earning assets or interest-bearing liabilities, respectively, for the years presented. Average balances are derived from month-end balances, which include nonaccruing loans in the loan portfolio, net of the allowance for loan losses. Management does not believe that the use of month-end balances instead of daily balances has caused any material differences in the information presented.

                                                                                     Year ended September 30,
                                        --------------------------------------------------------------------------------
                                                       1998                                     1997
                                        -----------------------------------       ----------------------------------
                                          Average       Interest                   Average      Interest
                                        outstanding     earned/      Yield/      outstanding     earned/      Yield/
                                          balance         paid        rate         balance         paid        rate
                                          --------      -------        ----       --------        -------      ----
                                                                                        (Dollars in thousands)
Interest-earning assets:
   Loans receivable (1)                   $299,643      $24,813        8.28%      $263,344        $22,086      8.37%
   Mortgage-backed securities -
     available for sale                        687           46        6.70          1,948            119      6.11
   Mortgage-backed securities - held
     to maturity                            13,654          829        6.07         15,552            942      6.06
   Investment securities - held to
     maturity                               13,424          826        6.15         11,785            757      6.42
   Investment securities - available
     for sale                                4,889          279        5.71          2,007            122      6.08
   Other interest-earning assets             4,331          278        6.42          3,544             207     5.84
                                        ----------    ---------        ----    -----------      ----------     ----
     Total interest-earning assets         336,628       27,071        8.04        298,180         24,233      8.13

Non-interest-earning assets                  4,920                                   7,970
                                        ----------                             -----------
     Total assets                         $341,548                                $306,150
                                          ========                                ========

Interest-bearing liabilities:
   Deposits                               $251,393       13,118        5.22       $229,708         12,009      5.23
   FHLB advances                            61,136        3,630        5.94         51,146          3,027      5.92
                                         ---------     --------        ----      ---------      ---------      ----
     Total interest-bearing
       liabilities                         312,529       16,748        5.36        280,854         15,036      5.35
                                          --------      -------        ----      ---------       --------      ----

Non-interest-bearing liabilities             3,786                                   3,275
                                        ----------                             -----------
     Total liabilities                     316,315                                 284,129

Shareholders' equity                        25,233                                  22,021
                                         ---------                              ----------
     Total liabilities and
       shareholders' equity               $341,548                                $306,150
                                          ========                                ========

Net interest income/
   Interest rate spread                                 $10,323        2.68%                     $  9,197      2.78%
                                                        =======        ====                      ========      ====
Net interest margin (net interest
   income as a percent of average
   interest-earning assets)                                            3.05%                                   3.08%
                                                                       ====                                    ====
Average interest-earning assets to
   interest-bearing liabilities                                      107.71%                                 106.17%
                                                                     ======                                  ======

                                                 Year ended September 30,
                                            -------------------------------------
                                                           1996
                                            -------------------------------------
                                              Average      Interest
                                            outstanding     earned/      Yield/
                                              balance        paid         rate
                                              --------      -------        ----

Interest-earning assets:
   Loans receivable (1)                       $225,164      $18,627        8.27%
   Mortgage-backed securities -
     available for sale                          2,400          113        4.71
   Mortgage-backed securities - held
     to maturity                                17,311        1,070        6.18
   Investment securities - held to
     maturity                                    9,927          636        6.41
   Investment securities - available
     for sale                                    3,228          185        5.73
   Other interest-earning assets                 3,049          199        6.53
                                           -----------    ----------       ----
     Total interest-earning assets             261,079       20,830        7.98

Non-interest-earning assets                      7,283
                                           -----------
     Total assets                             $268,362
                                              ========

Interest-bearing liabilities:
   Deposits                                   $209,879       10,700        5.10
   FHLB advances                                35,292        1,996        5.66
                                             ---------    ---------        ----
     Total interest-bearing
       liabilities                             245,171       12,696        5.18
                                             ---------     --------        ----

Non-interest-bearing liabilities                 2,349
                                            ----------
     Total liabilities                         247,520

Shareholders' equity                            20,842
                                             ---------
     Total liabilities and
       shareholders' equity                   $268,362
                                              ========

Net interest income/
   Interest rate spread                                    $  8,134        2.80%
                                                           ========        ====
Net interest margin (net interest
   income as a percent of average
   interest-earning assets)                                                3.02%
                                                                           ====
Average interest-earning assets to
   interest-bearing liabilities                                          106.49%
                                                                         ======



---------------------------

(1)     Includes loans held for sale and non-accrual loans.

        The table below describes the extent to which changes in interest rates and changes in volume of interest-earning assets and interest-bearing liabilities have affected Winton's interest income and expense during the periods indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to
(i) changes in volume (change in volume multiplied by prior year rate), (ii) changes in rate (change in rate multiplied by prior year volume) and (iii) total changes in rate and volume. The combined effects of changes in both volume and rate, which cannot be separately identified, have been allocated proportionately to the change due to volume and the change due to rate.

                                                           1998 vs. 1997                     1997 vs. 1996

                                                     ----------------------------         -----------------------------
                                                            Increase (Decrease)                Increase (Decrease)
                                                               due to                               due to
                                                      ------------------------------      -----------------------------
                                                      Volume       Rate        Total       Volume      Rate      Total
                                                      ------       ----        -----       ------      ----      -----
                                                                               (In thousands)
Interest income attributable to:
   Loans receivable(1)                                $2,968       $(241)      $2,727      $3,244        $251    $3,495
   Mortgage-backed securities- available for sale        (83)         10          (73)        (18)         24         6
   Mortgage-backed securities- held to maturity         (115)          2         (113)       (107)        (21)     (128)
   Investment securities - available for sale            165          (8)         157         (73)         10       (63)
   Investment securities - held to maturity              101         (32)          69         120           1       121
   Other interest-earning assets(2)                       49          22           71          29         (21)        8
                                                   ---------    --------    ---------    --------      ------ ---------

Total interest-earning assets                          3,085        (247)       2,838       3,195         244     3,439
Interest expense attributable to:
   Deposits                                            1,132         (23)       1,109       1,031         278     1,309
   Borrowings                                            593          10          603         933          98      1031
                                                    --------     -------     --------     -------      ------   -------

     Total interest-bearing liabilities                1,725         (13)       1,712       1,964         376     2,340
                                                     -------     --------     -------     -------      ------   -------

Increase in net interest income                       $1,360       $(234)      $1,126      $1,231       $(132)   $1,099
                                                      ======       =====       ======      ======       =====    ======

------------------------------

(1)      Includes loans held for sale.

(2) Includes interest-bearing deposits and certificates of deposit in other financial institutions.


        Winton's interest rate spread is the principal determinant of income. The interest rate spread, and therefore net interest income, can vary considerably over time because asset and liability repricing do not coincide. Moreover, the long-term or cumulative effect of interest rate changes can be substantial. Interest rate risk is defined as the sensitivity of an institution's earnings and net asset values to changes in interest rates. The management and Board of Directors of Winton attempt to manage Winton's exposure to interest rate risk in a manner to maintain the projected four-quarter percentage change in net interest income and the projected change in the market value of portfolio equity within the limits established by the Board of Directors, assuming a permanent and instantaneous parallel shift in interest rates.

        As a part of its effort to monitor its interest rate risk, Winton reviews the reports of the OTS which set forth the application of the "net portfolio value" ("NPV") methodology, adopted by the OTS as part of its capital regulations, to the assets and liabilities of Winton. Although Winton is not currently subject to the NPV regulation, because its implementation has been delayed by the OTS, the application of the NPV methodology may illustrate Winton's level of interest rate risk.

        Generally, NPV is the discounted present value of the difference between incoming cash flows on interest-earning and other assets and outgoing cash flows on interest-bearing liabilities. The application of the methodology attempts to quantify interest rate risk as the change in the NPV which would result from a theoretical 200 basis point (100 basis points equals 1%) change in market interest rates. Both a 200 basis point increase in market interest rates and a 200 basis point decrease in market interest rates are considered. If the NPV would decrease more than 2% of the present value of the institution's assets with either an increase or a decrease in market rates, the institution would have to deduct 50% of the amount of the decrease in excess of such 2% in the calculation of the institution's risk-based capital, if the regulations were in effect. Even before the regulation is in effect, OTS could increase Winton's risk-based capital requirement on an individualized basis to address excess interest rate risk. See "Regulation - Office of Thrift Supervision -- Regulatory Capital Requirements."

        At September 30, 1998, 2% of the present value of Winton's assets was approximately $7.2 million. Because the interest rate risk of a 200 basis point increase in market interest rates (which was greater than the interest rate risk of a 200 basis point decrease) was $5.9 million at September 30, 1998, Winton would not have been required to deduct approximately $650,000 (50% of the $1.3 million difference) from its capital in determining whether Winton met its risk-based capital requirement, if the regulation had been in effect for Winton.

        Presented below, as of September 30, 1998, is an analysis of Winton's interest rate risk as measured by changes in NPV for instantaneous and sustained parallel shifts of 100 basis points in market interest rates.

                                                       September 30, 1998
                                                       -------------------
        Change in Interest Rate       Board Limit     $ Change      % Change
            (Basis Points)            % change         In NPV        in NPV
       -------------------------      -----------     --------       --------
                                                      (Dollars in thousands)
                  +300                   (75)%          $(9,674)         (33)%
                  +200                   (50)            (5,907)         (20)
                  +100                   (20)            (2,680)          (9)
                     0                     -                  -            -
                  -100                   (15)             2,311            8
                  -200                   (25)             4,847           17
                  -300                   (35)             8,105           28


        As illustrated in the table, NPV is more sensitive to rising rates than declining rates. Such difference in sensitivity occurs principally because, as rates rise, borrowers do not prepay fixed-rate loans as quickly as they do when interest rates are declining. Thus, in a rising interest rate environment, the amount of interest Winton would receive on its loans would increase relatively slowly as loans are slowly prepaid and new loans at higher rates are made. Moreover, the interest Winton would pay on its deposits would increase rapidly because Winton's deposits generally have shorter periods to repricing. Assumptions used in calculating the amounts in this table are OTS assumptions.

        As with any method of measuring interest rate risk, certain shortcomings are inherent in the NPV approach. For example, although certain assets and liabilities may have similar maturities or periods of repricing, they may react in different degrees to changes in market interest rates. Also, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates. Further, in the event of a change in interest rates, expected rates of prepayment on loans and mortgage-backed securities and early withdrawal levels from certificates of deposit would likely deviate significantly from those assumed in making the risk calculations.

        In the event that interest rates rise, Winton's net interest income could be expected to be negatively affected. Moreover, rising interest rates could negatively affect Winton's earnings due to diminished loan demand.

        The following table sets forth at the date indicated, the weighted average yields on Winton's interest-earning assets, the weighted average interest rates on interest-bearing liabilities, the interest rate spread and the net interest margin on interest-earning assets.

                                                                                               At September 30,
                                                                             -------------------------------------------
                                                                             1998              1997               1996
                                                                             ----              ----               ----
Weighted average yield on loan portfolio                                      8.28%             8.35%              8.18%
Weighted average yield on mortgage-backed securities                          6.43              6.43               6.18
Weighted average yield on investment securities                               6.11              6.50               6.43
Weighted average yield on other interest-earning assets                       6.46              6.59               7.00
Weighted average yield on all interest-earning assets                         8.05              8.14               7.96
Weighted average interest rate paid on deposits                               5.18              5.31               5.18
Weighted average interest rate paid on borrowings                             5.98              6.22               6.15
Weighted average interest rate paid on all interest-bearing                   5.32              5.48               5.34
    liabilities
Interest rate spread (spread between weighted average interest rate
    on all interest-earning assets and all interest-bearing                   2.73              2.66               2.62
    liabilities)


COMPETITION

        Winton competes for deposits with other savings associations, commercial banks and credit unions and with the issuers of commercial paper and other securities, such as shares in money market mutual funds. The primary factors in competing for deposits are interest rates and convenience of office location. In making loans, Winton competes with other savings associations, commercial banks, consumer finance companies, credit unions, leasing companies, mortgage brokers and other lenders. Winton competes for loan originations primarily through the interest rates and loan fees it charges and through the efficiency and quality of services it provides to borrowers. Competition is affected by, among other things, the general availability of lendable funds, general and local economic conditions, current interest rate levels and other factors which are not readily predictable.

       Due to Winton's size relative to the many other financial institutions in its market area, management believes that Winton does not have a substantial share of the deposit and loan markets.

        The size of financial institutions competing with Winton is likely to increase as a result of changes in statutes and regulations eliminating various restrictions on interstate and inter-industry branching and acquisitions. Such increased competition may have an adverse effect upon Winton.

YEAR 2000 CONSIDERATIONS

        WFC is addressing the potential problems associated with the possibility that the computers which control or operate Winton's operating systems may not be programmed to read four-digit date codes and, upon arrival of the year 2000, may recognize the two-digit code "00" as the year 1900, causing systems to fail to function or to generate erroneous date. Other concerns have been raised regarding February 29, 2000, as well as September 9, 1999, which are new calculations challenges that may result in further problems.

        Most significantly affected are all forms of financial accounting, including interest computations, due dates, pensions, personnel benefits, investments, legal commitments, valuations, fixed asset depreciation schedules, tax filings and financial models. Additional problems may occur on other systems using computers for processing, vault openings, check protectors and gas and electric. The total impact is currently unknown; however, it is projected that failure to address these programming code issues and make appropriate changes may expose an institution to all types of risks, including credit, transaction, liquidity, interest rate, compliance, reputation, strategic, price and foreign exchange.

        Winton has established a Year 2000 team, headed by the systems analyst, to analyze the risk of potential problems that might arise from the failures of computer programming to recognize the year 2000 and to develop a plan to mitigate any such risk. Research by the team indicates that the greatest potential impact upon Winton is the risk related to vendors used by Winton, particularly its data processing service bureau. Quarterly progress reports from the service bureau indicated levels of manpower and expertise sufficient to amend and test the adequacy of their computer programming and systems prior to the arrival of the year 2000. All other vendors and commercial customer's have been identified and requests for year 2000 certificates have been forwarded by Winton.

        The year 2000 team submits quarterly progress reports to the Board of Directors and has established a target date of December 31, 1998, for all required internal testing of each system utilized, which is expected to be minimal. The team estimates that the impact upon the Company's results of operations, liquidity and capital resources will be immaterial.

        Management has developed a contingency plan which includes manual procedures along with certain off-line canned programs. Management has set a budget of approximately $100,000 to ensure WFC and Winton are year 2000 compliant.

        In addition, financial institutions may experience increases in problem loans and credit losses in the event that borrowers fail to prepare properly for Year 2000, and higher funding costs could result if consumers react to publicity about the issue by withdrawing deposits. Winton is assessing such risks among its customers. WFC could also be materially adversely affected if other third parties, such as governmental agencies, clearing houses, telephone companies, utilities and other service providers fail to prepare properly. Winton is therefore attempting to assess these risks and take action to minimize their effect.

SUBSIDIARY ACTIVITIES

        Winton has no subsidiaries.  WFC's only subsidiary is Winton.

PERSONNEL

        As of September 30, 1998, Winton had 93 full-time equivalent employees. Winton believes that relations with its employees are excellent. Winton offers health, disability, life and dependent care benefits. None of the employees of Winton are represented by a collective bargaining unit.


                                   REGULATION

GENERAL

         WFC is a savings and loan holding company within the meaning of the Home Owners Loan Act, as amended (the "HOLA"). Consequently, WFC is subject to regulation, examination and oversight by the OTS and must submit periodic reports to the OTS concerning its activities and financial condition. In addition, as a corporation organized under Ohio law, WFC is subject to provisions of the Ohio Revised Code applicable to corporations generally.

         As a savings and loan association chartered under the laws of Ohio, Winton is subject to regulation, examination and oversight by the Superintendent of the Division (the "Ohio Superintendent"). Because Winton's deposits are insured by the FDIC, Winton also is subject to regulatory oversight by the FDIC. Winton must file periodic reports with the OTS concerning its activities and financial condition. Examinations are conducted periodically by federal and state regulators to determine whether Winton is in compliance with various regulatory requirements and is operating in a safe and sound manner. Winton is a member of the FHLB and is subject to certain regulations promulgated by the Board of Governors of the Federal Reserve System (the "FRB").

         Congress is considering legislation to eliminate the federal savings and loan charter and the separate federal regulation of savings and loan associations. Pursuant to such legislation, Congress may eliminate the OTS and Winton may be regulated under federal law as a bank or be required to change its charter. Such change in regulation or charter would likely change the range of activities in which Winton may engage and would probably subject Winton to more regulation by the FDIC. In addition, WFC might become subject to a different set of holding company regulations limiting the activities in which WFC may engage and subjecting WFC to additional regulatory requirements, including separate capital requirements. At this time, WFC cannot predict when or whether Congress may actually pass legislation regarding WFC's and Winton's regulatory requirements or charter. Although such legislation, if enacted, may change the activities in which WFC or Winton are authorized to engage, it is not anticipated that the current activities of either WFC or Winton will be materially affected by those activity limits.

OHIO CORPORATION LAW

         MERGER MORATORIUM STATUTE. Chapter 1704 of the Ohio Revised Code regulates certain takeover bids affecting certain public corporations which have significant ties to Ohio. This statute prohibits, with some exceptions, any merger, combination or consolidation and any of certain other sales, leases, distributions, dividends, exchanges, mortgages or transfers between an Ohio corporation and any person who has the right to exercise, alone or with others, 10% or more of the voting power of such corporation (an "Interested Shareholder"), for three years following the date on which such person first becomes an Interested Shareholder. Such a business combination is permitted only if, prior to the time such person first becomes an Interested Shareholder, the Board of Directors of the issuing corporation has approved the purchase of shares which resulted in such person first becoming an Interested Shareholder.

         After the initial three-year moratorium, such a business combination may not occur unless (1) one of the specified exceptions applies, (2) the holders of at least two-thirds of the voting shares, and of at least a majority of the voting shares not beneficially owned by the Interested Shareholder, approve the business combination at a meeting called for such purpose, or (3) the business combination meets certain statutory criteria designed to ensure that the issuing public corporation's remaining shareholders receive fair consideration for their shares.

         An Ohio corporation may, under certain circumstances, "opt out" of the statute by specifically providing in its articles of incorporation that the statute does not apply to any business combination of such corporation. However, the statute still prohibits for twelve months any business combination that would have been prohibited but for the adoption of such an opt-out amendment. The statute also provides that it will continue to apply to any business combination between a person who became an Interested Shareholder prior to the adoption of such an amendment as if the amendment had not been adopted. Neither WFC nor Winton has opted out of the protection afforded by Chapter 1704.

         CONTROL SHARE ACQUISITION. Section 1701.831 of the Ohio Revised Code (the "Control Share Acquisition Statute") requires that, with certain exceptions, acquisitions of voting securities which would result in the acquiring shareholder owning 20%, 33-1/3% or 50% of the outstanding voting securities of an Ohio corporation (a "Control Share Acquisition") must be approved in advance by the holders of at least a majority of the outstanding voting shares of such corporation represented at a meeting at which a quorum is present and a majority of the portion of the outstanding voting shares represented at such a meeting excluding the voting shares owned by the acquiring shareholder, by certain other persons who acquire or transfer voting shares after public announcement of the acquisition or by certain officers of the corporation or directors of the corporation who are employees of the corporation. The Control Share Acquisition Statute was intended, in part, to protect shareholders of Ohio corporations from coercive tender offers.

         TAKEOVER BID STATUTE. Ohio law provides that an offeror may not make not make a tender offer or request or invitation for tenders that would result in the offeror beneficially owning more than ten percent of any class of the target company's equity securities unless such offeror files certain information with the Ohio Division of Securities (the "Securities Division") and provides such information to the target company and the offerees within Ohio. The Securities Division may suspend the continuation of the control bid if the Securities Division determines that the offeror's filed information does not provide full disclosure to the offerees of all material information concerning the control bid. The statue also provides that an offeror may not acquire any equity security of a target company within two years of the offeror's previous acquisition of any equity security of the same target company pursuant to a control bid unless the Ohio offerees may sell such security to the offeror on substantially the same terms as provided by the previous control bid. The statute does not apply to a transaction if either the offeror or the target company is a savings and loan holding company and the proposed transaction requires federal regulatory approval.

OHIO SAVINGS AND LOAN REGULATION

         The Ohio Superintendent is responsible for the regulation and supervision of Ohio savings and loan associations in accordance with the laws of the State of Ohio and imposes assessments on Ohio associations based on their asset size to cover the costs of supervision and examination. Ohio law prescribes the permissible investments and activities of Ohio savings and loan associations, including the types of lending that such associations may engage in and the investments in real estate, subsidiaries and corporate or government securities that such associations may make. The ability of Ohio associations to engage in these state-authorized investments and activities is subject to oversight and approval by the FDIC, if such investments or activities are not permissible for a federally-chartered savings association. The Ohio Superintendent also has approval authority over any mergers involving, or acquisitions of control of, Ohio savings and loan associations. The Ohio Superintendent may initiate certain supervisory measures or formal enforcement actions against Ohio associations. Ultimately, if the grounds provided by law exist, the Superintendent may place an Ohio association in conservatorship or receivership.

         In addition to being governed by the laws of Ohio specifically governing savings and loan associations, Winton is also governed by Ohio corporate law, to the extent such law does not conflict with the laws specifically governing savings and loan associations.

OFFICE OF THRIFT SUPERVISION

         GENERAL. The OTS is an office of the Department of the Treasury and is responsible for the regulation and supervision of all federally-chartered savings associations and all other savings associations the deposits of which are insured by the FDIC in the SAIF. The OTS issues regulations governing the operation of savings associations, regularly examines such associations and imposes assessments on savings associations based on their asset size to cover the costs of general supervision and examination. The OTS also may initiate enforcement actions against savings associations and certain persons affiliated with them for violations of laws or regulations or for engaging in unsafe or unsound practices. If the grounds provided by law exist, the OTS may appoint a conservator or receiver for a savings association.

         Savings associations are subject to regulatory oversight under various consumer protection and fair lending laws. These laws govern, among other things, truth-in-lending disclosures, equal credit opportunity, fair credit reporting and community reinvestment. Failure to abide by federal laws and regulations governing community reinvestment could limit the ability of an association to open a new branch or engage in a merger. Community reinvestment regulations evaluate how well and to what extent an institution lends and invests in its designated service area, with particular emphasis on low- to moderate-income communities and borrowers in that area.

         REGULATORY CAPITAL REQUIREMENTS. Winton is required by OTS regulations to meet certain minimum capital requirements. The tangible capital requirement requires savings associations to maintain "tangible capital" of not less than 1.5% of their adjusted total assets. Tangible capital is defined in OTS regulations as core capital minus any intangible assets.

         "Core capital" is comprised of common stockholders' equity (including retained earnings), noncumulative preferred stock and related surplus, minority interests in consolidated subsidiaries, certain nonwithdrawable accounts and pledged deposits of mutual associations. OTS regulations require savings associations to maintain core capital of at least 3% of their total assets. The OTS has proposed to amend the core capital requirement so that those associations that do not have the highest examination rating and exceed an acceptable level of risk will be required to maintain core capital of from 4% to 5%, depending on the association's examination rating and overall risk. Winton does not anticipate that it will be adversely affected if the core capital requirement regulation is amended as proposed.

         OTS regulations require that savings associations maintain "risk-based capital" in an amount not less than 8% of their risk-weighted assets. Risk-based capital is defined as core capital plus certain additional items of capital, which in the case of Winton includes a general loan loss allowance of $789,000 at September 30, 1998.

         Winton met all of its capital requirements at September 30, 1998. See "Management's Discussion and Analysis - Liquidity and Capital Resources."

         The OTS has adopted an interest rate risk component to the risk-based capital requirement, though the implementation of that component has been delayed. Pursuant to the interest rate risk component, a savings association will have to measure the effect of an immediate 200 basis point change in interest rates on the value of its portfolio as determined under the methodology of the OTS. If the measured interest rate risk is above the level deemed normal under the regulation, the association will be required to deduct one-half of such excess exposure from its total capital when determining its risk-based capital. In general, an association with less than $300 million in assets and a risk-based capital ratio in excess of 12% will not be subject to the interest rate risk component. Pending implementation of the interest rate risk component, the OTS has the authority to impose a higher individualized capital requirement on any savings association it deems to have excess interest rate risk. The OTS also may adjust the risk-based capital requirement on an individualized basis to take into account risks due to concentrations of credit and non-traditional activities.

         The OTS has adopted regulations governing prompt corrective action to resolve the problems of capital deficient and otherwise troubled savings associations. At each successively lower defined capital category, an association is subject to more restrictive and more numerous mandatory or discretionary regulatory actions or limits, and the OTS has less flexibility in determining how to resolve the problems of the institution. In addition, the OTS generally can downgrade an association's capital category, notwithstanding its capital level, if, after notice and opportunity for hearing, the association is deemed to be engaging in an unsafe or unsound practice because it has not corrected deficiencies that resulted in it receiving a less than satisfactory examination rating on matters other than capital or it is deemed to be in an unsafe or unsound condition. All undercapitalized associations must submit a capital restoration plan to the OTS within 45 days after becoming undercapitalized. Such associations will be subject to increased monitoring and asset growth restrictions and will be required to obtain prior approval for acquisitions, branching and engaging in new lines of business. Furthermore, critically undercapitalized institutions must be placed in conservatorship or receivership within 90 days of reaching that capitalization level, except under limited circumstances. Under such regulations, unless an association has received the highest possible examination rating, the association will be subject to restrictive action by the OTS if it does not maintain core capital of at least 4%. Winton's capital at September 30, 1998, met the standards for the highest category, a "well-capitalized" institution.

         Federal law prohibits a savings association from making a capital distribution to anyone or paying management fees to any person having control of the association if, after such distribution or payment, the association would be undercapitalized. In addition, each company controlling an undercapitalized association must guarantee that the association will comply with its capital plan until the association has been adequately capitalized on an average during each of four preceding calendar quarters and must provide adequate assurances of performance. The aggregate liability pursuant to such guarantee is limited to the lesser of (a) an amount equal to 5% of the association's total assets at the time the institution became undercapitalized and (b) the amount that is necessary to bring the association into compliance with all capital standards applicable to such association at the time the association fails to comply with its capital restoration plan.

         LIQUIDITY. OTS regulations require that a savings association maintain an average daily balance of liquid assets (cash, certain time deposits, bankers' acceptances and specified United States government, state or federal agency obligations) equal to a monthly average of not less than 4.0% of its net withdrawable savings deposits payable in one year plus borrowings payable in one year or less. Monetary penalties may be imposed upon associations failing to meet these liquidity requirements. The eligible liquidity of Winton at September 30, 1998, was approximately $37.4 million, or 19.3%, and exceeded the 4.0% liquidity requirement by approximately $29.5 million.

         QUALIFIED THRIFT LENDER TEST. Savings associations are required to meet the QTL test. Prior to September 30, 1996, the QTL test required savings associations to maintain a specified level of investments in assets that are designated as qualifying thrift investments ("QTI"), which are generally related to domestic residential real estate and manufactured housing and include credit card, student and small business loans and stock issued by any FHLB, the FHLMC or the FNMA. Under such test, 65% of an institution's "portfolio assets" (total assets less goodwill and other intangibles, property used to conduct business and 20% of liquid assets) must consist of QTI on a monthly average basis in nine out of every 12 months. Effective September 30, 1996, a savings association may also qualify as a QTL by meeting the definition of "domestic building and loan association" under the Internal Revenue Code of 1986, as amended (the "Code"). In order for an institution to meet the definition of a "domestic building and loan association" under the Code, at least 60% of such institution's assets must consist of specified types of property, including cash loans secured by residential real estate or deposits, educational loans and certain governmental obligations. The OTS may grant exceptions to the QTL test under certain circumstances. If a savings association fails to meet the QTL test, the association and its holding company become subject to certain operating and regulatory restrictions. A savings association that fails to meet the QTL test will not be eligible for new FHLB advances. At September 30, 1998, Winton met the QTL test.

         LENDING LIMIT. OTS regulations generally limit the aggregate amount that a savings association can lend to one borrower to an amount equal to 15% of the association's Lending Limit Capital. A savings association may lend to one borrower an additional amount not to exceed 10% of the association's Lending Limit Capital, if the additional amount is fully secured by certain forms of "readily marketable collateral." Real estate is not considered "readily marketable collateral." Certain types of loans are not subject to the lending limit. A general exception to the 15% limit provides that an association may lend to one borrower up to $500,000, for any purpose. In applying the limit on loans to one borrower, the regulations require that loans to certain related borrowers be aggregated. At September 30, 1998, Winton was in compliance with this lending limit.

         TRANSACTIONS WITH INSIDERS AND AFFILIATES. Loans to executive officers, directors and principal shareholders and their related interests must conform to the lending limit on loans to one borrower, and the total of such loans to executive officers, directors, principal shareholders and their related interests cannot exceed the association's Lending Limit Capital (or 200% of Lending Limit Capital for qualifying institutions with less than $100 million in deposits). Most loans to directors, executive officers and principal shareholders must be approved in advance by a majority of the "disinterested" members of the board of directors of the association, with any "interested" director not participating. All loans to directors, executive officers and principal shareholders must be made on terms substantially the same as offered in comparable transactions with the general public or as offered to all employees in a company-wide benefit program, and loans to executive officers are subject to additional limitations. Winton was in compliance with such restrictions at September 30, 1998.

         All transactions between savings associations and their affiliates must comply with Sections 23A and 23B of the Federal Reserve Act (the "FRA"). An affiliate of a savings association is any company or entity that controls, is controlled by or is under common control with the savings association. WFC is an affiliate of Winton. Generally, Sections 23A and 23B of the FRA (i) limit the extent to which a savings association or its subsidiaries may engage in "covered transactions" with any one affiliate to an amount equal to 10% of such institution's capital stock and surplus, (ii) limit the aggregate of all such transactions with all affiliates to an amount equal to 20% of such capital stock and surplus, and (iii) require that all such transactions be on terms substantially the same, or at least as favorable to the association, as those provided in transactions with a non-affiliate. The term "covered transaction" includes the making of loans, purchasing of assets, issuance of a guarantee and other similar types of transactions. In addition to the limits in Sections 23A and 23B, a savings association may not make any loan or other extension of credit to an affiliate unless the affiliate is engaged only in activities permissible for a bank holding company and may not purchase or invest in securities of any affiliate except shares of a subsidiary. Winton was in compliance with these requirements and restrictions at September 30, 1998.

         LIMITATIONS ON CAPITAL DISTRIBUTIONS. The OTS imposes various restrictions or requirements on the ability of associations to make capital distributions, including dividend payments. An association which has converted from mutual to stock form is prohibited from declaring or paying any dividends or from repurchasing any of its stock if, as a result, the net worth of the association would be reduced below the amount required to be maintained for the liquidation account established in connection with its mutual to stock conversion. OTS regulations also establish a three-tier system limiting capital distributions according to ratings of associations based on their capital level and supervisory condition.

         Tier 1 consists of associations that, before and after the proposed distribution, meet their fully phased-in capital requirements. Associations in this category may make capital distributions during any calendar year up to the greater of (i) 100% of net income, current year-to-date, plus 50% of the amount by which the lesser of the association's tangible, core or risk-based capital exceeds its fully phased-in capital requirement for such capital component, as measured at the beginning of the calendar year, and (ii) the amount authorized for a Tier 2 association. A Tier 1 association deemed to be in need of more than normal supervision by the OTS may be downgraded to a Tier 2 or Tier 3 association. Winton meets the requirements for a Tier 1 association and has not been notified of any need for more than normal supervision.

         As a subsidiary of WFC, Winton is required to give the OTS 30 days' notice prior to declaring any dividend on its stock. The OTS may object to the distribution during such 30-day period based on safety and soundness concerns.

         HOLDING COMPANY REGULATION. WFC is a savings and loan holding company within the meaning of the HOLA. As such, WFC has registered with the OTS and is subject to OTS regulations, examination, supervision and reporting requirements.

         The HOLA generally prohibits a savings and loan holding company from controlling any other savings association or savings and loan holding company, without prior approval of the OTS, or from acquiring or retaining more than 5% of the voting shares of a savings association or holding company thereof, which is not a subsidiary. Under certain circumstances, a savings and loan holding company is permitted to acquire, with the approval of the OTS, up to 15% of the previously unissued voting shares of an undercapitalized savings association for cash without such savings association being deemed to be controlled by WFC. Except with the prior approval of the OTS, no director or officer of a savings and loan holding company or person owning or controlling by proxy or otherwise more than 25% of such holding company's stock may also acquire control of any savings institution, other than a subsidiary institution, or any other savings and loan holding company.

         As a unitary savings and loan holding company, WFC generally has no restrictions on its activities. Such companies are the only financial institution holding companies which may engage in any commercial, securities and insurance activities without restriction. Congress is considering legislation which may limit WFC's ability to engage in these activities. It cannot be predicted whether and in what form these proposals might become law. However, such limits would not impact WFC's current activities, which consist solely of holding stock of Winton. The broad latitude to engage in activities under current law can be restricted. If the OTS determines that there is reasonable cause to believe that the continuation by a savings and loan holding company of an activity constitutes a serious risk to the financial safety, soundness or stability of its subsidiary savings association, the OTS may impose such restrictions as deemed necessary to address such risk, including limiting (i) payment of dividends by the savings association, (ii) transactions between the savings association and its affiliates, and (iii) any activities of the savings association that might create a serious risk that the liabilities of WFC and its affiliates may be imposed on the savings association. Notwithstanding the foregoing rules as to permissible business activities of a unitary savings and loan holding company, if the savings association subsidiary of a holding company fails to meet the QTL test, then such unitary holding company would become subject to the activities restrictions applicable to multiple holding companies. At September 30, 1998, Winton met both those tests.

         If WFC acquired control of another savings institution, other than through a merger or other business combination with Winton, WFC would become a multiple savings and loan holding company. Unless the acquisition was an emergency thrift acquisition and each subsidiary savings association met the QTL test, the activities of WFC and any of its subsidiaries (other than Winton or other subsidiary savings associations) would thereafter be subject to activity restrictions. The HOLA provides that, among other things, no multiple savings and loan holding company or subsidiary thereof that is not a savings institution shall commence or continue for a limited period of time after becoming a multiple savings and loan holding company or subsidiary thereof, any business activity other than (i) furnishing or performing management services for a subsidiary savings institution, (ii) conducting an insurance agency or escrow business, (iii) holding, managing or liquidating assets owned by or acquired from a subsidiary savings institution, (iv) holding or managing properties used or occupied by a subsidiary savings institution, (v) acting as trustee under deeds of trust, (vi) those activities previously directly authorized by federal regulation as of March 5, 1987, to be engaged in by multiple holding companies, or (vii) those activities authorized by the FRB as permissible for bank holding companies, unless the OTS by regulation prohibits or limits such activities for savings and loan holding companies. Those activities described in (vii) above must also be approved by the OTS prior to being engaged in by a multiple holding company.

         The OTS may approve acquisitions resulting in the formation of a multiple savings and loan holding company that controls savings associations in more than one state only if the multiple savings and loan holding company involved controls a savings association that operated a home or branch office in the state of the association to be acquired as of March 5, 1987, or if the laws of the state in which the institution to be acquired is located specifically permit institutions to be acquired by state-chartered institutions or savings and loan holding companies located in the state where the acquiring entity is located (or by a holding company that controls such state-chartered savings institutions). As under prior law, the OTS may approve an acquisition resulting in a multiple savings and loan holding company controlling savings associations in more than one state in the case of certain emergency thrift acquisitions. Bank holding companies have had more expansive authority to make interstate acquisitions than savings and loan holding companies since August 1995.

         FEDERAL REGULATION OF ACQUISITIONS OF CONTROL OF WFC AND WINTON. In addition to the Ohio law limitations on the merger and acquisition of Winton and WFC, federal limitations generally require regulatory approval of acquisitions at specified levels. Under pertinent federal law and regulations, no person, directly or indirectly, or acting in concert with others, may acquire control of Winton or WFC without 60 days' prior notice to the OTS. "Control" is generally defined as having more than 25% ownership or voting power; however, ownership or voting power of more than 10% may be deemed "control" if certain factors are in place. If the acquisition of control is by a company, the acquiror must obtain approval, rather than give notice, of the acquisition as a savings and loan holding company.

         In addition, any merger of Winton must be approved by the OTS as well as the Superintendent. Further, any merger of WFC in which WFC is not the resulting company must also be approved by both the OTS and the Superintendent.

FEDERAL DEPOSIT INSURANCE CORPORATION

         DEPOSIT INSURANCE AND ASSESSMENTS. The FDIC is an independent federal agency that insures the deposits, up to prescribed statutory limits, of federally insured banks and savings and loan associations and safeguards the safety and soundness of the banking and savings and loan industries. The FDIC administers two separate insurance funds, the Bank Insurance Fund ("BIF") for commercial banks and state savings banks and the SAIF for savings associations. Winton is a member of the SAIF and its deposit accounts are insured by the FDIC up to the prescribed limits. The FDIC has examination authority over all insured depository institutions, including Winton, and has authority to initiate enforcement actions against federally-insured savings associations if the FDIC does not believe the OTS has taken appropriate action to safeguard safety and soundness and the deposit insurance fund.

         The FDIC is required to maintain designated levels of reserves in the SAIF and in the BIF. The FDIC may increase assessment rates for either fund if necessary to restore the fund's ratio of reserves to insured deposits to its target level within a reasonable time and may decrease such rates if such target level has been met. The FDIC has established a risk-based assessment system for both SAIF and BIF members. Under this system, assessments vary based on the risk the institution poses to its deposit insurance fund. The risk level is determined based on the institution's capital level and the FDIC's level of supervisory concern about the institution.

         Prior to September 1996, the SAIF's ratio of reserves to insured deposits was significantly below the level required by law, while the BIF's ratio was above the required level. As a result, institutions with SAIF-insured deposits were paying higher deposit insurance assessments than institutions with BIF-insured deposits. Federal legislation providing for the recapitalization of the SAIF became effective in September 1996 and included a special assessment of $.657 per $100 of SAIF-insured deposits held at March 31, 1995. Winton had approximately $195.6 million in deposits at March 31, 1995, and paid a special assessment of $1.3 million.

         STATE-CHARTERED ASSOCIATION ACTIVITIES. The ability of state-chartered associations to engage in any state-authorized activities or make any state-authorized investments is limited if such activity is conducted or investment is made in a manner different than that permitted for, or subject to different terms and conditions than those imposed on, federally chartered savings associations. Engaging as a principal in any such activity or investment not permissible for a federal association is subject to approval by the FDIC. Such approval will not be granted unless certain capital requirements are met and there is not a significant risk to the FDIC insurance fund. All of Winton' activities and investments at September 30, 1998, were permissible for a federal association.

FRB RESERVE REQUIREMENTS

         Effective December 1, 1998, FRB regulations require savings associations to maintain reserves of 3% of net transaction accounts (primarily NOW accounts) up to $46.5 million (subject to an exemption of up to $4.9 million), and of 10% of net transaction accounts in excess of $46.5 million. At September 30, 1998, Winton was in compliance with the present reserve requirements and the requirements then in effect.

FEDERAL HOME LOAN BANKS

         The FHLBs provide credit to their members in the form of advances. Winton is a member of the FHLB of Cincinnati and must maintain an investment in the capital stock of the FHLB of Cincinnati in an amount equal to the greater of 1.0% of the aggregate outstanding principal amount of Winton's residential mortgage loans, home purchase contracts and similar obligations at the beginning of each year, or 5% of its advances from the FHLB of Cincinnati. Winton was in compliance with this requirement with an investment in stock of the FHLB of Cincinnati of $4.0 million at September 30, 1998.

         FHLB advances to member institutions who meet the QTL Test are generally limited to the lower of (i) 25% of the member's assets or (ii) 20 times the member's investment in FHLB stock. At September 30, 1998, Winton's maximum limit on advances was approximately $80.0 million. The granting of advances is also subject to the FHLB's collateral and credit underwriting guidelines.

         Upon the origination or renewal of a loan or advance, the FHLB is required by law to obtain and maintain a security interest in collateral in one or more of the following categories: fully-disbursed, whole first mortgage loans on improved residential property or securities representing a whole interest in such loans; securities issued, insured or guaranteed by the United States Government or an agency thereof; deposits in any FHLB; or other real estate related collateral (up to 30% of the member association's capital) acceptable to the FHLB, if such collateral has a readily ascertainable value and the FHLB can perfect its security interest in the collateral.

         The FHLB is required to establish standards of community investment or service that its members must maintain for continued access to long-term advances. The standards take into account a member's performance under the Community Reinvestment Act and its record of lending to first-time home buyers. All long-term advances by the FHLB must be made only to provide funds for residential housing finance.


                                    TAXATION

FEDERAL TAXATION

         WFC and Winton are each subject to the federal tax laws and regulations which apply to corporations generally. In addition to the regular income tax, WFC and Winton may be subject to an alternative minimum tax. An alternative minimum tax is imposed at a minimum tax rate of 20% on "alternative minimum taxable income" (which is the sum of a corporation's regular taxable income, with certain adjustments, and tax preference items), less any available exemption. Such tax preference items include interest on certain tax-exempt bonds issued after August 7, 1986. In addition, 75% of the amount by which a corporation's "adjusted current earnings" exceeds its alternative minimum taxable income computed without regard to this preference item and prior to reduction by net operating losses, is included in alternative minimum taxable income. Net operating losses can offset no more than 90% of alternative minimum taxable income. The alternative minimum tax is imposed to the extent it exceeds the corporation's regular income tax. Payments of alternative minimum tax may be used as credits against regular tax liabilities in future years. However, the Taxpayer Relief Act of 1997 repealed the alternative minimum tax for certain "small corporations" for tax years beginning after December 31, 1997. A corporation initially qualifies as a small corporation if it had average gross receipts of $5,000,000 or less for the three tax years ending with its first tax year beginning after December 31, 1996. Once a corporation is recognized as a small corporation, it will continue to be exempt from the alternative minimum tax for as long as its average gross receipts for the prior three-year period does not exceed $7,500,000. In determining if a corporation meets this requirement, the first year that it achieved small corporation status is not taken into consideration.

         Winton's average gross receipts for the three tax years ending on September 30, 1998, is $25.8 million and as a result, Winton does not qualify as a small corporation exempt from the alternative minimum tax.

         Prior to the enactment of the Small Business Jobs Protection Act (the "Act"), which was signed into law on August 21, 1996, certain thrift institutions, such as Winton, were allowed deductions for bad debts under methods more favorable than those granted to other taxpayers. Qualified thrift institutions could compute deductions for bad debts using either the specific charge-off method of Section 166 of the Code or one of two reserve methods of
Section 593 of the Code. The reserve methods under Section 593 of the Code permitted a thrift institution annually to elect to deduct bad debts under either (i) the "percentage of taxable income" method applicable only to thrift institutions, or (ii) the "experience" method that also was available to small banks. Under the "percentage of taxable income" method, a thrift institution generally was allowed a deduction for an addition to its bad debt reserve equal to 8% of its taxable income (determined without regard to this deduction and with additional adjustments). Under the "experience" method, a thrift institution was generally allowed a deduction for an addition to its bad debt reserve equal to the greater of (i) an amount based on its actual average experience for losses in the current and five preceding taxable years, or (ii) an amount necessary to restore the reserve to its balance as of the close of the base year. A thrift institution could elect annually to compute its allowable addition to bad debt reserves for qualifying loans either under the experience method or the percentage of taxable income method. For tax years 1995, 1994, and 1993, Winton used the percentage of taxable income method.

         The Act eliminated the percentage of taxable income method of accounting for bad debts by thrift institutions, effective for taxable years beginning after 1995. Thrift institutions that are treated as small banks are allowed to utilize the experience method applicable to such institutions, while thrift institutions that are treated as large banks are required to use only the specific charge off method.

         A thrift institution required to change its method of computing reserves for bad debt will treat such change as a change in the method of accounting, initiated by the taxpayer and having been made with the consent of the Secretary of the Treasury. Section 481(a) of the Code requires certain amounts to be recaptured with respect to such change. Generally, the amounts to be recaptured will be determined solely with respect to the "applicable excess reserves" of the taxpayer. The amount of the applicable excess reserves will be taken into account ratably over a six-taxable year period, beginning with the first taxable year beginning after 1995, subject to the residential loan requirement described below. In the case of a thrift institution that is treated as a large bank, the amount of the institution's applicable excess reserves generally is the excess of (i) the balances of its reserve for losses on qualifying real property loans (generally loans secured by improved real estate) and its reserve for losses on nonqualifying loans (all other types of loans) as of the close of its last taxable year beginning before January 1, 1996, over
(ii) the balances of such reserves as of the close of its last taxable year beginning before January 1, 1988 (i.e., the "pre-1988 reserves"). In the case of a thrift institution that is treated as a small bank, like Winton, the amount of the institution's applicable excess reserves generally is the excess of (i) the balances of its reserve for losses on qualifying real property loans and its reserve for losses on nonqualifying loans as of the close of its last taxable year beginning before January 1, 1996, over (ii) the greater of the balance of
(a) its pre-1988 reserves or (b) what the thrift's reserves would have been at the close of its last year beginning before January 1, 1996, had the thrift always used the experience method.

         For taxable years that begin after December 31, 1995, and before January 1, 1998, if a thrift meets the residential loan requirement for a tax year, the recapture of the applicable excess reserves otherwise required to be taken into account as a Code Section 481(a) adjustment for the year will be suspended. A thrift meets the residential loan requirement if, for the tax year, the principal amount of residential loans made by the thrift during the year is not less than its base amount. The "base amount" generally is the average of the principal amounts of the residential loans made by the thrift during the six most recent tax years beginning before January 1, 1996. A residential loan is a loan as described in Section 7701(a)(19)(C)(v) (generally a loan secured by residential or church property and certain mobile homes), but only to the extent that the loan is made to the owner of the property.

         The balance of the pre-1988 reserves is subject to the provisions of
Section 593(e), as modified by the Act, which require recapture in the case of certain excessive distributions to shareholders. The pre-1988 reserves may not be utilized for payment of cash dividends or other distributions to a shareholder (including distributions in dissolution or liquidation) or for any other purpose (except to absorb bad debt losses). Distribution of a cash dividend by a thrift institution to a shareholder is treated as made: first, out of the institution's post-1951 accumulated earnings and profits; second, out of the pre-1988 reserves; and third, out of such other accounts as may be proper. To the extent a distribution by Winton to WFC is deemed paid out of its pre-1988 reserves under these rules, the pre-1988 reserves would be reduced and the gross income of Winton for tax purposes would be increased by the amount which, when reduced by the income tax, if any, attributable to the inclusion of such amount in its gross income, equals the amount deemed paid out of the pre-1988 reserves. As of September 30, 1998, the pre-1988 reserves of Winton for tax purposes totaled approximately $1.1 million. Winton believes it had approximately $19.7 million of accumulated earnings and profits for tax purposes as of September 30, 1998, which would be available for dividend distributions, provided regulatory restrictions applicable to the payment of dividends are met. No representation can be made as to whether Winton will have current or accumulated earnings and profits in subsequent years.

         The tax returns of Winton have been audited or closed without audit through fiscal year 1994. In the opinion of management, any examination of open returns would not result in a deficiency which could have a material adverse effect on the financial condition of Winton.

OHIO TAXATION

         WFC is subject to the Ohio corporation franchise tax, which, as applied to WFC, is a tax measured by both net earnings and net worth. The rate of tax is the greater of (i) 5.1% on the first $50,000 of computed Ohio taxable income and 8.9% of computed Ohio taxable income in excess of $50,000 or (ii) 0.582% times taxable net worth. For tax years beginning after December 31, 1998, the rate of tax is the greater of (i) 5.1% on the first $50,000 of computed Ohio taxable income and 8.5% of computed Ohio taxable income in excess of $50,000 or (ii)
 .400% times taxable net worth.

         A special litter tax is also applicable to all corporations, including WFC, subject to the Ohio corporation franchise tax other than "financial institutions." If the franchise tax is paid on the net income basis, the litter tax is equal to .11% of the first $50,000 of computed Ohio taxable income and
 .22% of computed Ohio taxable income in excess of $50,000. If the franchise tax is paid on the net worth basis, the litter tax is equal to .014% times taxable net worth.

         Winton is a "financial institution" for State of Ohio tax purposes. As such, it is subject to the Ohio corporate franchise tax on "financial institutions," which is imposed annually at a rate of 1.5% of the taxable book net worth of Winton determined in accordance with generally accepted accounting principles. For tax year 1999, however, the franchise tax on financial institutions will be 1.4% of the taxable book net worth and for tax year 2000 and years thereafter the tax will be

1.3% of the taxable book net worth. As a "financial institution," Winton is not subject to any tax based upon net income or net profits imposed by the State of Ohio.

ITEM 2.          DESCRIPTION OF PROPERTY

         The following table sets forth certain information at September 30, 1998, regarding the properties on which the main office and each branch office of Winton is located:

                                 Owned                       Date              Square                 Net
Location                         or leased                 acquired            footage          book value (1)
--------                         ---------                 --------            -------          ----------
                                                                                                (In thousands)
Main office:

5511 Cheviot Road                owned/leased (2)            1967               8,600               $853
Cincinnati, Ohio  45247

Branch offices:

601 Main Street                  leased                      N/A                4,100                 -
Cincinnati, Ohio  45202

4517 Vine Street
Cincinnati, Ohio  45217          owned                       1932               2,600               $ 75

10575 Harrison Avenue
Harrison, Ohio  45030            owned                       1981               4,800               $367

7014 Vine Street
Cincinnati, Ohio  45216          owned                       1897               3,200               $ 91


-----------------------------

(1)      Net book value amounts are for land, building and improvements.

(2) In January 1990, Winton entered into a lease agreement pursuant to which it leases a building containing approximately 3,750 square feet adjacent to Winton's main office on Cheviot Road. The initial term of the lease was three years, renewable for seven successive three year periods. Winton has the right to purchase the building during the term of the lease. In January 1996 the lease was renewed for an additional three year period.


        Winton also owns furniture, fixtures and various bookkeeping and accounting equipment. The net book value of Winton's investment in office premises and equipment totaled $2.9 million at September 30, 1998.

ITEM 3.          LEGAL PROCEEDINGS

        A class action complaint was filed against Winton on September 28, 1998, in the Court of Common Pleas of Hamilton County Ohio. The case is styled Spencer
v. Winton Savings & Loan Co., et al., Case # A9805495 and alleges that Winton violated Ohio Revised Code. 5301.36 by failing to record mortgage satisfactions within 90 days from the date of satisfaction. Currently, only David and Kellie Spencer, a single mortgagor of Winton's, have sued; however, there are class action allegations in the complaint. To date, there has been no motion to certify the class. Ohio Revised Code ss.5301.35 states that a mortgagor may recover $250 in a civil action if the 90-day provision is violated, but does not preclude any other legal remedies to which an aggrieved mortgagor may be entitled. In this case, plaintiffs seek statutory damages in the amount of $250, and all other relief to which they may be entitled. Until the class is certified, management cannot predict Winton's total exposure.

ITEM 4.          SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

        There were no matters submitted to a vote of the shareholders of WFC during the last quarter of fiscal year ended September 30, 1998.

                                     PART II

ITEM 5.          MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

        The information contained in those portions of the Annual Report to Shareholders for the fiscal year ended September 30, 1998 (the "Annual Report"), which are included in Exhibit 13 hereto under the caption "MARKET PRICE OF WINTON FINANCIAL'S COMMON SHARES AND RELATED SECURITY HOLDER MATTERS" is incorporated herein by reference.

ITEM 6.          MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

        The information contained in those portions of the Annual Report included in Exhibit 13 hereto under the caption "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" is incorporated herein by reference.

ITEM 7.          CONSOLIDATED FINANCIAL STATEMENTS

        The Consolidated Financial Statements contained in those portions of the Annual Report included in Exhibit 13 hereto are incorporated herein by reference.

ITEM 7A.         QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

        This information is included under the heading "Asset/Liability Management" in Item 1, "Description of Business," on pages 20 through 24 of this document.

ITEM 8. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

        Not applicable.


                                    PART III

ITEM 9.          DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS;
                 COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

        The information contained in the definitive Proxy Statement for the 1998 Annual Meeting of Shareholders of Winton Financial Corporation (the "Proxy Statement"), which is included in Exhibit 20 hereto, under the captions "BOARD OF DIRECTORS," "EXECUTIVE OFFICERS" and "VOTING SECURITIES AND OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT" is incorporated herein by reference.

ITEM 10.         EXECUTIVE COMPENSATION

       The information contained in the Proxy Statement, which is included in
Exhibit 20 hereto, under the caption "COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS" is incorporated herein by reference.

ITEM 11.         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The information contained in the Proxy Statement, which is included in
Exhibit 20 hereto, under the caption "VOTING SECURITIES AND OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT" is incorporated herein by reference.

ITEM 12.        CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        Not applicable

ITEM 13.         EXHIBITS AND REPORTS ON FORM 8-K

                 (a)     Exhibits

                           Item 3 Amended Articles of Incorporation and Code of Regulations

                           Item 10     Material Contracts

                           Item 13 Portions of the 1998 Annual Report to Shareholders

                           Item 20 Proxy Statement for 1999 Meeting of Shareholders

                           Item 21     Subsidiaries of the Registrant

                           Item 23 Consent of Grant Thornton LLP regarding WFC's Consolidated Financial Statements and Forms S-8 for WFC's 1988 Stock Option Plan and 401(k) Profit Sharing Plan

                           Item 27     Financial Data Schedule

                           Item 99.1 Safe Harbor Under the Private Securities Litigation Reform Act of 1995

                           Item 99.2 Form 5500 for fiscal year ended September 30, 1997, for the Winton Savings & Loan Company 401(k) Profit Sharing Plan

                 (b) No current report on Form 8-K was filed by WFC during the last quarter of the fiscal year covered by this Report.

                                   SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized on December 18, 1998.

                                              WINTON FINANCIAL CORPORATION


                                              By  /s/ Robert L. Bollin
                                                -------------------------------
                                                    Robert L. Bollin,
                                                    President, Chief Executive
                                                    Officer and a Director

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been duly signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.


By /s/ Jill M. Burke                             By /s/ Robert J. Bollin
   -----------------------------------           -------------------------------
    Jill M. Burke,                               Robert J. Bollin,
    Principal Financial Officer                  Director
    and Principal Accounting
    Officer



Date: December 18, 1998                          Date: December 18, 1998



By /s/ Robert E. Hoeweler                        By /s/ Thomas H. Humes
   -----------------------------------           -------------------------------
    Robert E. Hoeweler,                          Thomas H. Humes,
    Director                                     Director



Date: December 18, 1998                          Date: December 18, 1998



By /s/ Timothy M. Mooney                         By /s/ William J. Parchman
   -----------------------------------           -------------------------------
    Timothy M. Mooney,                           William J. Parchman,
    Director                                     Director



Date: December 18, 1998                          Date: December 18, 1998


By /s/ Henry L. Schulhoff                        By /s/ J. Clay Stinnett
   -----------------------------------           -------------------------------
    Henry L. Schulhoff,                          J. Clay Stinnett,
    Director                                     Director


Date: December 18, 1998                          Date: December 18, 1998

                                INDEX TO EXHIBITS

EXHIBIT
NUMBER                  DESCRIPTION                                                  PAGE NUMBER

     3.1       Articles of Incorporation, as amended through February 1,     Incorporated by reference to the
               1995, of Winton Financial                                     Current Corporation Report on Form
                                                                             8-K dated June 21, 1995 and filed by
                                                                             WFC (the "8-K") with the Securities
                                                                             and Exchange Commission (the "SEC"),
                                                                             Exhibit 4a

     3.2       Regulations of Winton Financial Corporation                   Incorporated by reference to the
                                                                             current annual report on the 8-K
                                                                             filed by WFC with the SEC, Exhibit
                                                                             4b

     10.1      The Winton Savings and Loan Co. Employee                      Incorporated by reference to the Form  S-4
               Stock Ownership Plan                                          Registration Statement filed by WFC with
                                                                             the SEC on November 30, 1989 (the "1989
                                                                             Form S-4")

     10.2      Amendment No. 1 to the Winton Savings and
               Loan Co. Employee Stock Ownership Plan

     10.3      Amendment No. 2 to The Winton Savings and
               Loan Co. Employee Stock Ownership Plan

     10.4      The Winton Savings and Loan Co. 1988                          Incorporated by reference to the definitive
               Employee Stock Option and Incentive Plan                      Proxy Statement for the 1995 Annual Meeting
                                                                             of Shareholders filed by WFC with the SEC
                                                                             on January 6, 1995

     10.5      Employment Agreement between WFC, Winton and Robert L.        Incorporated by reference to Quarterly
               Bollin, dated May 22, 1998                                    Report on Form 10-QSB for the quarter ended
                                                                             June 30, 1998, filed by WFC with the
                                                                             SEC in August 1998 (the "6/98
                                                                             10-QSB"), Exhibit 10.2

     10.6      Employment Agreement between WFC, Winton and Gregory J.       Incorporated by reference to the 6/98
               Bollin, dated May 22, 1998                                    10-QSB, Exhibit 10.1

     10.7      Employment Agreement between WFC, Winton and James M.         Incorporated by reference to Quarterly
               Brigger, dated May 1, 1996                                    Report Form 10-QSB for the quarter ended
                                                                             June 30, 1996 filed by WFC with the
                                                                             SEC in August, 1996 (the "6/96
                                                                             10-QSB")

     10.8      Employment Agreement between WFC, Winton and Jill M. Burke,   Incorporated by reference to the 6/96 10-QSB
               dated May 1, 1996

     10.9      Employment Agreement between WFC, Winton and Mary Ellen       Incorporated by reference to the 6/96 10-QSB
               Lovett

     10.10     Employment Agreement between WFC, Winton and Anthony G.       Incorporated by reference to the 6/96 10-QSB
               Gerstner, dated May 1, 1996

     10.11     Severance Agreement between WFC and Jill M. Burke, dated      Incorporated by reference to the 6/98
               May 22, 1998                                                  10-QSB, Exhibit 10.3

     13        Portions of the Winton Financial Corporation 1998 Annual
               Report to Shareholders

     20 Proxy Statement for the 1999 Annual Meeting of Shareholders of Winton Financial Corporation

     21        Subsidiaries of the Registrant                                Incorporated by reference to the Annual
                                                                             Report on Form 10-KSB for the fiscal year
                                                                             ended September 30, 1996, filed by WFC with
                                                                             the SEC on December 24, 1996, Exhibit 21
     23.1       Consent of Grant Thornton LLP regarding WFC's Consolidated
                Financial Statements and Forms S-8 for WFC's 1988 Stock
                Option Plan and 401(k) Profit Sharing Plan

     27        Financial Data Schedule

     99.1      Safe Harbor Under the Private Securities Litigation
               Reform Act of 1995

     99.2 Form 5500 for fiscal year ended September 30, 1997, for the Winton Savings & Loan Company 401(k) Plan


                                                                  Exhibit 10.2

                                 AMENDMENT NO. 1
                                     TO THE

                            WINTON SAVINGS & LOAN CO.
                          EMPLOYEE STOCK OWNERSHIP PLAN

         WHEREAS, Winton Savings & Loan Co. ("Employer") has adopted an Employee Stock Ownership Plan ("Plan"); and

         WHEREAS, the Plan provides that the Employer may amend the Plan from time to time; and

         WHEREAS, the Employer desires to amend the plan in certain respects;

         NOW, THEREFORE, the Plan is amended as follows:

          1. Section 2.03 shall be amended by deleting it in its entirety and substituting the following therefor:

         "2.03. LIMITATIONS ON ANNUAL ADDITIONS

                  ANNUAL ADDITIONS to each PARTICIPANT'S ACCOUNTS shall not exceed the lesser of (a) $30,000 (or if greater, 1/4th of the defined benefit dollar limitation in effect under CODE Section 415(b)(1) for the LIMITATION YEAR); or (b) 25% of the PARTICIPANT'S compensation for the LIMITATION YEAR. For any PLAN YEAR in which the conditions of CODE
         Section 415(c)(6) are satisfied by the PLAN, the limitations contained in this Section 2.03 shall be adjusted to the maximum amount permitted under such section of the CODE. For purposes of this section, the portion of such EMPLOYER contribution which is deemed to be allocated to a PARTICIPANT'S ACCOUNT shall be an amount which bears the same ratio to the total contribution made by or on behalf of the EMPLOYER for such PLAN YEAR which is used to repay principal on one or more PLAN loans, or to purchase EMPLOYER SHARES, as the number of EMPLOYER SHARES allocated to such PARTICIPANT'S ACCOUNT on the anniversary date of such PLAN YEAR bears to the total number of EMPLOYER SHARES allocated to the ACCOUNTS of all PARTICIPANTS on the anniversary date of such PLAN YEAR. Notwithstanding the provisions of Section 24.01, the term 'ANNUAL ADDITIONS' shall not include any amounts credited to the PARTICIPANT'S ACCOUNT (a) due to EMPLOYER contributions relating to interest payments on a PLAN loan; or (b) attributable to a FORFEITURE of EMPLOYER SHARES acquired with the proceeds of a PLAN loan.

                  For purposes of this Section 2.03, 'compensation' shall mean compensation as defined in Treasury Regulation Section 1.415-2(d) and shall include wages, salaries, fees for professional services, percentage of profits, earned income in the case of a self-employed PARTICIPANT, disability payments under CODE Section 105(d), paid or reimbursed moving expenses to the extent not deductible by the PARTICIPANT, medical reimbursement items and the value of a non-qualified stock option to the extent includable in an EMPLOYEE'S gross income upon making the election under CODE Section 83(b). Specifically excluded are salary deferral contributions; contributions to the distributions from most deferred compensation plans; amounts realized from the sale of a non-qualified stock option plan or from the sale, exchange or other disposition of stock acquired under a qualified stock option plan and most amounts which receive special tax benefits."

         2. Section 12.02 shall be amended by deleting it in its entirety and substituting the following therefor:

         "12.02. TIMING OF PAYMENTS

                  (a) Unless the PARTICIPANT or BENEFICIARY elects otherwise, the payment of retirement, death and disability benefits shall begin no later than 60 days after the latest of the close of the PLAN YEAR in which (i) the PARTICIPANT attains his NORMAL RETIREMENT AGE; (ii) occurs the tenth anniversary of the year in which the PARTICIPANT commenced participation in the PLAN; or (iii) the PARTICIPANT terminates service with the EMPLOYER.

                  (b) Any termination benefits not paid in accordance with
         Section 12.05 shall be deferred, unless otherwise elected by the PARTICIPANT, until the 60th day after the beginning of the PLAN YEAR following the earlier of (i) the PARTICIPANT'S NORMAL RETIREMENT AGE; or (ii) the fifth anniversary of the date on which the PARTICIPANT terminated his employment with the EMPLOYER.

                  Notwithstanding any other provisions in this PLAN, benefit payments shall commence under this PLAN by the April 1 following the end of the calendar year in which the PARTICIPANT attains age 70 1/2. For purposes of this PLAN, benefits are considered to have commenced as of the first day on which all events have occurred which entitle the PARTICIPANT to such benefit."

         3. Section 12.05 shall be amended by deleting the first two paragraphs thereof and substituting the following therefor:


                  "If a PARTICIPANT terminates service and the value of his nonforfeitable ACCOUNT never exceeded $3,500, the PARTICIPANT shall receive a distribution of the value of the entire nonforfeitable portion of such ACCOUNT on the first day of the month coincident with or following the date on which he has incurred a ONE-YEAR

         BREAK IN SERVICE; and the remainder of such ACCOUNT will be treated as a FORFEITURE.

                  If a PARTICIPANT terminates service and the value of his nonforfeitable ACCOUNT ever exceeded $3,500 and he elects to receive the value of his nonforfeitable ACCOUNT, he shall receive such nonforfeitable ACCOUNT on the first day of the month coincident with or following the date on which he has incurred a ONE-YEAR BREAK IN SERVICE; and the remainder of such ACCOUNT will be treated as a FORFEITURE."

         4. Section 12 shall be amended by adding a new paragraph 12.07 to the end thereof:

         "12.07.      RIGHT OF FIRST REFUSAL

                  (a) During any period when EMPLOYER SHARES are not publicly traded, all distributions of such SHARES from ACCOUNTS to any PARTICIPANT or his BENEFICIARY by the PLAN shall be subject to a 'right of first refusal' upon the terms and conditions hereinafter set forth. The 'right of first refusal' shall provide that prior to any transfer (as determined by the PLAN ADMINISTRATOR) of the SHARES, the PARTICIPANT or BENEFICIARY must first offer to sell such SHARES to the PLAN; and if the PLAN refuses to exercise its right to purchase the SHARES, then the EMPLOYER shall have a 'right of first refusal' to purchase such SHARES. Neither the PLAN nor the EMPLOYER shall be required to exercise the 'right of first refusal'. This Section 12.07 shall not be operative unless and until the Board of Directors of the EMPLOYER so directs.

                  (b) The terms and conditions of the 'right of first refusal' shall be determined as follows:

                           (i) If the PARTICIPANT or BENEFICIARY receives a bona fide offer for the purchase of all or any part of his EMPLOYER SHARES from a third party, the PARTICIPANT or BENEFICIARY shall forthwith deliver (by registered mail, return receipt requested) a copy of any such offer to the PLAN ADMINISTRATOR. The TRUSTEE (as directed by the PLAN ADMINISTRATOR) or the EMPLOYER, as the case may be, shall then have 14 days after receipt by the PLAN ADMINISTRATOR of the written offer to exercise the right to purchase all or any portion of the SHARES.

                           (ii) The selling price and other terms under the 'right of first refusal' must not be less favorable to the PARTICIPANT or BENEFICIARY than the purchase price and other terms offered by a buyer other than the EMPLOYER or the PLAN, making a good faith offer to purchase the security."

         IN WITNESS WHEREOF, the undersigned has executed the amendment effective as of June 8, 1988.

                                                  WINTON SAVINGS & LOAN CO.

                                                  By /s/ James W. Brigger
                                                    --------------------------
                                                  Title:  Vice President

Date:  6/27/90

                                                                    Exhibit 10.3

                                 AMENDMENT NO. 2
                                     TO THE
                            WINTON SAVINGS & LOAN CO.
                          EMPLOYEE STOCK OWNERSHIP PLAN

         WHEREAS, Winton Savings & Loan Co. ("Employer") has adopted an Employee Stock Ownership Plan ("Plan"); and

         WHEREAS, the Plan provides that the Employer may amend the Plan from time to time; and

         WHEREAS, the Employer desires to amend the Plan in certain respects;

         NOW, THEREFORE, the Plan is amended as follows:

         1. The name of the Plan shall be amended to read The Winton Financial Corporation Employee Stock Ownership Plan.

         2. Section 24.10 shall be amended by deleting it in its entirety and substituting the following therefor:

         "'EMPLOYER' means the Winton Financial Corporation and any other member of a controlled group."

         3. Section 24.24 shall be amended by deleting it in its entirety and substituting the following therefor:

                           "'PLAN' means The Winton Financial Corporation
                  Employee Stock Ownership Plan and any amendments made hereto."

         IN WITNESS WHEREOF, the undersigned has executed the amendment effective as of October 1, 1990.

                                                WINTON SAVINGS & LOAN CO.

                                                By James W. Brigger
                                                  ----------------------------
                                                Title:  Vice President
                                                  ----------------------------

Date: 10/1/90

                                                                      Exhibit 13

                          WINTON FINANCIAL CORPORATION

                          BUSINESS OF WINTON FINANCIAL


Winton Financial Corporation, an Ohio corporation ("Winton Financial"), is a unitary savings and loan holding company which owns all of the outstanding common shares of The Winton Savings and Loan Co. ("Winton Savings" or the "Company").

The activities of Winton Financial have been limited primarily to holding the stock of Winton Savings. Organized in 1887 under the laws of the state of Ohio as a mutual savings and loan association, Winton Savings completed its conversion to stock form in fiscal 1988 and completed a merger with Blue Chip Savings Bank ("Blue Chip") in January 1996. Winton Savings conducts business from its principal office in the Monfort Heights area of Cincinnati, Ohio, and its four branch offices in Hamilton County, Ohio, and is principally engaged in the business of making first mortgage loans to finance the purchase, construction or improvement of residential or other real property. In August 1998, Winton Savings opened its first loan production office in Western Hills. Winton Savings' primary business activity, mortgage lending, had another year of strong growth in fiscal 1998, which can be attributed to its strong lending operation, to an aggressive marketing and selling effort of its lending products and services to the communities in its market area and to the continued development and retirement of new and innovative lending programs that give Winton Savings a more competitive advantage. Looking ahead, Winton Savings believes that this new lending office will be a great opportunity to enhance its already strong lending operation.

Winton Savings also invests in U.S. government guaranteed mortgage-backed and investment securities issued by the U.S. government and agencies thereof. Funds for lending and investment are obtained primarily from savings deposits, loan principal and interest repayments, mortgage sales and borrowings from the Federal Home Loan Bank (the "FHLB") of Cincinnati, of which Winton Savings is a member.

Winton Financial is subject to regulation, supervision and examination by the Office of Thrift Supervision of the U.S. Department of Treasury (the "OTS"). Winton Savings is subject to regulation, supervision and examination by the OTS, the Federal Deposit Insurance Corporation (the "FDIC") and the Ohio Division of Financial Institutions. Deposits in Winton Savings are insured up to applicable limits by the FDIC.


                       MARKET PRICE OF WINTON FINANCIAL'S
                COMMON SHARES AND RELATED SECURITY HOLDER MATTERS


As of December 3, 1998, Winton Financial had 4,015,304 common shares outstanding and held of record by approximately 402 shareholders. The number of shareholders does not reflect the number of persons or entities who may hold stock in nominee or "street" name through brokerage firms or others. From April 1993 to July 1997, Winton Financial's common shares were listed on The Nasdaq SmallCap Market ("Nasdaq"). In July 1997, Winton Financial's common shares were listed on the American Stock Exchange, Inc. ("Amex").

Presented on the next page are the high and low sales prices for Winton Financial's common shares, as well as the amount of cash dividends paid on the common shares for each quarter of the last three fiscal years. Such sales prices do not include retail financial markups, markdowns, or commissions. Information relating to sales prices has been obtained from Nasdaq or Amex, as applicable.

                          WINTON FINANCIAL CORPORATION


                                                                          CASH
FISCAL YEAR ENDING SEPTEMBER 30,                  HIGH(1)    LOW(1)    DIVIDENDS(1)

1998

Quarter ending December 31, 1997                $ 10.31    $  8.81    $ .0625
Quarter ending March 31, 1998                     15.13      10.19      .0625
Quarter ending June 30, 1998                      20.63      14.75      .0625
Quarter ending September 30, 1998                 16.44       9.75      .0625

1997

Quarter ending December 31, 1996                $  6.75    $  5.63     $.0525
Quarter ending March 31, 1997                      7.00       5.75      .0575
Quarter ending June 30, 1997                       7.50       6.00      .0575
Quarter ending September 30, 1997                  8.75       7.88      .0575

1996

Quarter ending December 31, 1995                $  7.50    $  5.50    $ .0500
Quarter ending March 31, 1996                      7.50       5.50      .0525
Quarter ending June 30, 1996                       7.13       6.00      .0525
Quarter ending September 30, 1996                  6.88       5.63      .0525


(1) Share prices and dividend amounts have been adjusted to give effect to Winton Financial's two-for-one stock split in the form of a stock dividend effected during fiscal 1998.

The earnings of Winton Financial consist primarily of dividends from Winton Savings. In addition to certain federal income tax considerations, regulations issued by the OTS impose limitations on the payment of dividends and other capital distributions by savings associations. Under the regulations, a savings association that, immediately prior to, and on a pro forma basis after giving effect to, a proposed capital distribution, has total capital (as defined by OTS regulations) that is equal to or greater than the amounts of its fully phased-in capital requirement, is generally permitted, without OTS approval (but subsequent to 30 days' prior notice of the planned dividend to the OTS) to make capital distributions during a calendar year in an amount not to exceed the greater of (1) the sum of 100% of its net earnings to date during the calendar year, plus an amount equal to one-half of the amount by which its total capital to assets ratio exceeded its fully phased-in capital to assets ratio at the beginning of the calendar year or (2) 75% of its net earnings over the most recent four-quarter period. Savings associations which have total capital in excess of the fully phased-in capital requirement, and which have been notified by the OTS that they are in need of more than normal supervision will be subject to greater restrictions on dividends. In addition, a savings association that fails to meet current minimum capital requirements is prohibited from making any capital distributions without the prior approval of the OTS. Winton Savings currently meets its fully phased-in capital requirements and, unless the OTS determines that Winton Savings is an institution requiring more than normal supervision, may pay dividends in accordance with the foregoing provisions of the OTS regulations.

                          WINTON FINANCIAL CORPORATION

                 SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA


The following tables set forth certain information concerning Winton Financial's consolidated financial position and results of operations at the dates and for the periods indicated.



                                                                             AT SEPTEMBER 30,
STATEMENT OF FINANCIAL CONDITION DATA:                1998           1997           1996            1995           1994
                                                                              (In thousands)
Total amount of:
  Assets                                          $354,193       $324,488       $292,241        $250,180       $239,513
  Interest-bearing deposits in other financial
    institutions                                     2,607          1,419              -           2,360          1,712
  Investment securities (1)                         20,437         16,216         12,174          13,080          9,316
  Mortgage-backed securities (1)                    12,983         15,413         19,356          19,442         20,624
  Loans receivable, net (2)                        305,308        280,544        250,490         205,964        198,879
  Deposits                                         266,007        240,317        221,533         197,905        185,327
  FHLB advances                                     56,899         57,425         46,376          29,830         33,671
  Shareholders' equity - net, restricted            26,892         23,277         20,831          20,397         18,879

                                                                           YEAR ENDED SEPTEMBER 30,
STATEMENT OF EARNINGS DATA:                           1998           1997           1996            1995           1994
                                                                       (In thousands, except share data)

Total interest income                             $ 27,071       $ 24,233       $ 20,830        $ 18,713       $ 16,966
Total interest expense                              16,748         15,036         12,696          10,959          9,130
                                                  --------       --------       --------        --------       --------
Net interest income                                 10,323          9,197          8,134           7,754          7,836
Provision for loan losses                              (60)            -            (253)            (88)           (45)
                                                  --------       --------       --------        --------       --------
Net interest income after provision for
  loan losses                                       10,263          9,197          7,881           7,666          7,791
Other income                                         2,180          1,619          1,419             818            628
General, administrative and other expense           (6,321)        (5,907)        (7,491)         (5,529)        (5,497)
                                                  --------       --------       --------        --------       --------
Earnings before income taxes                         6,122          4,909          1,809           2,955          2,922
Federal income taxes                                (2,065)        (1,683)          (628)           (994)          (971)
                                                  --------       --------       --------        --------       --------
Net earnings                                      $  4,057       $  3,226       $  1,181         $ 1,961       $  1,951
                                                  ========       ========       ========        ========       ========

Earnings per share
  Basic  (3)                                         $1.01           $.81           $.30            $.50           $.50
                                                     =====           ====           ====            ====           ====
  Diluted (3)                                        $ .96           $.80           $.30            $.50           $.50
                                                     =====            ===           ====            ====           ====

(1) Includes securities designated as available for sale. See Note A-2 of the Consolidated Financial Statements for additional information regarding Statement of Financial Accountings Standards ("SFAS") No. 115.
(2)  Includes loans held for sale.
(3) Basic and diluted earnings per share for 1994 through 1997 have been adjusted to give effect to the two-for-one stock split in fiscal 1998.

                          WINTON FINANCIAL CORPORATION


                                                                                YEAR ENDED SEPTEMBER 30,
OTHER DATA:                                          1998            1997           1996           1995             1994

Interest rate spread                                 2.68%           2.78%          2.80%          3.06%            3.39%
Return on average equity                            16.08           14.65           5.67           9.94            10.58
Return on average assets                             1.19            1.05            .44            .80              .85
Shareholders' equity to assets                       7.59            7.17           7.13           8.15             7.88

Number of:
  Loans outstanding                                 5,871           5,576          5,146          4,604            4,329
  Deposit accounts                                 21,128          20,410         20,735         20,209           19,278
  Full service offices                                  5               5              5              5                5


                          WINTON FINANCIAL CORPORATION

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS


General
-------

Since 1990, Winton Financial's activities primarily have been limited to owning the outstanding common shares of Winton Savings. Therefore, the discussion that follows focuses on the comparison of Winton Savings' operations in fiscal 1998, fiscal 1997 and fiscal 1996.


Forward-Looking Statements
--------------------------

In the following pages, management presents an analysis of Winton Financial's financial condition as of September 30, 1998, and the results of operations for fiscal 1998, compared to prior years. In addition to this historical information, the following discussion contains forward-looking statements that involve risks and uncertainties. Economic circumstances, Winton Financial's operations and Winton Financial's actual results could differ significantly from those discussed in the forward-looking statements. Some of the factors that could cause or contribute to such differences are discussed herein but also include changes in the economy and interest rates in the nation and in Winton Financial's general market area.

Without limiting the foregoing, some of the statements in the following referenced sections of this discussion and analysis are forward-looking and are therefore, subject to such risks and uncertainties:

1. Management's analysis of the interest rate risk of Winton Savings as set forth under "Asset/Liability Management;"

2. Management's discussion of the liquidity of Winton Savings' assets and the regulatory capital of Winton Savings as set forth under "Liquidity and Capital Resources;"

3. The discussion of the anticipated effect of legislation that may be enacted as set forth under "Charter Unification Legislation;" and

4. Management's determination of the amount and adequacy of the allowance for loan losses as set forth under "Discussion of Changes in Financial Condition from September 30, 1997 to September 30, 1998," "Comparison of Results of Operations for the Fiscal Years Ended September 30, 1998 and 1997" and "Comparison of Results of Operations for the Fiscal Years Ended September 30, 1997 and 1996."

5. Management's determination of the effects of the year 2000 on Winton Financial's information technology systems as set forth under "Year 2000 Compliance Issues".

6. Management's estimate as to the effects of recent accounting pronouncements as set forth under "Effects of Recent Accounting Pronouncements".

                          WINTON FINANCIAL CORPORATION

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                 CONDITION AND RESULTS OF OPERATIONS (CONTINUED)


Discussion of Changes in Financial Condition from September 30, 1997 to September 30, 1998
------------------------------------------------------------------------

Winton Financial's consolidated assets totaled $354.2 million at September 30, 1998, an increase of $29.7 million, or 9.2%, over September 30, 1997 levels. The current year's growth followed an increase in assets of $32.2 million, or 11.0%, during fiscal 1997. Winton Financial's growth over the last two years is generally indicative of management's efforts to increase net interest income levels by effectively levering the capital base. Fiscal 1998 growth was primarily funded by growth in deposits of $25.7 million and an increase in shareholders' equity of $3.6 million, which were partially offset by a decrease in advances from the FHLB of $526,000.

Cash and interest-bearing deposits increased during fiscal 1998 by $1.4 million, or 51.3%, to a total of $4.2 million at September 30, 1998. Investment securities totaled $20.4 million at September 30, 1998, an increase of $4.2 million, or 26.0%, over 1997 levels. This increase resulted from purchases totaling $10.4 million during fiscal 1998, which were partially offset by maturities of $6.7 million.

Loans receivable, including loans held for sale, increased by $24.8 million, or 8.8%, during fiscal 1998 to a total of $305.3 million. The increase is generally indicative of the favorable interest rate spreads that were available on the Company's portfolio loans during the year ended September 30, 1998. During fiscal 1998, loan origination volume totaled $227.8 million, an increase of $80.2 million, or 54.3%, over fiscal 1997. The growth in the loan portfolio consisted primarily of $3.6 million of multi-family residential loans, $4.5 million of residential construction, $21.1 million of nonresidential real estate, construction and land loans and $3.2 million of consumer loans, offset by a decrease of $6.6 million in one- to four-family residential loans and a $5.3 million increase in the level of undisbursed loans in process. Loan sales volume totaled $110.5 million during fiscal 1998, an increase of $56.7 million, or 105.3%, over fiscal 1997 levels.

At September 30, 1998, the allowance for loan losses of Winton Savings totaled $842,000, an increase of $15,000 over the level maintained at September 30, 1997. At September 30, 1998, the allowance represented approximately .27% of the total loan portfolio and 78.9% of total non-performing loans. At that date, the ratio of total non-performing loans to total loans amounted to .34% as compared to .16% at September 30, 1997. Although management believes that its allowance for loan losses at September 30, 1998, was adequate based on the available facts and circumstances, there can be no assurance that additions to such allowance will not be necessary in future periods, which could adversely affect Winton Financial's results of operations.

Deposits totaled $266.0 million at September 30, 1998, an increase of $25.7 million, or 10.7%, over 1997 levels. This increase was comprised of $23.2 million of growth in certificates of deposit and an increase of $2.5 million in transaction accounts. During fiscal 1997, management elected to employ a strategy to achieve growth in the deposit portfolio that included acquisition of brokered certificates of deposit. Such brokered deposits totaled $28.5 million at September 30, 1998.

                          WINTON FINANCIAL CORPORATION

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                 CONDITION AND RESULTS OF OPERATIONS (CONTINUED)


Discussion of Changes in Financial Condition from September 30, 1997 to September 30, 1998 (continued)
-----------------------------------------------------------------------

Advances from the FHLB totaled $56.9 million at September 30, 1998, a decrease of $526,000, or 0.9%, from the amount outstanding at September 30, 1997. Management generally utilizes such advances as an alternative source of funding for loan origination volume.

Shareholders' equity totaled $26.9 million at September 30, 1998, an increase of $3.6 million, or 15.5%, over the September 30, 1997 total. The increase resulted from net earnings of $4.1 million, coupled with a $288,000 increase in the net unrealized gains on securities designated as available for sale and $274,000 in proceeds from the exercise of stock options, which were partially offset by dividends on common shares totaling $1.0 million.


Comparison of Results of Operations for the Fiscal Years Ended September 30, 1998 and 1997
-----------------------------------------------------------------------------

General
-------

Net earnings for fiscal 1998 totaled $4.1 million, an increase of $831,000, or 25.8%, over the $3.2 million in net earnings recorded in fiscal 1997. The increase in net earnings was primarily attributable to a $1.1 million increase in net interest income, and a $561,000 increase in other income, which were partially offset by an increase of $60,000 in the provision for losses on loans, an increase of $414,000 in general, administrative and other expense and an increase of $382,000 in the provision for federal income taxes.

Net Interest Income
-------------------

Total interest income amounted to $27.1 million for fiscal 1998, an increase of $2.8 million, or 11.7%, over fiscal 1997. The increase resulted primarily from a $38.5 million, or 12.9%, increase in average interest-earning assets year to year. Interest income on loans and mortgage-backed securities totaled $25.7 million in fiscal 1998, an increase of $2.5 million, or 11.0%, over fiscal 1997. This increase resulted primarily from a $33.1 million, or 11.8%, increase in the average balance outstanding, offset by a decrease in yield, from 8.24% in 1997 to 8.18% in 1998. Interest income on investment securities and interest-bearing deposits totaled $1.4 million, a $297,000, or 27.3%, increase over fiscal 1997, due primarily to a $5.3 million increase in the average balance outstanding, offset by a decrease in yield from 6.27% in 1997 to 6.11% in 1998.

Interest expense on deposits totaled $13.1 million for fiscal 1998, an increase of $1.1 million, or 9.2%, over fiscal 1997. The increase resulted primarily from a $21.7 million, or 9.4%, increase in the average balance outstanding. Interest expense on borrowings totaled $3.6 million, an increase of $603,000, or 19.9%, from fiscal 1997, due primarily to a $10.0 million, or 19.5%, increase in the average balance outstanding, coupled with an increase of 2 basis points in the average cost of borrowings to 5.94% in fiscal 1998.

                          WINTON FINANCIAL CORPORATION

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                 CONDITION AND RESULTS OF OPERATIONS (CONTINUED)


Comparison of Results of Operations for the Fiscal Years Ended September 30, 1998 and 1997 (continued)
----------------------------------------------------------------------------

Net Interest Income (continued)
-------------------------------

As a result of the foregoing changes in interest income and interest expense, net interest income increased by $1.1 million, or 12.2%, to a total of $10.3 million for fiscal 1998, as compared to fiscal 1997. The interest rate spread declined by 10 basis points, from 2.78% for fiscal 1997 to 2.68% for fiscal 1998. The net interest margin amounted to 3.07% for fiscal 1998, as compared to 3.08% for fiscal 1997.

Provision for Losses on Loans
-----------------------------

A provision for losses on loans is charged to earnings to bring the total allowance for loan losses to a level considered appropriate by management based on historical experience, the volume and type of lending conducted by the Company, the status of past due principal and interest payments, general economic conditions, particularly as such conditions relate to the Company's market area, and other factors related to the collectibility of the Company's loan portfolio. As a result of such analysis, management recorded a $60,000 provision for losses on loans during fiscal 1998, due primarily to growth in the loan portfolio during the year. There can be no assurance that the allowance for loan losses of the Company will be adequate to cover losses on nonperforming assets in the future.

Other Income
------------

Other income totaled $2.2 million for the fiscal year ended September 30, 1998, an increase of $561,000, or 34.7%, compared to fiscal 1997, due primarily to a $728,000 increase in gain on sale of loans and a $53,000 increase in other operating income, which were partially offset by a $152,000 decrease in mortgage servicing fees, a $36,000 decrease in the gain on sale of investments and mortgage-backed securities designated as available for sale and a $32,000 decrease in the gain on sale of real estate acquired through foreclosure. The increase in the gain on sale of loans was due primarily to the aforementioned increase in the volume of loan sales during fiscal 1998.

General, Administrative and Other Expense
-----------------------------------------

General, administrative and other expense totaled $6.3 million for fiscal 1998, an increase of $414,000, or 7.0%, over fiscal 1997. The increase resulted primarily from an increase of $170,000, or 5.8%, in employee compensation and benefits, a $95,000, or 7.8%, increase in occupancy and equipment, a $38,000, or 14.4%, increase in franchise taxes, a $69,000, or 40.8%, increase in advertising and a $98,000, or 9.2%, increase in other operating expense, which were partially offset by a $56,000, or 27.2%, decrease in federal deposit insurance premiums.

                          WINTON FINANCIAL CORPORATION

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                 CONDITION AND RESULTS OF OPERATIONS (CONTINUED)


Comparison of Results of Operations for the Fiscal Years Ended September 30, 1998 and 1997 (continued)
-----------------------------------------------------------------------------

General, Administrative and Other Expense (continued)
------------------------------------------

The increase in employee compensation and benefits resulted primarily from normal merit increases coupled with an increase in staffing levels year to year. The increase in other operating expenses was due primarily to an increase in costs generally related to the increased loan origination volume and an increase in overall operating costs related to the Corporation's growth year to year.

Federal Income Taxes
--------------------

The provision for federal income taxes increased by $382,000, or 22.7%, for the fiscal year ended September 30, 1998, as compared to fiscal 1997. This increase resulted primarily from the increase in net earnings before taxes of $1.2 million, or 24.7%. Winton Financial's effective tax rates amounted to 33.7% and 34.3% for the fiscal years ended September 30, 1998 and 1997, respectively.


Comparison of Results of Operations for the Fiscal Years Ended September 30, 1997 and 1996
----------------------------------------------------------------------------

General
-------

Net earnings for fiscal 1997 totaled $3.2 million, a $2.0 million, or 173.2%, increase over the $1.2 million in net earnings recorded in fiscal 1996. The increase in net earnings was primarily attributable to a $1.3 million charge recorded in fiscal 1996 related to the recapitalization of the Savings Association Insurance Fund ("SAIF"), coupled with a $1.1 million increase in net interest income, a $253,000 decline in the provision for losses on loans, a $200,000 increase in other income and a decrease of $296,000 in general, administrative and other expense (after consideration of the SAIF assessment), which were partially offset by an increase of $1.1 million in the provision for federal income taxes.

Net Interest Income
-------------------

Total interest income amounted to $24.2 million for fiscal 1997, an increase of $3.4 million, or 16.3%, over fiscal 1996. The increase resulted primarily from a $37.1 million, or 14.2%, increase in average interest-earning assets year to year. Interest income on loans and mortgage-backed securities totaled $23.1 million in fiscal 1997, an increase of $3.3 million, or 16.8%, over fiscal 1996. This increase resulted primarily from a $36.0 million, or 14.7%, increase in the average balance outstanding, coupled with an increase in yield, from 8.09% in 1996 to 8.24% in 1997. Interest income on investment securities and interest-bearing deposits totaled $1.1 million, a $66,000, or 6.5%, increase over fiscal 1996, due primarily to a $1.1 million increase in the average balance outstanding.

                          WINTON FINANCIAL CORPORATION

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                 CONDITION AND RESULTS OF OPERATIONS (CONTINUED)


Comparison of Results of Operations for the Fiscal Years Ended September 30, 1997 and 1996 (continued)
-----------------------------------------------------------------------------

Net Interest Income (continued)
--------------------

Interest expense on deposits totaled $12.0 million for fiscal 1997, an increase of $1.3 million, or 12.2%, over fiscal 1996. The increase resulted primarily from a $19.8 million increase in the average balance outstanding, coupled with a 13 basis point increase in the average cost of deposits, to 5.23% in fiscal 1997. Interest expense on borrowings increased by $1.0 million, or 51.7%, due primarily to a $15.9 million increase in the average balance outstanding coupled with a 26 basis point increase in the average cost of borrowings year to year.

As a result of the foregoing changes in interest income and interest expense, net interest income increased by $1.1 million, or 13.1%, to a total of $9.2 million for fiscal 1997, as compared to fiscal 1996. The interest rate spread declined by 2 basis points, from 2.80% for fiscal 1996 to 2.78% for fiscal 1997. The net interest margin increased by 6 basis points, to 3.08% for fiscal 1997, as compared to 3.02% for fiscal 1996.

Provision for Losses on Loans
-----------------------------

A provision for losses on loans is charged to earnings to bring the total allowance for loan losses to a level considered appropriate by management based on historical experience, the volume and type of lending conducted by the Company, the status of past due principal and interest payments, general economic conditions, particularly as such conditions relate to the Company's market area, and other factors related to the collectibility of the Company's loan portfolio. As a result of such analysis, management determined that the allowance was adequate and, therefore, a provision for losses on loans was not necessary during the fiscal year ended September 30, 1997.

Other Income
------------

Other income totaled $1.6 million for the fiscal year ended September 30, 1997, an increase of $200,000, or 14.1%, compared to fiscal 1996, due primarily to a $95,000, or 12.8%, increase in gain on sale of loans, a $32,000 gain on sale of real estate acquired through foreclosure, and a $27,000 increase in the gain on sale of investments and mortgage-backed securities. The increase in the gain on sale of loans is due primarily to the aforementioned increase in the volume of loan sales during fiscal 1997.

General, Administrative and Other Expense
-----------------------------------------

General, administrative and other expense totaled $5.9 million for fiscal 1997, a decrease of $1.6 million, or 21.1%, from fiscal 1996. The decrease resulted primarily from the absence of a one-time $1.3 million charge recorded in 1996 in connection with the assessment to recapitalize the SAIF and the resulting decline in premiums for fiscal 1997, coupled with a $615,000 provision for merger costs recorded in 1996, which were partially offset by a $291,000, or 11.1%, increase in employee compensation and benefits and a $194,000, or 22.2%, increase in other operating expenses.

                          WINTON FINANCIAL CORPORATION

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                 CONDITION AND RESULTS OF OPERATIONS (CONTINUED)


Comparison of Results of Operations for the Fiscal Years Ended September 30, 1997 and 1996 (continued)
-----------------------------------------------------------------------------

General, Administrative and Other Expense (continued)
------------------------------------------

Legislation to recapitalize the SAIF provided for a special assessment of $.657 per $100 of SAIF deposits held at March 31, 1995, in order to increase SAIF reserves to the level required by law. Winton Savings had $195.6 million in SAIF deposits at March 31, 1995 (including $11.5 million in deposits acquired in an acquisition in April 1995 which are attributed to Winton Savings at March 31,
1995), resulting in an assessment of approximately $1.3 million, or $850,000 after tax, which was recorded as a charge in the quarter ended September 30, 1996, and was paid on November 27, 1996.

The increase in employee compensation and benefits resulted primarily from normal merit increases coupled with an increase in staffing levels year to year. The increase in other operating expenses is due primarily to an increase in costs generally related to the increased loan origination volume and an increase in overall operating costs related to Winton Financial's growth year to year.

Federal Income Taxes
--------------------

The provision for federal income taxes increased by $1.1 million, or 168.0%, for the fiscal year ended September 30, 1997, as compared to fiscal 1996. This increase resulted primarily from the increase in net earnings before taxes of $3.1 million, or 171.4%. Winton Financial's effective tax rates amounted to 34.3% and 34.7% for the fiscal years ended September 30, 1997 and 1996, respectively.

                  AVERAGE BALANCE, YIELD, RATE AND VOLUME DATA

The following table sets forth certain information relating to Winton Savings' average balance sheet information and reflects the average yield on interest-earning assets and the average cost of interest-bearing liabilities for the years indicated. Such yields and costs are derived by dividing income or expense by the average monthly balance of interest-earning assets or interest-bearing liabilities, respectively, for the years presented. Average balances are derived from month-end balances, which include nonaccruing loans in the loan portfolio, net of the allowance for loan losses. Management does not believe that the use of month-end balances instead of daily balances has caused any material differences in the information presented.


                                                                                       YEAR ENDED SEPTEMBER 30,
                                                                       1998                                 1997
                                                           AVERAGE   INTEREST                    AVERAGE   INTEREST
                                                       OUTSTANDING    EARNED/        YIELD/  OUTSTANDING    EARNED/
                                                           BALANCE       PAID         RATE       BALANCE       PAID
                                                                                            (Dollars in thousands)
Interest-earning assets:
  Loans receivable (1)                                    $299,643    $24,813         8.28%     $263,344    $22,086
  Mortgage-backed securities - available for sale              687         46         6.70         1,948        119
  Mortgage-backed securities - held to maturity             13,654        829         6.07        15,552        942
  Investment securities - held to maturity                  13,424        826         6.15        11,785        757
  Investment securities - available for sale                 4,889        279         5.71         2,007        122
  Interest-bearing deposits and other                        4,331        278         6.42         3,544        207
                                                         ---------   --------     --------     ---------   --------
     Total interest-earning assets                         336,628     27,071         8.04       298,180     24,233

Non-interest-earning assets                                  4,920                                 7,970
                                                         ---------                             ---------

     Total assets                                         $341,548                              $306,150
                                                           =======                              ========

Interest-bearing liabilities:
  Deposits                                                $251,393     13,118         5.22      $229,708     12,009
  FHLB advances                                             61,136      3,630         5.94        51,146      3,027
                                                          --------    -------     --------      --------    -------
     Total interest-bearing liabilities                    312,529     16,748         5.36       280,854     15,036
                                                                      -------     --------                  -------

Non-interest-bearing liabilities                             3,786                                 3,275
                                                         ---------                              --------

     Total liabilities                                     316,315                               284,129

Shareholders' equity                                        25,233                                22,021
                                                          --------                              --------

     Total liabilities and shareholders' equity           $341,548                              $306,150
                                                           =======                              ========

Net interest income/Interest rate spread                              $10,323         2.68%                 $ 9,197
                                                                      =======     ========                  =======
Net interest margin (net interest income as a
  percent of average interest-earning assets)                                         3.07%
                                                                                  ========

Average interest-earning assets to interest-bearing liabilities                     107.71%
                                                                                  ========
---------------------------


                                                               YEAR ENDED SEPTEMBER 30,
                                                                                    1996
                                                              1997       AVERAGE   INTEREST
                                                            YIELD/   OUTSTANDING    EARNED/      YIELD/
                                                              RATE       BALANCE       PAID        RATE

Interest-earning assets:
  Loans receivable (1)                                        8.37%     $225,164    $18,627        8.27%
  Mortgage-backed securities - available for sale             6.11         2,400        113        4.71
  Mortgage-backed securities - held to maturity               6.06        17,311      1,070        6.18
  Investment securities - held to maturity                    6.42         9,927        636        6.41
  Investment securities - available for sale                  6.08         3,228        185        5.73
  Interest-bearing deposits and other                         5.84         3,049        199        6.53
                                                          --------     ---------   --------
     Total interest-earning assets                            8.13       261,079     20,830        7.98

Non-interest-earning assets                                                7,283
                                                                       ---------

     Total assets                                                       $268,362
                                                                       =========

Interest-bearing liabilities:
  Deposits                                                    5.23      $209,879     10,700        5.10
  FHLB advances                                               5.92        35,292      1,996        5.66
                                                          --------     ---------    -------    --------
     Total interest-bearing liabilities                       5.35       245,171     12,696        5.18
                                                          --------                  -------    --------

Non-interest-bearing liabilities                                           2,349
                                                                       ---------

     Total liabilities                                                   247,520

Shareholders' equity                                                      20,842
                                                                       ---------

     Total liabilities and shareholders' equity                         $268,362
                                                                       =========

Net interest income/Interest rate spread                      2.78%                 $ 8,134        2.80%
                                                          ========                  =======    ========
Net interest margin (net interest income as a
  percent of average interest-earning assets)                 3.08%                                3.02%
                                                          ========                             ========

Average interest-earning assets to interest-bearing
  liabilities                                               106.17%                              106.49%
                                                          ========                             ========
---------------------------



(1)     Includes loans held for sale and non-accrual loans.

                          WINTON FINANCIAL CORPORATION

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                 CONDITION AND RESULTS OF OPERATIONS (CONTINUED)


Rate/Volume Table
-----------------

The table below describes the extent to which changes in interest rates and changes in volume of interest-earning assets and interest-bearing liabilities have affected WFC's interest income and expense during the periods indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (i) changes in volume (change in volume multiplied by prior year rate), (ii) changes in rate (change in rate multiplied by prior year volume) and (iii) total changes in rate and volume. The combined effects of changes in both volume and rate, which cannot be separately identified, have been allocated proportionately to the change due to volume and the change due to rate.


                                                                     YEAR ENDED SEPTEMBER 30,
                                                           1998 VS. 1997                         1997 VS. 1996
                                                          INCREASE                             INCREASE
                                                         (DECREASE)                           (DECREASE)
                                                           DUE TO                               DUE TO
                                                     VOLUME       RATE      TOTAL          VOLUME       RATE      TOTAL
                                                                               (In thousands)
Interest income attributable to:
  Loans receivable (1)                               $2,968      $(241)    $2,727          $3,244      $ 251     $3,495
  Mortgage-backed securities - available
    for sale                                            (83)        10        (73)            (18)        24          6
  Mortgage-backed securities - held to
    maturity                                           (115)         2       (113)           (107)       (21)      (128)
  Investment securities - available for sale            165         (8)       157             (73)        10        (63)
  Investment securities - held to maturity              101        (32)        69             120          1        121
  Other interest-earning assets (2)                      49         22         71              29        (21)         8
                                                    -------      -----     ------          ------      -----     ------
     Total interest income                            3,085       (247)     2,838           3,195        244      3,439

Interest expense attributable to:
  Deposits                                            1,132        (23)     1,109           1,031        278      1,309
  Borrowings                                            593         10        603             933         98      1,031
                                                    -------      -----     ------          ------      -----     ------
     Total interest expense                           1,725        (13)     1,712           1,964        376      2,340
                                                    -------      -----     ------          ------      -----     ------

Increase in net interest income                      $1,360      $(234)    $1,126          $1,231      $(132)    $1,099
                                                    =======      =====     ======          ======      =====     ======

------------------------------

(1) Includes loans held for sale.

(2) Includes interest-bearing deposits and certificates of deposit in other financial institutions.

                          WINTON FINANCIAL CORPORATION

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                 CONDITION AND RESULTS OF OPERATIONS (CONTINUED)


Asset/Liability Management
--------------------------

WFC's earnings depend primarily upon its net interest income, which is the difference between its interest income on interest-earning assets, such as mortgage loans, investment securities and mortgage-backed securities, and its interest expense paid on interest-bearing liabilities, consisting of deposits and borrowings. As market interest rates change, asset yields and liability costs do not change simultaneously. Due to maturity, repricing and timing differences between such interest-earning assets and such interest-bearing liabilities, WFC's earnings will be affected differently under various interest rate scenarios. Management believes that the steps which have been taken in asset/liability management may reduce the overall vulnerability of WFC's to interest rate risk. For example, Winton Savings has sought to limit these net earnings fluctuations and manage interest rate risk by originating adjustable-rate loans and by purchasing relatively short-term and variable-rate investments and securities. However, in order to better compete for deposits, Winton Savings has offered market-sensitive certificates of deposit, which result in increased interest expense in rising rate environments. At September 30, 1998, approximately $143.1 million, or 39.7%, of Winton Savings' portfolio of interest-earning assets had adjustable rates.

WFC's principal financial objective is to enhance long-term profitability while reducing exposure to increases in interest rates. To accomplish this objective, WFC has formulated an asset and liability management policy, the principal elements of which are (1) to increase the interest-rate sensitivity of the assets of Winton Savings by emphasizing the origination of adjustable-rate mortgage loans, (2) to maintain its investment portfolio with a relatively short term to maturity, (3) to shorten asset maturities, (4) to lengthen the maturities of liabilities to the extent practicable by marketing longer term certificates of deposit, and (5) to meet the consumer preference for fixed-rate loans in periods of low interest rates by selling the preponderance of such loans in the secondary market. Because interest-rate-sensitive liabilities continue to exceed interest-rate-sensitive assets, Winton Savings would be negatively affected by a rising or protracted high interest rate environment and would be beneficially affected by a declining interest rate environment.

The management and Board of Directors of Winton Savings attempt to manage Winton Savings' exposure to interest rate risk (the sensitivity of an institution's earnings and net asset values to changes in interest rates) in a manner to maintain the projected four-quarter percentage change in net interest income and the projected change in the market value of portfolio equity within the limits established by the Board of Directors, assuming a permanent and instantaneous parallel shift in interest rates.

As a part of its effort to monitor its interest rate risk, Winton Savings reviews the reports of the OTS which set forth the application of the "net portfolio value" ("NPV") methodology, adopted by the OTS as part of its capital regulations, to the assets and liabilities of Winton Savings. Although Winton Savings is not currently subject to the NPV regulation, because its implementation has been delayed by the OTS, the application of the NPV methodology may illustrate Winton Savings' level of interest rate risk.

                          WINTON FINANCIAL CORPORATION

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                 CONDITION AND RESULTS OF OPERATIONS (CONTINUED)


Asset and Liability Management (continued)
------------------------------------------

Generally, NPV is the discounted present value of the difference between incoming cash flows on interest-earning and other assets and outgoing cash flows on interest-bearing liabilities. The application of the methodology attempts to quantify interest rate risk as the change in the NPV which would result from a theoretical 200 basis point (100 basis points equals 1%) change in market interest rates. Both a 200 basis point increase in market interest rates and a 200 basis point decrease in market interest rates are considered. If the NPV would decrease more than 2% of the present value of the institution's assets with either an increase or a decrease in market rates, the institution would have to deduct 50% of the amount of the decrease in excess of such 2% in the calculation of the institution's risk-based capital, if the regulations were in effect. Even before the regulation is in effect, OTS could increase Winton Savings' risk-based capital requirement on an individualized basis to address excess interest rate risk.

At September 30, 1998, 2% of the present value of Winton Savings' assets was approximately $7.2 million. Because the interest rate risk of a 200 basis point increase in market interest rates (which was greater than the interest rate risk of a 200 basis point decrease) was $5.9 million at September 30, 1998, Winton Savings would not have been required to reduce its capital in determining whether Winton Savings met its risk-based capital requirement, if the regulation had been in effect for Winton Savings.

Presented below, as of September 30, 1998, is an analysis of Winton Savings' interest rate risk as measured by changes in NPV for instantaneous and sustained parallel shifts of 100 basis points in market interest rates.


                                                                                       SEPTEMBER 30, 1998
    CHANGE IN INTEREST RATE                BOARD LIMIT                          $ CHANGE              % CHANGE
         (BASIS POINTS)                    % CHANGE                               IN NPV                IN NPV
                                                                           (In thousands)

            +300                              (75)%                              $(9,674)                (33)%
            +200                              (50)                                (5,907)                (20)
            +100                              (20)                                (2,680)                 (9)
               -                                -                                      -                   -
            -100                              (15)                                 2,311                   8
            -200                              (25)                                 4,847                  17
            -300                              (35)                                 8,105                  28


                          WINTON FINANCIAL CORPORATION

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                 CONDITION AND RESULTS OF OPERATIONS (CONTINUED)


Asset and Liability Management (continued)
-------------------------------

As illustrated in the table, NPV is more sensitive to rising rates than declining rates. Such difference in sensitivity occurs principally because, as rates rise, borrowers do not prepay fixed-rate loans as quickly as they do when interest rates are declining. Thus, in a rising interest rate environment, the amount of interest Winton Savings would receive on its loans would increase relatively slowly as loans are slowly prepaid and new loans at higher rates are made. Moreover, the interest Winton Savings would pay on its deposits would increase rapidly because Winton Savings' deposits generally have shorter periods to repricing. Assumptions used in calculating the amounts in the above table are OTS assumptions.

As with any method of measuring interest rate risk, certain shortcomings are inherent in the NPV approach. For example, although certain assets and liabilities may have similar maturities or periods of repricing, they may react in different degrees to changes in market interest rates. Also, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates. Further, in the event of a change in interest rates, expected rates of prepayment on loans and mortgage-backed securities and early withdrawal levels from certificates of deposit would likely deviate significantly from those assumed in making the risk calculations.

In the event that interest rates rise, Winton Savings' net interest income could be expected to be negatively affected. Moreover, rising interest rates could negatively affect Winton Savings' earnings due to diminished loan demand.

                          WINTON FINANCIAL CORPORATION

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                 CONDITION AND RESULTS OF OPERATIONS (CONTINUED)


Liquidity and Capital Resources
-------------------------------

Winton Savings, like other financial institutions, is required under applicable federal regulations to maintain sufficient funds to meet deposit withdrawals, loan commitments and expenses. Control of the Company's cash flow requires the anticipation of deposit flows and loan payments. The Company's primary sources of funds are deposits, borrowings, principal and interest repayments on loans and proceeds from the sale of mortgage loans.

At September 30, 1998, Winton Savings had $118.1 million of certificates of deposit maturing within one year. It has been the Company's historic experience that such certificates of deposit will be renewed at market rates of interest. It is management's belief that maturing certificates of deposit over the next year will similarly be renewed at market rates of interest without a material adverse effect on results of operations.

In the event that certificates of deposit cannot be renewed at prevailing market rates, the Company can obtain up to $18.3 million in additional advances from the FHLB of Cincinnati. At September 30, 1998, the Company had $56.9 million of outstanding FHLB advances. The Company also obtains brokered deposits as a supplement to its local deposits when such funds are attractively priced in relation to the local market. As of September 30, 1998, the Company had $28.5 million in brokered deposits.

The Company's liquidity, represented by cash and cash-equivalents, is a function of its operating, investing and financing activities. These activities are summarized below for the periods indicated.


                                                                               FOR THE YEAR ENDED SEPTEMBER 30,
                                                                         1998              1997           1996
                                                                                     (In thousands)

Net earnings                                                         $  4,057          $  3,226       $  1,181
Adjustments to reconcile net earnings to net
  cash used in operating activities                                    (3,798)           (1,971)          (194)
                                                                      -------            ------       --------
Net cash provided by operating activities                                 259             1,255            987
Net cash used in investing activities                                 (23,463)          (29,012)       (42,513)
Net cash provided by financing activities                              24,632            29,039         39,440
                                                                       ------            ------         ------
Net increase (decrease) in cash and
  cash equivalents                                                      1,428             1,282         (2,086)
Cash and cash equivalents at beginning of year                          2,786             1,504          3,590
                                                                      -------           -------        -------
Cash and cash equivalents at end of year                             $  4,214          $  2,786       $  1,504
                                                                      =======           =======        =======


The OTS requires minimum levels of liquid assets. OTS regulations presently require Winton Savings to maintain specified levels of "liquid" investments in qualifying types of United States Government and agency obligations and other permissible investments having certain maturity limitations and marketability requirements. Such minimum requirement, which was revised by the OTS in fiscal 1998, is an amount equal to 4% of the sum of the Company's average daily balance of net withdrawable deposit accounts and borrowings payable in one year or less. The liquidity requirement, which may be changed from time to time by the OTS to reflect changing economic conditions, is intended to provide a source of relatively liquid funds upon which the Company may rely, if necessary, to fund deposit withdrawals and other short-term funding needs.

                          WINTON FINANCIAL CORPORATION

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                 CONDITION AND RESULTS OF OPERATIONS (CONTINUED)


Liquidity and Capital Resources (continued)
--------------------------------

The liquidity of Winton Savings, as measured by the ratio of cash, cash equivalents (not committed, pledged or required to liquidate specific liabilities) and qualifying investments, mortgage-backed securities and loans to the sum of net withdrawable savings plus borrowings payable within one year was 19.3% at September 30, 1998. At September 30, 1998, the Company's "liquid" assets totaled approximately $37.4 million, which was approximately $29.5 million in excess of the current OTS minimum requirement. Winton Financial believes that the Company's liquidity posture at September 30, 1998, was adequate to meet outstanding loan commitments and other cash requirements.

Winton Savings is subject to minimum capital standards promulgated by the OTS. Such capital standards generally require the maintenance of regulatory capital sufficient to meet each of the following three requirements: the tangible capital requirement, the core capital requirement and the risk-based capital requirement. At September 30, 1998, Winton Savings' tangible capital of $25.6 million, or 7.3% of adjusted total assets, exceeded the 1.5% requirement by $20.3 million; its core capital of $25.6 million, or 7.3% of adjusted total assets, exceeded the minimum 3.0% requirement by $15.1 million; and, its risk-based capital of $26.4 million, or 10.6% of risk-weighted assets, exceeded the 8% requirement by $6.4 million.

In fiscal 1993, the OTS adopted an amendment to the regulatory risk-based capital requirement to include an interest rate risk component, though implementation of the component has been delayed. Additionally, the OTS has proposed an amendment to the core capital requirement that would increase the minimum requirement to 4% of adjusted total assets for substantially all savings associations. Management anticipates that Winton Savings' regulatory capital will continue to meet the minimum requirements should the interest rate risk component or the core capital proposal be adopted in their present form.

Potential Impact on Future Results of Operations of Current and
Pending Legislation
----------------------------------------------------------------

Legislation repealing the percentage of earnings bad debt reserve provisions of the Internal Revenue Code previously applicable to qualifying thrift institutions was enacted into law in fiscal 1997. The legislation, which is part of The Small Business Job Protection Act of 1996 (the "Jobs Act"), requires all thrift institutions to pay tax on or recapture their excess bad debt reserves accumulated since 1988. The legislation substantially equalizes the taxation of banks and thrift institutions, but is protects thrifts from taxes on "bad debt reserves" established prior to 1988. The Jobs Act eliminates the percentage of taxable income method for deducting bad debt reserves for all thrifts for tax years beginning after December 31, 1995 (1996, as to Winton Financial). Under the legislation, Winton Financial is required to recapture approximately $980,000 of its bad debt reserves as taxable income, which represents the post-1987 additions to the reserves, and is unable to utilize the percentage of earnings method to compute its reserves in the future. Winton Financial has provided deferred taxes for this amount and will be permitted to amortize the recapture of its bad debt reserves over six years, beginning in fiscal 1999.

                          WINTON FINANCIAL CORPORATION

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                 CONDITION AND RESULTS OF OPERATIONS (CONTINUED)


Potential Impact on Future Results of Operations of Current and Pending Legislation (continued)
------------------------------------------------------------------------

Legislation had been introduced in Congress to eliminate the federal regulation of savings and loan associations and to develop a common charter for all financial institutions. As a result, Winton Financial might become subject to a different form of holding company regulation, which may limit the activities in which it may engage and subject it to other additional regulatory requirements, including separate capital requirements. In addition, Congress may eliminate the OTS, and Winton Savings may be regulated under federal law as a bank or may be required to change its charter. Such change in regulation or charter would likely change the range of activities in which Winton Savings may engage and would probably subject Winton Savings to more regulation by the FDIC. Winton Financial and Winton Savings cannot predict when or whether Congress may actually pass such legislation or whether such legislation will actually change the regulation and permissible activities of Winton Financial and Winton Savings. Although such legislation may change the activities in which both Winton Financial and Winton Savings may engage, it is not anticipated that current activities will be materially affected by those activity limits.

Effects of Recent Accounting Pronouncements
-------------------------------------------

In June 1996, the Financial Accounting Standards Board (the "FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," that provides accounting guidance on transfers of financial assets, servicing of financial assets, and extinguishment of liabilities. SFAS No. 125 introduces an approach to accounting for transfers of financial assets that provides a means of dealing with more complex transactions in which the seller disposes of only a partial interest in the assets, retains rights or obligations, makes use of special purpose entities in the transaction, or otherwise has continuing involvement with the transferred assets. The new accounting method, the financial components approach, provides that the carrying amount of the financial assets transferred be allocated to components of the transaction based on their relative fair values. SFAS No. 125 provides criteria for determining whether control of assets has been relinquished and whether a sale has occurred. If the transfer does not qualify as a sale, it is accounted for as a secured borrowing. Transactions subject to the provisions of SFAS No. 125 include, among others, transfers involving repurchase agreements, securitizations of financial assets, loan participations, factoring arrangements, and transfers of receivables with recourse.

An entity that undertakes an obligation to service financial assets recognizes either a servicing asset or liability for the servicing contract (unless related to a securitization of assets, and all the securitized assets are retained and classified as held-to-maturity). A servicing asset or liability that is purchased or assumed is initially recognized at its fair value. Servicing assets and liabilities are amortized in proportion to and over the period of estimated net servicing income or net servicing loss and are subject to subsequent assessments for impairment based on fair value.

                          WINTON FINANCIAL CORPORATION

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                 CONDITION AND RESULTS OF OPERATIONS (CONTINUED)


Effects of Recent Accounting Pronouncements (continued)
-------------------------------------------------------

SFAS No. 125 provides that a liability is removed from the balance sheet only if the debtor either pays the creditor and is relieved of its obligation for the liability or is legally released from being the primary obligor.

SFAS No. 125 is effective for transfers and servicing of financial assets and extinguishment of liabilities occurring after December 31, 1997, and is to be applied prospectively. Earlier or retroactive application is not permitted. Management adopted SFAS No. 125 during fiscal 1998, as required, without material effect on Winton Financial's consolidated financial position or results of operations.

In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income." SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains and losses) in a full set of general-purpose financial statements. SFAS No. 130 requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. It does not require a specific format for that financial statement but requires that an enterprise display an amount representing total comprehensive income for the period in that financial statement.

SFAS No. 130 requires that an enterprise (a) classify items of other comprehensive income by their nature in a financial statement and (b) display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of a statement of financial position. SFAS No. 130 is effective for fiscal years beginning after December 15, 1997. Reclassification of financial statements for earlier periods provided for comparative purposes is required. SFAS No. 130 is not expected to have a material effect on Winton Financial's financial position or results of operations.

In June 1997, the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." SFAS No. 131 significantly changes the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about reportable segments in interim financial reports issued to shareholders. It also establishes standards for related disclosures about products and services, geographic areas and major customers. SFAS No. 131 uses a "management approach" to disclose financial and descriptive information about an enterprise's reportable operating segments which is based on reporting information the way that management organizes the segments within the enterprise for making operating decisions and assessing performance. For many enterprises, the management approach will likely result in more segments being reported. In addition, SFAS No. 131 requires significantly more information to be disclosed for each reportable segment than is presently being reported in annual financial statements and requires that selected information be reported in interim financial statements. SFAS No. 131 is effective for financial statements for periods beginning after December 15, 1997. SFAS No. 131 is not expected to have a material effect on Winton Financial's financial position or results of operations.

                          WINTON FINANCIAL CORPORATION

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                 CONDITION AND RESULTS OF OPERATIONS (CONTINUED)


Effects of Recent Accounting Pronouncements (continued)
-------------------------------------------------------

In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," which requires entities to recognize all derivatives in their financial statements as either assets or liabilities measured at fair value. SFAS No. 133 also specifies new methods of accounting for hedging transactions, prescribes the items and transactions that may be hedged, and specifies detailed criteria to be met to qualify for hedge accounting.

The definition of a derivative financial instrument is complex, but in general, it is an instrument with one or more underlyings, such as an interest rate or foreign exchange rate, that is applied to a notional amount, such as an amount of currency, to determine the settlement amount(s). It generally requires no significant initial investment and can be settled net or by delivery of an asset that is readily convertible to cash. SFAS No. 133 applies to derivatives embedded in other contacts, unless the underlying of the embedded derivative is clearly and closely related to the host contract.

SFAS No. 133 is effective for fiscal years beginning after June 15, 1999. On adoption, entities are permitted to transfer held-to-maturity debt securities to the available-for-sale or trading category without calling into question their intent to hold other debt securities to maturity in the future. SFAS No. 133 is not expected to have a material impact on Winton Financial's financial position or results of operations.

The foregoing discussion of the effects of recent accounting pronouncements contains forward-looking statements that involve risks and uncertainties. Changes in economic circumstances, interest rates or the balance of loan servicing rights sold and retained by Winton Savings could cause the effects of the accounting pronouncements to differ from management's foregoing assessment.

Year 2000 Compliance Issues
---------------------------

The Year 2000 issue is a serious operational problem which is widespread and complex, affecting all industries. The Federal Financial Institution Examination Council (the "FFIEC"), representing the views of each of the primary financial institution regulators, has focused on the risk that programming codes in existing computer systems will fail to properly recognize the new millennium when it occurs in the year 2000. Winton Savings is addressing the potential problems associated with the possibility that the computers which control or operate the Company's operating systems may not be programmed to read four-digit date codes and, upon arrival of the year 2000, may recognize the two-digit code "00" as the year 1900, causing systems to fail to function or to generate erroneous data. Other concerns have been raised regarding February 29, 2000, as well as September 9, 1999, which are new calculation challenges that may result in further problems.

                          WINTON FINANCIAL CORPORATION

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                 CONDITION AND RESULTS OF OPERATIONS (CONTINUED)


Year 2000 Compliance Issues (continued)
---------------------------------------

Most significantly affected are all forms of financial accounting, including interest computations, due dates, pensions, personnel benefits, investments, legal commitments, valuations, fixed asset depreciation schedules, tax filings and financial models. Additional problems may occur on other systems using computers for processing, vault openings, check protectors and gas and electric. The total impact is currently unknown; however, it is projected that failure to address these programming code issues and make appropriate changes may expose an institution to all types of risks, including credit, transaction, liquidity, interest rate, compliance, reputation, strategic, price and foreign exchange.

Winton Savings has established a Year 2000 team, headed by the systems analyst, to analyze the risk of potential problems that might arise from the failures of computer programming to recognize the year 2000 and to develop a plan to mitigate any such risk. Research by the team indicates that the greatest potential impact upon Winton Savings is the risk related to vendors used by Winton Savings, particularly the Company's data processing service bureau. Quarterly progress reports from the service bureau indicated levels of manpower and expertise sufficient to amend and test the adequacy of their computer programming and systems prior to the arrival of the year 2000. All other vendors and commercial customer's have been identified and requests for year 2000 certificates have been forwarded by Winton Savings.

The year 2000 team submits quarterly progress reports to the Board of Directors and has established a target date of December 31, 1998 for all required internal testing of each system utilized, which is expected to be minimal. The team estimates that the impact upon the Company's results of operations, liquidity and capital resources will be immaterial.

Management has developed a contingency plan which includes manual procedures along with certain off-line canned programs. Management has set a budget of approximately $100,000 to ensure Winton Financial and Winton Savings are year 2000 compliant.

In addition, financial institutions may experience increases in problem loans and credit losses in the event that borrowers fail to prepare properly for Year 2000, and higher funding costs could result if consumers react to publicity about the issue by withdrawing deposits. Winton Savings is assessing such risks among its customers. WFC could also be materially adversely affected if other third parties, such as governmental agencies, clearing houses, telephone companies, utilities and other service providers fail to prepare properly. Winton Savings is therefore attempting to assess these risks and take action to minimize their effect.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors
Winton Financial Corporation

We have audited the accompanying consolidated statements of financial condition of Winton Financial Corporation as of September 30, 1998 and 1997, and the related consolidated statements of earnings, shareholders' equity and cash flows for each of the years in the three year period ended September 30, 1998. These consolidated financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Winton Financial Corporation as of September 30, 1998 and 1997, and the consolidated results of its operations and its cash flows for each of the three years in the period ended September 30, 1998, in conformity with generally accepted accounting principles.

/S/Grant Thornton LLP

Cincinnati, Ohio
November 19, 1998 (except for Note O, as to which the date is December 4, 1998)

                          WINTON FINANCIAL CORPORATION

                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

                                  September 30,
                        (In thousands, except share data)


          ASSETS                                                                                 1998              1997

Cash and due from banks                                                                      $  1,607          $  1,367
Interest-bearing deposits in other financial institutions                                       2,607             1,419
                                                                                             --------          --------
          Cash and cash equivalents                                                             4,214             2,786

Investment securities available for sale - at market                                            5,579             3,631
Investment securities - at amortized cost, approximate market
  value of $15,185 and $12,679 at September 30, 1998 and 1997                                  14,858            12,585
Mortgage-backed securities available for sale - at market                                         565               799
Mortgage-backed securities - at cost, approximate market
  value of $12,266 and $14,345 at September 30, 1998 and 1997                                  12,418            14,614
Loans receivable - net                                                                        297,055           276,334
Loans held for sale - at lower of cost or market                                                8,253             4,210
Office premises and equipment - at depreciated cost                                             2,945             2,627
Real estate acquired through foreclosure                                                          495               513
Federal Home Loan Bank stock - at cost                                                          4,033             2,998
Accrued interest receivable on loans                                                            2,407             2,185
Accrued interest receivable on mortgage-backed securities                                          91               109
Accrued interest receivable on investments and interest-bearing deposits                          285               241
Prepaid expenses and other assets                                                                 488               393
Intangible assets - net of amortization                                                           402               463
Prepaid federal income taxes                                                                      105                 -
                                                                                             --------          --------

          Total assets                                                                       $354,193          $324,488
                                                                                             ========          ========

          LIABILITIES AND SHAREHOLDERS' EQUITY

Deposits                                                                                     $266,007          $240,317
Advances from the Federal Home Loan Bank                                                       56,899            57,425
Accounts payable on mortgage loans serviced for others                                            912               842
Advance payments by borrowers for taxes and insurance                                             610               412
Other liabilities                                                                               1,342             1,137
Accrued federal income taxes                                                                        -                85
Deferred federal income taxes                                                                   1,531               993
                                                                                             --------          --------
          Total liabilities                                                                   327,301           301,211

Commitments                                                                                         -                 -

Shareholders' equity
  Preferred stock - 2,000,000 shares without par value authorized;
    no shares issued                                                                                -                 -
  Common stock - 5,000,000 shares without par value authorized;
    4,014,304 and 1,986,152 shares outstanding                                                      -                 -
  Additional paid-in capital                                                                    8,782             6,501
  Retained earnings - restricted                                                               17,520            16,474
  Unrealized gains on securities designated as available for sale,
    net of related tax effects                                                                    590               302
                                                                                             --------          --------
          Total shareholders' equity                                                           26,892            23,277
                                                                                             --------          --------

          Total liabilities and shareholders' equity                                         $354,193          $324,488
                                                                                             ========          ========


The accompanying notes are an integral part of these statements.

                          WINTON FINANCIAL CORPORATION

                       CONSOLIDATED STATEMENTS OF EARNINGS

                            Year ended September 30,
                        (In thousands, except share data)

                                                                                    1998            1997           1996
Interest income
  Loans                                                                          $24,813         $22,086        $18,627
  Mortgage-backed securities                                                         875           1,061          1,183
  Investment securities                                                            1,105             879            821
  Interest-bearing deposits and other                                                278             207            199
                                                                                --------         -------        -------
         Total interest income                                                    27,071          24,233         20,830

Interest expense
  Deposits                                                                        13,118          12,009         10,700
  Borrowings                                                                       3,630           3,027          1,996
                                                                                --------         -------        -------
         Total interest expense                                                   16,748          15,036         12,696
                                                                                --------         -------        -------

         Net interest income                                                      10,323           9,197          8,134

Provision for losses on loans                                                         60               -            253
                                                                                --------         -------        -------

         Net interest income after provision for losses on loans                  10,263           9,197          7,881

Other income
  Gain on sale of mortgage loans                                                   1,565             837            742
  Gain on sale of investment and mortgage-backed securities
    designated as available for sale                                                   -              36              9
  Gain on sale of real estate acquired through foreclosure                             -              32              -
  Mortgage servicing fees, net                                                       168             320            284
  Other operating                                                                    447             394            384
                                                                                --------         -------        -------
         Total other income                                                        2,180           1,619          1,419

General, administrative and other expense
  Employee compensation and benefits                                               3,086           2,916          2,625
  Occupancy and equipment                                                          1,320           1,225          1,154
  Federal deposit insurance premiums                                                 150             206          1,773
  Franchise taxes                                                                    302             264            254
  Amortization of intangible assets                                                   61              61             61
  Advertising                                                                        238             169            137
  Other operating                                                                  1,164           1,066            872
  Merger related costs                                                                 -               -            615
                                                                                --------         -------        -------
         Total general, administrative and other expense                           6,321           5,907          7,491
                                                                                --------         -------        -------

         Earnings before income taxes                                              6,122           4,909          1,809

Federal income taxes
  Current                                                                          1,675             972            844
  Deferred                                                                           390             711           (216)
                                                                                --------         -------        -------
         Total federal income taxes                                                2,065           1,683            628
                                                                                --------         -------        -------

         NET EARNINGS                                                            $ 4,057         $ 3,226        $ 1,181
                                                                                ========         =======        =======

         EARNINGS PER SHARE
           Basic                                                                   $1.01         $   .81        $   .30
                                                                                ========         =======        =======

           Diluted                                                                  $.96         $   .80        $   .30
                                                                                ========         =======        =======


The accompanying notes are an integral part of these statements.

                          WINTON FINANCIAL CORPORATION

                 CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                  Years ended September 30, 1998, 1997 and 1996
                        (In thousands, except share data)

                                                                                     UNREALIZED
                                                                                      GAINS ON
                                                                        ADDITIONAL   SECURITIES
                                                               COMMON    PAID-IN     AVAILABLE      RETAINED
                                                                STOCK    CAPITAL      FOR SALE      EARNINGS        TOTAL

Balance at October 1, 1995                                        $-      $6,444          $178       $13,775      $20,397

Proceeds from exercise of stock options                            -          57            -             -            57
Net earnings for the year ended September 30, 1996                 -          -             -          1,181        1,181
Unrealized gains on securities designated as available for
  sale, net of related tax effects                                 -          -             10            -            10
Cash dividends of $.2075 per share                                 -          -             -           (814)        (814)
                                                                   --     ------           ---       -------      -------

Balance at September 30, 1996                                      -       6,501           188        14,142       20,831

Net earnings for the year ended September 30, 1997                 -          -             -          3,226        3,226
Unrealized gains on securities designated as available for
  sale, net of related tax effects                                 -          -            114            -           114
Cash dividends paid of $.225 per share                             -          -             -           (894)        (894)
                                                                   --     ------           ---       -------      -------

Balance at September 30, 1997                                      -       6,501           302        16,474       23,277

Stock dividend effected in the form of a 2-for-1 stock split       -       2,007            -         (2,007)          -
Proceeds from exercise of stock options                            -         274            -             -           274
Net earnings for the year ended September 30, 1998                 -          -             -          4,057        4,057
Unrealized gains on securities designated as available for
  sale, net of related tax effects                                            -            288            -           288
Cash dividends of $.25 per share                                   -          -             -         (1,004)      (1,004)
                                                                   --     ------           ---       -------      -------

Balance at September 30, 1998                                     $-      $8,782          $590       $17,520      $26,892
                                                                   ==     ======           ===       =======      =======



The accompanying notes are an integral part of these statements.

                          WINTON FINANCIAL CORPORATION
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                            Year ended September 30,
                                 (In thousands)

                                                                                         1998           1997           1996

Cash flows from operating activities:
  Net earnings for the year                                                        $    4,057     $    3,226       $  1,181
  Adjustments to reconcile net earnings to net
  cash provided by (used in) operating activities:
    Amortization of premiums on investments and mortgage-backed
      securities                                                                           29             17             52
    Amortization of deferred loan origination fees                                       (198)          (198)          (149)
    Depreciation and amortization                                                         409            393            355
    Amortization of intangible assets                                                      61             61             61
    Gain on sale of investment securities designated as available for sale                 -             (36)            -
    Gain on sale of mortgage-backed securities designated as available
      for sale                                                                             -              -              (9)
    Gain on sale of real estate acquired through foreclosure                               -             (32)            -
    Provision for losses on loans                                                          60             -             253
    Gain on sale of mortgage loans                                                     (1,199)          (517)          (420)
    Loans disbursed for sale in the secondary market                                 (108,187)       (43,888)       (36,301)
    Proceeds from sale of loans in the secondary market                               105,343         42,930         35,065
    Federal Home Loan Bank stock dividends                                               (248)          (188)          (155)
    Increase (decrease) in cash due to changes in:
      Accrued interest receivable on loans                                               (222)          (277)          (329)
      Accrued interest receivable on mortgage-backed securities                            18             17              9
      Accrued interest receivable on investments                                          (44)           (78)            24
      Prepaid expenses and other assets                                                   (95)            16            (73)
      Accounts payable on mortgage loans serviced for others                               70            156             64
      Other liabilities                                                                   205         (1,136)         1,666
      Federal income taxes
        Current                                                                          (190)            78            (91)
        Deferred                                                                          390            711           (216)
                                                                                   ----------     ----------       --------
         Net cash provided by operating activities                                        259          1,255            987

Cash flows provided by (used in) investing activities:
  Principal repayments on mortgage-backed securities                                    2,389          3,950          2,040
  Purchase of mortgage-backed securities designated as available for sale                  -              -          (3,087)
  Purchase of mortgage-backed securities designated as held to maturity                    -              -            (293)
  Proceeds from the sale of mortgage-backed securities designated as
    available for sale                                                                     -              -           1,406
  Proceeds from the maturity of investment securities                                   6,650          3,500          2,250
  Proceeds from the sale of investment securities designated as
    available for sale                                                                     -             122             -
  Purchase of investment securities designated as held to maturity                     (8,928)        (2,491)        (1,350)
  Purchase of investment securities designated as available for sale                   (1,495)        (4,988)            -
  Loan principal repayments                                                            92,741         63,990         40,475
  Loan disbursements                                                                 (119,653)      (103,776)       (85,242)
  Sale of loan participations                                                           6,329         11,385          1,732
  Proceeds from the sale of real estate acquired through foreclosure                       -              94             -
  Purchase and renovation of office premises and equipment                               (709)          (334)          (246)
  Additions to real estate acquired through foreclosure                                    -             (13)          (157)
  Purchase of Federal Home Loan Bank stock                                               (787)          (451)           (41)
                                                                                   ----------     ----------       --------
         Net cash used in investing activities                                        (23,463)       (29,012)       (42,513)
                                                                                   ----------     ----------       --------

         Net cash used in operating and investing activities
           (subtotal carried forward)                                                 (23,204)       (27,757)       (41,526)
                                                                                   ----------     ----------       --------

                          WINTON FINANCIAL CORPORATION

                            Year ended September 30,
                                 (In thousands)

                                                                                    1998            1997           1996


         Net cash used in operating and investing activities
           (balance brought forward)                                            $(23,204)       $(27,757)      $(41,526)

Cash flows provided by (used in) financing activities:
  Net increase in deposit accounts, including
    purchased deposits                                                            25,690          18,784         23,628
  Proceeds from Federal Home Loan Bank advances                                   68,039          37,107         65,262
  Repayment of Federal Home Loan Bank advances                                   (68,565)        (26,058)       (48,716)
  Advances by borrowers for taxes and insurance                                      198             100             23
  Proceeds from exercise of stock options                                            274              -              57
  Dividends paid on common stock                                                  (1,004)           (894)          (814)
                                                                                --------        --------       --------
         Net cash provided by financing activities                                24,632          29,039         39,440
                                                                                --------        --------       --------

Net increase (decrease) in cash and cash equivalents                               1,428           1,282         (2,086)

Cash and cash equivalents at beginning of year                                     2,786           1,504          3,590
                                                                                --------        --------       --------

Cash and cash equivalents at end of year                                        $  4,214        $  2,786       $  1,504
                                                                                ========        ========       ========


Supplemental disclosure of cash flow information:
  Cash paid during the year for:
    Federal income taxes                                                        $  1,805        $    894       $    809
                                                                                ========        ========       ========

    Interest on deposits and borrowings                                         $ 16,643        $ 14,808       $ 12,650
                                                                                ========        ========       ========

Supplemental disclosure of noncash investing activities:
  Transfer from loans to real estate acquired through
    foreclosure                                                                 $     52        $    200       $     61
                                                                                ========        ========       ========

  Unrealized gains on securities designated as
    available for sale, net of related tax effects                              $    288        $    114       $     10
                                                                                ========        ========       ========

  Recognition of mortgage servicing rights in
    accordance with SFAS No. 125                                                $    366        $    320       $   322
                                                                                ========        ========       ========




The accompanying notes are an integral part of these statements.

                          WINTON FINANCIAL CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        September 30, 1998, 1997 and 1996


NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    Winton Financial Corporation ("Winton Financial", or the "Corporation") is a savings and loan holding company whose activities are primarily limited to holding the stock of The Winton Savings and Loan Company ("Winton Savings", or the "Company"). The Company conducts a general banking business in southwestern Ohio which consists of attracting deposits from the general public and applying those funds to the origination of loans for residential, consumer and nonresidential purposes. The Company's profitability is significantly dependent on its net interest income, which is the difference between interest income generated from interest-earning assets (i.e. loans and investments) and the interest expense paid on interest-bearing liabilities (i.e. customer deposits and borrowed funds). Net interest income is affected by the relative amount of interest-earning assets and interest-bearing liabilities and the interest received or paid on these balances. The level of interest rates paid or received by the Company can be significantly influenced by a number of environmental factors, such as governmental monetary policy, that are outside of management's control.

    The financial information presented herein has been prepared in accordance with generally accepted accounting principles ("GAAP") and general accounting practices within the financial services industry. In preparing consolidated financial statements in accordance with GAAP, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and revenues and expenses during the reporting period. Actual results could differ from such estimates.

    During fiscal 1996, Winton Financial merged Blue Chip Savings Bank ("Blue Chip") with and into its subsidiary, Winton Savings, in a transaction which was accounted for as a pooling-of-interests. In connection with the business combination, Winton Financial issued 361,952 shares of common stock.

    1.  Principles of Consolidation
        ---------------------------

    The consolidated financial statements include the accounts of the Corporation and the Company. Condensed financial statements of the Corporation are presented in Note M as of September 30, 1998 and 1997, and for the fiscal years ended September 30, 1998, 1997 and 1996. All significant intercompany balances and transactions have been eliminated in the accompanying consolidated financial statements.

                          WINTON FINANCIAL CORPORATION

                        September 30, 1998, 1997 and 1996


NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

    2.  Investment Securities and Mortgage-Backed Securities
        ----------------------------------------------------

    The Corporation accounts for investment and mortgage-backed securities in accordance with Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities." SFAS No. 115 requires that investments be categorized as held-to-maturity, trading, or available for sale. Securities classified as held-to-maturity are carried at cost only if the Corporation has the positive intent and ability to hold these securities to maturity. Trading securities and securities available for sale are carried at fair value with resulting unrealized gains or losses recorded to operations or shareholders' equity, respectively. At September 30, 1998 and 1997, the Corporation's shareholders equity reflected net unrealized gains on securities designated as available for sale totaling $590,000 and $302,000, respectively.

    Realized gains and losses on the sale of investment and mortgage-backed securities are recognized using the specific identification method.

    3.  Loans Receivable
        ----------------

    Loans held in portfolio are stated at the principal amount outstanding, adjusted for deferred loan origination fees, the allowance for loan losses and premiums and discounts on loans purchased and sold. Premiums and discounts on loans purchased and sold are amortized and accreted to operations using the interest method over the average life of the underlying loans.

    Interest is accrued as earned unless the collectibility of the loan is in doubt. Uncollectible interest on loans that are contractually past due is charged off, or an allowance is established based on management's periodic evaluation. The allowance is established by a charge to interest income equal to all interest previously accrued, and income is subsequently recognized only to the extent that cash payments are received until, in management's judgment, the borrower's ability to make periodic interest and principal payments has returned to normal, in which case the loan is returned to accrual status. If the ultimate collectibility of principal is in doubt, in whole or in part, all payments received on nonaccrual loans are applied to reduce principal until such doubt is eliminated.

    Loans held for sale are carried at the lower of cost or market, determined in the aggregate. In computing cost, deferred loan origination fees are deducted from the principal balances of the related loans. At September 30, 1998 and 1997, loans held for sale were carried at cost.

    Winton Savings accounts for mortgage servicing rights pursuant to the provisions of SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," which requires that Winton Savings recognize as separate assets, rights to service mortgage loans for others, regardless of how those servicing rights are acquired. An institution that acquires mortgage servicing rights through either the purchase or origination of mortgage loans and sells those loans with servicing rights retained would allocate some of the cost of the loans to the mortgage servicing rights.

                          WINTON FINANCIAL CORPORATION

                        September 30, 1998, 1997 and 1996


NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

    3.  Loans Receivable (continued)
        -----------------

    SFAS No. 125 requires that securitization of mortgage loans be accounted for as sales of mortgage loans and acquisitions of mortgage-backed securities. Additionally, SFAS No. 125 requires that capitalized mortgage servicing rights and capitalized excess servicing receivables be assessed for impairment. Impairment is measured based on fair value.

    The mortgage servicing rights recorded by the Company, calculated in accordance with the provisions of SFAS No. 125, were segregated into pools for valuation purposes, using as pooling criteria the loan term and coupon rate. Once pooled, each grouping of loans was evaluated on a discounted earnings basis to determine the present value of future earnings that a purchaser could expect to realize from each portfolio. Earnings were projected from a variety of sources including loan servicing fees, interest earned on float, net interest earned on escrows, miscellaneous income, and costs to service the loans. The present value of future earnings is the "economic" value for the pool, i.e., the net realizable present value to an acquirer of the acquired servicing.

    The Company recorded amortization related to mortgage servicing rights totaling approximately $213,000, $32,000 and $6,000 for the years ended September 30, 1998, 1997 and 1996, respectively. At September 30, 1998 and 1997, the fair value of the Company's mortgage servicing rights totaled approximately $790,000 and $636,000, respectively.

    4.  Loan Origination and Commitment Fees
        ------------------------------------

    The Company accounts for loan origination fees in accordance with the provisions of SFAS No. 91, "Accounting for Nonrefundable Fees and Costs Associated with Originating or Acquiring Loans and Initial Direct Costs of Leases." Pursuant to the provisions of SFAS No. 91, origination fees received from loans, net of certain direct origination costs, are deferred and amortized to interest income using the interest method, giving effect to actual loan prepayments. Additionally, SFAS No. 91 generally limits the definition of loan origination costs to the direct costs attributable to originating a loan, i.e., principally actual personnel costs. Fees received for loan commitments that are expected to be drawn upon, based on the Company's experience with similar commitments, are deferred and amortized over the life of the related loan using the interest method. Fees for other commitments are deferred and amortized over the loan commitment period on a straight-line basis.

    5.  Allowance for Loan Losses
        -------------------------

    It is the Company's policy to provide valuation allowances for estimated losses on loans based on past loss experience, current trends in the level of delinquent and problem loans, loan concentrations to single borrowers, changes in the composition of the loan portfolio, adverse situations that may affect the borrower's ability to repay, the estimated value of any underlying collateral and current and anticipated economic conditions in its primary lending

                          WINTON FINANCIAL CORPORATION

                        September 30, 1998, 1997 and 1996


NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

    5.  Allowance for Loan Losses (continued)
        --------------------------

    areas. When the collection of a loan becomes doubtful, or otherwise troubled, the Company records a charge-off equal to the difference between the fair value of the property securing the loan and the loan's carrying value. Major loans, including development projects, and major lending areas are reviewed periodically to determine potential problems at an early date. The allowance for loan losses is increased by charges to earnings and decreased by charge-offs (net of recoveries).

    The Company accounts for impaired loans in accordance with SFAS No. 114, "Accounting by Creditors for Impairment of a Loan." SFAS No. 114 requires that impaired loans be measured based upon the present value of expected future cash flows discounted at the loan's effective interest rate or, as an alternative, at the loan's observable market price or fair value of the collateral.

    A loan is defined under SFAS No. 114 as impaired when, based on current information and events, it is probable that a creditor will be unable to collect all amounts due according to the contractual terms of the loan agreement. In applying the provisions of SFAS No. 114, the Company considers its investment in one- to four-family residential loans and consumer installment loans to be homogeneous and therefore excluded from separate identification for evaluation of impairment. With respect to the Company's investment in nonresidential and multi-family residential real estate loans, and its evaluation of impairment thereof, such loans are generally collateral dependent and, as a result, are carried as a practical expedient at the lower of cost or fair value.

    Collateral dependent loans which are more than ninety days delinquent are considered to constitute more than a minimum delay in repayment and are evaluated for impairment under SFAS No. 114 at that time.

    At September 30, 1998 and 1997, the Company had no loans that would be defined as impaired under SFAS No. 114.

    6.  Office Premises and Equipment
        -----------------------------

    Office premises and equipment are carried at cost and include expenditures which extend the useful lives of existing assets. Maintenance, repairs and minor renewals are expensed as incurred. For financial reporting, depreciation and amortization are provided on the straight-line and accelerated methods over the useful lives of the assets, estimated to be thirty to forty years for buildings, five to fifteen years for building improvements and three to fifteen years for furniture and equipment. An accelerated depreciation method is used for tax reporting purposes.

                          WINTON FINANCIAL CORPORATION

                        September 30, 1998, 1997 and 1996


NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

    7.  Real Estate Acquired through Foreclosure
        ----------------------------------------

    Real estate acquired through foreclosure is carried at the lower of the loan's unpaid principal balance (cost) or fair value less estimated selling expenses at the date of acquisition. Real estate loss provisions are recorded if the properties' fair value subsequently declines below the value determined at the recording date. In determining the lower of cost or fair value at acquisition, costs relating to development and improvement of property are considered. Costs relating to holding real estate acquired through foreclosure, net of rental income, are charged against earnings as incurred.

    8.  Federal Income Taxes
        --------------------

    The Corporation accounts for federal income taxes pursuant to SFAS No. 109, "Accounting for Income Taxes." In accordance with SFAS No. 109, a deferred tax liability or deferred tax asset is computed by applying the current statutory tax rates to net taxable or deductible temporary differences between the tax basis of an asset or liability and its reported amount in the consolidated financial statements that will result in net taxable or deductible amounts in future periods. Deferred tax assets are recorded only to the extent that the amount of net deductible temporary differences or carryforward attributes may be utilized against current period earnings, carried back against prior years' earnings, offset against taxable temporary differences reversing in future periods, or utilized to the extent of management's estimate of future taxable income. A valuation allowance is provided for deferred tax assets to the extent that the value of net deductible temporary differences and carryforward attributes exceeds management's estimates of taxes payable on future taxable income. Deferred tax liabilities are provided on the total amount of net temporary differences taxable in the future.

    Deferral of income taxes results primarily from different methods of accounting for deferred loan origination fees, Federal Home Loan Bank stock dividends, mortgage servicing rights, the general loan loss allowance and the percentage of earnings bad debt deduction. Additionally, a temporary difference is recognized for depreciation utilizing accelerated methods for federal income tax purposes.

    9.  Amortization of Intangible Assets
        ---------------------------------

    Goodwill and other intangible assets arising from the acquisition of deposits from another financial institution are being amortized on the straight-line method over a ten year period.

                          WINTON FINANCIAL CORPORATION

                        September 30, 1998, 1997 and 1996


NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

    10.  Employee Benefit Plans
         ----------------------

    The Corporation has an Employee Stock Ownership Plan ("ESOP") which provides retirement benefits for substantially all employees who have completed one year of service. Contributions of $98,000, $90,000 and $65,000 were made to the ESOP for the years ended September 30, 1998, 1997 and 1996, respectively. At September 30, 1998, the ESOP held 321,992 shares (adjusted) of the Corporation's common stock, all of which had been allocated to participants as of that date. All share totals and per share amounts have been adjusted to give effect to the two-for-one stock split in the form of a stock dividend effected during fiscal 1998.

    The Company has a contributory 401(k) plan covering all employees who have attained the age of 21 and have completed one year of service. Contributions to the plan are voluntary and are matched at the discretion of the Board of Directors. Contributions to the plan totaled $29,000, $25,000 and $23,000, for the years ended September 30, 1998, 1997 and 1996, respectively.

    11.  Earnings Per Share
         ------------------

    Basic earnings per share is computed based upon 4,012,605, 3,972,304 and 3,970,034 weighted-average shares outstanding for the fiscal years ended September 30, 1998, 1997 and 1996, respectively.

    Diluted earnings per share is computed taking into consideration common shares outstanding and dilutive potential common shares to be issued under the Corporation's stock option plan. Weighted-average common shares deemed outstanding for purposes of computing diluted earnings per share totaled 4,205,030, 4,026,996 and 3,989,657 for the fiscal years ended September 30, 1998, 1997 and 1996, respectively.

    Effective during the fiscal year ended September 30, 1998, the Corporation began presenting earnings per share pursuant to the provisions of SFAS No. 128, "Earnings per Share." Accordingly, the fiscal 1997 and 1996 earnings per share presentation has been revised to conform to SFAS No. 128, and to give effect to the two-for-one stock split effected during fiscal 1998.

    12.  Cash and Cash Equivalents
         -------------------------

    For purposes of reporting cash flows, cash and cash equivalents includes cash and due from banks and interest-bearing deposits due from other financial institutions with original maturities of less than ninety days.

                          WINTON FINANCIAL CORPORATION

                        September 30, 1998, 1997 and 1996

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

    13.  Fair Value of Financial Instruments
         -----------------------------------

    SFAS No. 107, "Disclosures about Fair Value of Financial Instruments," requires disclosure of the fair value of financial instruments, both assets and liabilities whether or not recognized in the consolidated statement of financial condition, for which it is practicable to estimate that value. When quoted market prices are not available for financial instruments, fair values are based on estimates using present value and other valuation methods.

    The methods used are greatly affected by the assumptions applied, including the discount rate and estimates of future cash flows. Therefore, the fair values presented may not represent amounts that could be realized in an exchange for certain financial instruments.

    The following methods and assumptions were used by the Corporation in estimating its fair value disclosures for financial instruments at September 30, 1998 and 1997:

                  CASH AND CASH EQUIVALENTS: The carrying amounts presented in the consolidated statements of financial condition for cash and cash equivalents are deemed to approximate fair value.

                  INVESTMENTS AND MORTGAGE-BACKED SECURITIES: For investment and mortgage-backed securities, fair value is deemed to equal the quoted market price.

                  LOANS RECEIVABLE: The loan portfolio has been segregated into categories with similar characteristics, such as one- to four-family residential, multi-family residential and nonresidential real estate. These loan categories were further delineated into fixed-rate and adjustable-rate loans. The fair values for the resultant loan categories were computed via discounted cash flow analysis, using current interest rates offered for loans with similar terms to borrowers of similar credit quality. For loans on deposit accounts, and consumer and other loans, fair values were deemed to equal the historic carrying values. The historical carrying amount of accrued interest on loans is deemed to approximate fair value.

                  FEDERAL HOME LOAN BANK STOCK: The carrying amount presented in the consolidated statements of financial condition is deemed to approximate fair value.

                  DEPOSITS: The fair value of NOW accounts, passbook and club accounts, advance payments and amounts due on loans serviced for others are deemed to approximate the amount payable on demand. Fair values for fixed-rate certificates of deposit have been estimated using a discounted cash flow calculation using the interest rates currently offered for deposits of similar remaining maturities.

                          WINTON FINANCIAL CORPORATION

                        September 30, 1998, 1997 and 1996


NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

    13.  Fair Value of Financial Instruments (continued)
         -----------------------------------------------

                  ADVANCES FROM THE FEDERAL HOME LOAN BANK: The fair value of these advances is estimated using the interest rates currently offered for advances of similar remaining maturities or, when available, quoted market prices.

                  COMMITMENTS TO EXTEND CREDIT: For fixed-rate and adjustable-rate loan commitments, the fair value estimate considers the difference between current levels of interest rates and committed rates. The difference between the fair value and notional amount of outstanding loan commitments at September 30, 1998 and 1997, was not material.

    Based on the foregoing methods and assumptions, the carrying value and fair value of the Corporation's financial instruments are as follows at September 30:



                                                                       1998                         1997
                                                             CARRYING         FAIR       CARRYING         FAIR
                                                                VALUE        VALUE          VALUE        VALUE
                                                                                 (In thousands)
    Financial assets
      Cash and cash equivalents                            $    4,214   $    4,214     $    2,786   $    2,786
      Investment securities designated
        as available for sale                                   5,579        5,579          3,631        3,631
      Investment securities - at cost                          14,858       15,185         12,585       12,679
      Mortgage-backed securities designated
        as available for sale                                     565          565            799          799
      Mortgage-backed securities - at cost                     12,418       12,266         14,614       14,345
      Loans receivable - net                                  305,308      317,216        280,544      283,594
      Federal Home Loan Bank stock                              4,033        4,033          2,998        2,998
                                                           ----------   ----------     ----------   ----------

                                                           $  346,975   $  359,058     $  317,957   $  320,832
                                                           ==========   ==========     ==========   ==========
    Financial liabilities
      Deposits                                             $  266,007   $  266,556     $  240,317   $  240,875
      Advances from Federal Home Loan Bank                     56,899       56,905         57,425       57,428
      Advance payments and amounts due on loans
        serviced for others                                     1,522        1,522          1,254        1,254
                                                           ----------   ----------     ----------   ----------

                                                           $  324,428   $  324,983     $  298,996   $  299,557
                                                           ==========   ==========     ==========   ==========

                          WINTON FINANCIAL CORPORATION

                        September 30, 1998, 1997 and 1996


NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

    14.  Reclassifications
         -----------------

    Certain prior year amounts have been reclassified to conform to the 1998 consolidated financial statement presentation.


NOTE B - INVESTMENT AND MORTGAGE-BACKED SECURITIES

    Amortized cost, gross unrealized gains, gross unrealized losses, and estimated fair values of investment securities at September 30 are summarized as follows:


                                                                  1998                           1997
                                                                         ESTIMATED                   ESTIMATED
                                                         AMORTIZED            FAIR      AMORTIZED         FAIR
                                                              COST           VALUE           COST        VALUE
                                                                                (In thousands)
    HELD TO MATURITY:
      U.S. Government and agency
        obligations                                        $14,858         $15,185        $12,585      $12,679

    AVAILABLE FOR SALE:
      U.S. Government and agency obligations                 4,587           4,855          3,088        3,149
      Corporate equity securities                              103             724            103          482
                                                           -------         -------        -------      -------
                                                             4,690           5,579          3,191        3,631
                                                           -------         -------        -------      -------

         Total investment securities                       $19,548         $20,764        $15,776      $16,310
                                                           =======         =======        =======      =======


    At September 30, 1998, the fair value appreciation of the Corporation's investment securities in excess of cost totaled $1,216,000, which was comprised solely of gross unrealized gains.

    At September 30, 1997, the fair value appreciation of the Corporation's investment securities in excess of cost totaled $534,000, which was comprised of gross unrealized gains of $549,000 and gross unrealized losses of $15,000.

    The amortized cost and estimated fair value of U.S. Government and agency obligations, including those designated as available for sale, at September 30, 1998, by term to maturity are shown below.


                                                                   ESTIMATED
                                                  AMORTIZED             FAIR
                                                       COST            VALUE
                                                           (In thousands)

    Due in one year or less                        $  6,149         $  6,193
    Due in one to three years                         4,710            4,770
    Due in three to five years                        8,586            9,077
                                                   --------         --------

                                                   $ 19,445         $ 20,040
                                                   ========         ========



                          WINTON FINANCIAL CORPORATION

                        September 30, 1998, 1997 and 1996


NOTE B - INVESTMENTS AND MORTGAGE-BACKED SECURITIES (continued)

    The amortized cost, gross unrealized gains, gross unrealized losses, and estimated fair values of mortgage-backed securities at September 30, 1998 and 1997, are shown below.

                                                                                            1998
                                                                                  GROSS            GROSS      ESTIMATED
                                                               AMORTIZED     UNREALIZED       UNREALIZED           FAIR
                                                                    COST          GAINS           LOSSES          VALUE
                                                                                      (In thousands)
    HELD TO MATURITY:
      Federal Home Loan Mortgage Corporation
        Participation certificates                              $  4,402          $  11           $  (68)      $  4,345
      Government National Mortgage Association
        Participation certificates                                   598              9               -             607
      Federal National Mortgage Association
        Participation certificates                                 2,912              1              (65)         2,848
        Collateralized mortgage obligations                        1,181             -               (12)         1,169
      CMC Securities Corporation
        Collateralized mortgage obligations                        3,137             -               (24)         3,113
      Residential Funding Corporation
        Collateralized mortgage obligations                          188             -                (4)           184
                                                                --------          -----           ------       --------
         Total mortgage-backed securities
           held to maturity                                       12,418             21             (173)        12,266

    AVAILABLE FOR SALE:
      Government National Mortgage Corporation
        Participation Certificates                                   561              4               -             565
                                                                --------          -----           ------       --------

         Total mortgage-backed securities                       $ 12,979          $  25           $ (173)      $ 12,831
                                                                ========          =====           ======       ========


                          WINTON FINANCIAL CORPORATION

                        September 30, 1998, 1997 and 1996


NOTE B - INVESTMENTS AND MORTGAGE-BACKED SECURITIES (continued)


                                                                                            1997
                                                                                  GROSS            GROSS      ESTIMATED
                                                               AMORTIZED     UNREALIZED       UNREALIZED           FAIR
                                                                    COST          GAINS           LOSSES          VALUE
                                                                                      (In thousands)
    HELD TO MATURITY:
      Federal Home Loan Mortgage Corporation
        Participation certificates                              $  5,371          $  34           $  (92)      $  5,313
      Government National Mortgage Association
        Participation certificates                                   811             25               -             836
      Federal National Mortgage Association
        Participation certificates                                 3,449              5              (63)         3,391
        Collateralized mortgage obligations                        1,657             -               (67)         1,590
      CMC Securities Corporation
        Collateralized mortgage obligations                        3,137             -              (106)         3,031
      Residential Funding Corporation
        Collateralized mortgage obligations                          189             -                (5)           184
                                                                --------          -----           ------       --------
         Total mortgage-backed securities
           held to maturity                                       14,614             64             (333)        14,345

    AVAILABLE FOR SALE:
      Government National Mortgage Corporation
        Participation Certificates                                   782             17               -             799
                                                                --------          -----           ------       --------

         Total mortgage-backed securities                       $ 15,396          $  81           $ (333)      $ 15,144
                                                                ========          =====           ======       ========


                          WINTON FINANCIAL CORPORATION

                        September 30, 1998, 1997 and 1996


NOTE B - INVESTMENTS AND MORTGAGE-BACKED SECURITIES (continued)

    The amortized cost of mortgage-backed securities, including those designated as available for sale at September 30, 1998, by contractual terms to maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may generally prepay obligations without prepayment penalties.


                                                              AMORTIZED COST
                                                              (In thousands)

    Due within three years                                           $     2
    Due after three years through five years                               7
    Due after five years through ten years                                12
    Due after ten years through twenty years                           2,943
    Due after twenty years                                            10,015
                                                                      ------

                                                                     $12,979
                                                                     =======


    Mortgage-backed securities with an approximate carrying value of $3.2 million were pledged to secure public deposits at September 30, 1998.


NOTE C - LOANS RECEIVABLE

    The composition of the loan portfolio at September 30 is as follows:


                                                                        1998            1997
                                                                            (In thousands)


    Residential real estate
      One- to four-family residential                               $138,415          $145,039
      Multi-family residential                                        75,442            71,798
      Construction                                                    19,505            15,036
    Nonresidential real estate and land                               60,722            47,974
    Nonresidential construction                                        9,782             1,401
    Consumer and other                                                 8,176             5,003
                                                                    --------          --------
                                                                     312,042           286,251
    Less:
      Undisbursed portion of loans in process                         13,616             8,364
      Deferred loan origination fees                                     529               726
      Allowance for loan losses                                          842               827
                                                                    --------          --------

                                                                    $297,055          $276,334
                                                                    ========          ========


                          WINTON FINANCIAL CORPORATION

                        September 30, 1998, 1997 and 1996


NOTE C - LOANS RECEIVABLE (continued)

    The Company's lending efforts have historically focused on one- to four-family residential and multi-family residential real estate loans, which comprise approximately $223.0 million, or 75%, of the total loan portfolio at September 30, 1998, and $223.5 million, or 81%, of the total loan portfolio at September 30, 1997. Generally, such loans have been underwritten on the basis of no more than an 80% loan-to-value ratio, which has historically provided the Company with adequate collateral coverage in the event of default. Nevertheless, the Company, as with any lending institution, is subject to the risk that residential real estate values could deteriorate in its primary lending area of southwestern Ohio, thereby impairing collateral values. However, management is of the belief that residential real estate values in the Company's primary lending area are presently stable.

    As discussed previously, the Company has sold whole loans and participating interests in loans in the secondary market, generally retaining servicing on the loans sold. Loans sold and serviced for others totaled approximately $163.0 million, $145.2 million and $116.6 million at September 30, 1998, 1997 and 1996, respectively. At September 30, 1998, loans sold with recourse totaled $7.7 million.


NOTE D - ALLOWANCE FOR LOAN LOSSES

    The activity in the allowance for loan losses is summarized as follows for the years ended September 30:


                                                       1998           1997         1996
                                                               (In thousands)

    Beginning balance                                 $ 827           $857         $654
    Provision for losses on loans                        60             -           253
    Charge-off of loans                                 (47)           (51)         (50)
    Recoveries of loan losses                             2             21           -
                                                      -----           ----         ----

    Ending balance                                    $ 842           $827         $857
                                                      =====           ====         ====


                          WINTON FINANCIAL CORPORATION

                        September 30, 1998, 1997 and 1996


NOTE D - ALLOWANCE FOR LOAN LOSSES (continued)

    At September 30, 1998, the Company's allowance for loan losses was comprised of a general loan loss allowance of $789,000, which is includible as a component of regulatory risk-based capital, and a specific loan loss allowance totaling $53,000.

    Nonperforming and nonaccrual loans at September 30, 1998, 1997 and 1996, totaled $1.1 million, $472,000 and $923,000, respectively. Interest income that would have been recognized had nonaccrual loans performed pursuant to contractual terms totaled approximately $31,000, $26,000 and $53,000 for the years ended September 30, 1998, 1997 and 1996, respectively.


NOTE E - OFFICE PREMISES AND EQUIPMENT

    Office premises and equipment is comprised of the following at September 30:



                                                              1998            1997
                                                                 (In thousands)

    Land                                                   $   336         $   336
    Office buildings and improvements                        2,466           2,413
    Furniture, fixtures and equipment                        2,979           2,323
                                                           -------         -------
                                                             5,781           5,072
      Less accumulated depreciation and
        amortization                                         2,836           2,445
                                                           -------         -------

                                                           $ 2,945         $ 2,627
                                                           =======         =======


    The Company leases part of the main office facility and the adjacent real property under three-year operating lease agreements at an annual cost of $46,000 per year. The lease for the main office facility is renewable for seven additional three-year terms at market rates. The lease for the adjacent real property is renewable for six additional three-year terms at market rates. The Company may purchase the land and property at any time after the first three-year term for total consideration of $500,000. Additionally, a lease was assumed as part of the Blue Chip merger. The lease expires on December 1, 1999, with two five year renewal options and has a minimum commitment of approximately $45,000 for each of the fiscal years ended December 31, 1998 and 1999, and $7,000 for fiscal 2000. Further, the Company has entered into a lease agreement during fiscal 1998 on a new loan origination office, which provides for annual lease payments of $21,000 through fiscal 2002 and a commitment of $18,000 for fiscal 2003. The Company has an option to extend the lease term for an additional five year period at market rates.

                          WINTON FINANCIAL CORPORATION

                        September 30, 1998, 1997 and 1996


NOTE F - DEPOSITS

    Deposits consist of the following major classifications at September 30:

    DEPOSIT TYPE AND WEIGHTED-AVERAGE INTEREST RATE                                      1998             1997
                                                                                           (In thousands)

    NOW accounts and money market deposits
      1998 - 0.95%                                                                  $  18,338
      1997 - 1.65%                                                                                   $  13,575
    Passbook and Club accounts
      1998 - 3.59%                                                                     48,362
      1997 - 3.70%                                                                                      50,622
                                                                                    ---------        ---------

         Total demand, transaction and passbook deposits                               66,700           64,197

    Certificates of deposit
      Original maturities of:
        Less than 12 months
          1998 - 5.66%                                                                 60,188
          1997 - 5.66%                                                                                  49,356
        12 months to 36 months
          1998 - 5.98%                                                                 89,966
          1997 - 6.14%                                                                                  80,730
        More than 36 months
          1998 - 6.24%                                                                 17,470
          1997 - 6.25%                                                                                  15,758
      Individual Retirement and Keogh
        1998 - 6.05%                                                                   31,683
        1997 - 6.16%                                                                                    30,276
                                                                                    ---------        ---------

         Total certificates of deposit                                                199,307          176,120
                                                                                    ---------        ---------

         Total deposit accounts                                                     $ 266,007        $ 240,317
                                                                                    =========        =========


    The Company had certificate of deposit accounts with balances equal to or in excess of $100,000 totaling $64.7 million and $54.7 million at September 30, 1998 and 1997, respectively.

                          WINTON FINANCIAL CORPORATION

                        September 30, 1998, 1997 and 1996


NOTE F - DEPOSITS (continued)

    Interest expense on deposits at September 30 is summarized as follows:


                                                                              1998           1997          1996
                                                                                        (In thousands)

    Passbook and money market deposit accounts                             $ 1,813       $  1,843      $  1,735
    NOW accounts                                                               191            218           206
    Certificates of deposit                                                 11,114          9,948         8,759
                                                                           -------       --------      --------

                                                                           $13,118       $ 12,009      $ 10,700
                                                                           =======       ========      ========

    Maturities of outstanding certificates of deposit at September 30 are summarized as follows:

                                                                                           1998            1997
                                                                                              (In thousands)

    Less than one year                                                                 $118,079        $101,627
    One year to three years                                                              75,823          68,954
    More than three years                                                                 5,405           5,539
                                                                                      ---------       ---------

                                                                                       $199,307        $176,120


NOTE G - ADVANCES FROM THE FEDERAL HOME LOAN BANK

    Advances from the Federal Home Loan Bank, collateralized at September 30, 1998, by pledges of certain residential mortgage loans totaling $85.3 million, and the Company's investment in Federal Home Loan Bank stock, are summarized as follows:

                                          MATURING FISCAL
    INTEREST RATE                          YEAR ENDING IN                    1998                 1997
                                                                                  (In thousands)

    5.15% - 7.20%                                    1998                 $    -               $25,500
    5.67% - 7.20%                                    1999                   8,500                8,500
    6.17% - 8.35%                                    2000                  11,000               11,000
    6.23% - 7.20%                                    2001                   4,000                4,000
    6.05% - 7.20%                                    2002                   8,256                8,318
    5.87%                                            2003                   2,000                   -
    2.50% - 5.95%                              Thereafter                  23,143                  107
                                                                           ------              -------

                                                                          $56,899              $57,425
                                                                           ======              =======

    Weighted-average interest rate                                           5.98%                6.22%
                                                                           ======              =======

                          WINTON FINANCIAL CORPORATION

                        September 30, 1998, 1997 and 1996


NOTE H - FEDERAL INCOME TAXES

    Federal income taxes differ from the amounts computed at the statutory corporate tax rate for the years ended September 30 as follows:


                                                                                         1998         1997         1996
                                                                                             (In thousands)

    Federal income taxes computed at statutory rate                                    $2,081       $1,669         $615
    Increase (decrease) in taxes resulting from:
      Nondeductible expenses                                                               11           11           11
      Nontaxable dividend income                                                           (4)          (4)          (4)
      Low income housing investment tax credits                                           (42)          -            -
      Other                                                                                19            7            6
                                                                                       ------       ------         ----
    Federal income tax provision per consolidated
      financial statements                                                             $2,065       $1,683         $628
                                                                                       ======       ======         ====

    Effective tax rate                                                                   33.7%        34.3%        34.7%
                                                                                       ======       ======         ====

    The composition of the Corporation's net deferred tax liability at September 30 is as follows:

    Taxes (payable) refundable on temporary                                                           1998         1997
    differences at statutory rate:                                                                      (In thousands)

    Deferred tax assets:
      General loan loss allowance                                                                  $   286        $ 281
      Amortization of intangible assets                                                                 42           43
                                                                                                    ------         ----
         Total deferred tax assets                                                                     328          324

    Deferred tax liabilities:
      Federal Home Loan Bank stock dividends                                                          (529)        (444)
      Difference between book and tax depreciation                                                     (50)         (76)
      Percentage of earnings bad debt deduction                                                       (331)        (331)
      Unrealized gains on securities designated as available for sale                                 (303)        (155)
      Deferred loan origination costs                                                                 (366)         (68)
      Mortgage servicing rights                                                                       (269)        (216)
      Other                                                                                            (11)         (27)
                                                                                                    ------        -----
         Total deferred tax liabilities                                                             (1,859)      (1,317)
                                                                                                    ------       ------

         Net deferred tax liability                                                                $(1,531)       $(993)
                                                                                                    ======        =====

                          WINTON FINANCIAL CORPORATION

                        September 30, 1998, 1997 and 1996


NOTE H - FEDERAL INCOME TAXES (continued)

    The Company was allowed a special bad debt deduction generally limited to 8% of otherwise taxable income, subject to certain limitations based on aggregate loans and savings account balances at the end of the year. If the amounts that qualify as deductions for federal income taxes are later used for purposes other than for bad debt losses, including distributions in liquidation, such distributions will be subject to federal income taxes at the then current corporate income tax rate. This percentage of earnings bad debt deduction had accumulated to approximately $2.0 million as of September 30, 1998. The amount of the unrecognized deferred tax liability relating to the cumulative bad debt deduction was approximately $400,000 at September 30, 1998. See Note K for additional information regarding future percentage of earnings bad debt deductions.


NOTE I - LOAN COMMITMENTS

    The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers including commitments to extend credit. Such commitments involve, to varying degrees, elements of credit and interest-rate risk in excess of the amount recognized in the consolidated statement of financial condition. The contract or notional amounts of the commitments reflect the extent of the Company's involvement in such financial instruments.

    The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit is represented by the contractual notional amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as those utilized for on-balance-sheet instruments.

    At September 30, 1998, the Company had total outstanding commitments of approximately $18.8 million to originate residential one- to four-family and multi-family real estate loans on the basis of an 80% loan-to-value ratio, of which $1.6 million were comprised of adjustable-rate loans at rates ranging from 6.875% to 8.00%, and $17.2 million were comprised of fixed-rate loans at rates ranging from 6.375% to 9.00%. The Company also had total outstanding commitments of approximately $2.4 million to originate nonresidential real estate and land loans, of which $2.3 million were comprised of fixed-rate loans at interest rates ranging from 7.125% to 8.75%, and $65,000 were comprised of adjustable rate loans at 8.00%. The Company also had total outstanding commitments of approximately $717,000 to originate lines of credit. Additionally, the Company had unused lines of credit related to home equity loans and commercial loans totaling $12.0 million and $3.3 million, respectively. In the opinion of management, all loan commitments equaled or exceeded prevalent market interest rates as of September 30, 1998, and such commitments have been underwritten on the same basis as that of the existing loan portfolio. Management believes that all loan commitments are able to be funded through cash flow from operations and existing excess liquidity. Fees received in connection with these commitments have not been recognized in earnings.

                          WINTON FINANCIAL CORPORATION

                        September 30, 1998, 1997 and 1996


NOTE J - REGULATORY CAPITAL

    The Company is subject to minimum regulatory capital standards promulgated by the Office of Thrift Supervision ("OTS"). Failure to meet minimum capital requirements can initiate certain mandatory - and possibly additional discretionary - actions by regulators that, if undertaken, could have a direct material effect on its financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, Winton Savings must meet specific capital guidelines that involve quantitative measures of Winton Savings' assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. Winton Savings' capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

    The minimum capital standards of the OTS generally require the maintenance of regulatory capital sufficient to meet each of three tests, hereinafter described as the tangible capital requirement, the core capital requirement and the risk-based capital requirement. The tangible capital requirement provides for minimum tangible capital (defined as shareholders' equity less all intangible assets) equal to 1.5% of adjusted total assets. The core capital requirement provides for minimum core capital (tangible capital plus certain forms of supervisory goodwill and other qualifying intangible assets) equal to 3.0% of adjusted total assets. The risk-based capital requirement currently provides for the maintenance of core capital plus general loan loss allowances equal to 8.0% of risk-weighted assets as of September 30, 1998. In computing risk-weighted assets, Winton Savings multiplies the value of each asset on its statement of financial condition by a defined risk-weighted factor, e.g., one- to four-family residential loans carry a risk-weighted factor of 50%.

    The OTS has proposed an amendment to the core capital requirement that would increase the minimum requirement to a range of 4.0% - 5.0% of adjusted total assets for substantially all savings associations. Management anticipates no material change to the Company's excess regulatory capital position if the proposal is adopted in its present form.

    As of September 30, 1998 and 1997, management believes that the Company met all capital adequacy requirements to which it is subject.


                                                                                  AS OF SEPTEMBER 30, 1998


                                                                                      FOR CAPITAL
                                             ACTUAL                                 ADEQUACY PURPOSES
                                         ---------------                            -----------------
                                         AMOUNT    RATIO                              AMOUNT    RATIO
                                                                                   (Dollars in thousands)

    Tangible capital                    $25,633      7.3%      Greater than or equal to  $ 5,291   Greater than or equal to 1.5%

    Core capital                        $25,633      7.3%      Greater than or equal to  $10,582   Greater than or equal to 3.0%

    Risk-based capital                  $26,422     10.6%      Greater than or equal to  $20,001   Greater than or equal to 8.0%


                                                          AS OF SEPTEMBER 30, 1998
                                                               TO BE "WELL-
                                                            CAPITALIZED" UNDER
                                                             PROMPT CORRECTIVE
                                                             ACTION PROVISIONS
                                                             -----------------
                                                            AMOUNT       RATIO
Tangible capital                      Greater than or equal to  $17,637    Greater than or equal to   5.0%

Core capital                          Greater than or equal to  $21,164    Greater than or equal to   6.0%

Risk-based capital                    Greater than or equal to  $25,001    Greater than or equal to  10.0%

                          WINTON FINANCIAL CORPORATION

                        September 30, 1998, 1997 and 1996


NOTE J - REGULATORY CAPITAL (continued)


                                                                AS OF SEPTEMBER 30, 1997


                                                                                          FOR CAPITAL
                                             ACTUAL                                    ADEQUACY PURPOSES
                                         ----------------                              -----------------
                                         AMOUNT     RATIO                              AMOUNT      RATIO
                                                                                     (Dollars in thousands)

    Tangible capital                    $22,252      6.9%      Greater than or equal to  $  4,852    Greater than or equal to 1.5%

    Core capital                        $22,252      6.9%      Greater than or equal to  $  9,704    Greater than or equal to 3.0%

    Risk-based capital                  $23,015     10.8%      Greater than or equal to  $ 17,129    Greater than or equal to 8.0%

* Greater than equal to




                                                                AS OF SEPTEMBER 30, 1997
                                                                      TO BE "WELL-
                                                                   CAPITALIZED" UNDER
                                                                   PROMPT CORRECTIVE
                                                                   ACTION PROVISIONS
                                                                   -----------------
                                                                  AMOUNT        RATIO


    Tangible capital                        Greater than or equal to  $16,173     Greater than or equal to   5.0%

    Core capital                            Greater than or equal to  $19,408     Greater than or equal to   6.0%

    Risk-based capital                      Greater than or equal to  $21,412     Greater than or equal to  10.0%

* Greater than equal to





    The Company's management believes that under the current regulatory capital regulations, the Company will continue to meet its minimum capital requirements in the foreseeable future. However, events beyond the control of the Company, such as increased interest rates or a downturn in the economy in the Company's market area, could adversely affect future earnings and consequently, the ability to meet future regulatory capital requirements.


NOTE K - LEGISLATIVE MATTERS

    The deposit accounts of Winton Savings and of other savings associations are insured by the Federal Deposit Insurance Corporation ("FDIC") through the Savings Association Insurance Fund ("SAIF"). The reserves of the SAIF were below the level required by law, because a significant portion of the assessments paid into the fund were used to pay the cost of prior thrift failures. The deposit accounts of commercial banks are insured by the FDIC through the Bank Insurance Fund ("BIF"), except to the extent such banks have acquired SAIF deposits. The reserves of the BIF met the level required by law in May 1995.

    Legislation was enacted to recapitalize the SAIF that provided for a special assessment totaling $.657 per $100 of SAIF deposits held at March 31, 1995, in order to increase SAIF reserves to the level required by law. Winton Savings held $195.6 million in deposits at March 31, 1995, resulting in an assessment of approximately $1.3 million, or $850,000 after-tax, which was charged to operations in fiscal 1996.

    Under separate legislation related to the recapitalization plan, Winton Savings is required to recapture as taxable income approximately $980,000 of its tax bad debt reserve, which represents the post-1987 additions to the reserve, and will be unable to utilize the percentage of earnings method to compute its bad debt deduction in the future. Winton Savings has provided deferred taxes for this amount and will be permitted to amortize the recapture of the bad debt reserve in taxable income over six years commencing in fiscal 1999.

                          WINTON FINANCIAL CORPORATION

                        September 30, 1998, 1997 and 1996

NOTE L - STOCK OPTION PLAN

    The Corporation has a Stock Option and Incentive Plan that provides for the issuance of 523,000 shares (adjusted) of authorized but unissued common shares.

    In 1996, the Corporation adopted SFAS No. 123, "Accounting for Stock-Based Compensation," which contains a fair value-based method for valuing stock-based compensation that entities may use, which measures compensation cost at the grant date based on the fair value of the award. Compensation is then recognized over the service period, which is usually the vesting period. Alternatively, SFAS No. 123 permits entities to continue to account for stock options and similar equity instruments under Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees." Entities that continue to account for stock options using APB Opinion No. 25 are required to make pro forma disclosures of net earnings and earnings per share, as if the fair value-based method of accounting defined in SFAS No. 123 had been applied.

    The Corporation applies Accounting Principles Board Opinion No. 25 and related Interpretations in accounting for its stock option plan. Accordingly, no compensation cost has been recognized for the plan. Had compensation cost for the Corporation's stock option plan been determined based on the fair value at the grant dates for awards under the plan consistent with the accounting method utilized in SFAS No. 123, the Corporation's net earnings and earnings per share would have been reduced to the pro forma amounts indicated below:


                                                                                1998             1997              1996

    Net earnings (In thousands)                As reported                    $4,057           $3,226            $1,181
                                                                               =====            =====             =====

                                                 Pro-forma                    $3,966           $3,226            $  910
                                                                               =====            =====             =====

    Earnings per share
      Basic                                    As reported                    $ 1.01           $  .81            $  .30
                                                                               =====            =====             =====

                                                 Pro-forma                    $  .99           $  .81            $  .26
                                                                               =====            =====             =====

      Diluted                                  As reported                    $  .96           $  .80            $  .30
                                                                               =====            =====             =====

                                                 Pro-forma                    $  .94           $  .80            $  .26
                                                                               =====            =====             =====

    The fair value of each option grant is estimated on the date of grant using the modified Black-Scholes options-pricing model with the following assumptions used for grants in fiscal 1998 and 1996: dividend yield of 3.4%, expected volatility of 20.0%, risk-free interest rate of 6.0% and expected lives of ten years.

                          WINTON FINANCIAL CORPORATION

                        September 30, 1998, 1997 and 1996


NOTE L - STOCK OPTION PLAN (continued)

    A summary of the status of the Corporation's stock option plan as of September 30, 1998, 1997 and 1996, and changes during the periods ending on those dates is presented below:



                                               1998                            1997                       1996
                                                   WEIGHTED-                       WEIGHTED-                  WEIGHTED-
                                                     AVERAGE                         AVERAGE                    AVERAGE
                                                    EXERCISE                        EXERCISE                   EXERCISE
                                         SHARES        PRICE         SHARES            PRICE         SHARES       PRICE

    Outstanding at beginning of year    493,000      $5.80          493,000         $5.80           252,000     $5.00
    Granted                              30,000      $9.94               -          $  -            241,000     $6.66
    Exercised                           (42,000)     $9.84               -          $  -                 -      $  -
    Forfeited                                -       $  -                -          $  -                 -      $  -
                                        -------      -----          -------         -----           -------      ----

    Outstanding at end of year          481,000      $6.13          493,000         $5.80           493,000     $5.80
                                        =======       ====          =======          ====           =======      ====

    Options exercisable at year-end     481,000      $6.13          493,000         $5.80           241,000     $6.66
                                        =======       ====          =======          ====           =======      ====
    Weighted-average fair value of
      options granted during the year                $1.99                           N/A                        $1.71
                                                      ====                           ===                         ====

    The following information applies to options outstanding at September 30, 1998:

    Number outstanding                                                                                          481,000
    Range of exercise prices                                                                              $5.00 - $9.94
    Weighted-average exercise price                                                                               $6.13
    Weighted-average remaining contractual life                                                               6.7 years



                          WINTON FINANCIAL CORPORATION

                        September 30, 1998, 1997 and 1996


NOTE M - CONDENSED FINANCIAL STATEMENTS OF WINTON FINANCIAL
  CORPORATION

    The following condensed financial statements summarize the financial position of the Corporation as of September 30, 1998 and 1997, and the results of its operations and its cash flows for each of the years ended September 30, 1998, 1997 and 1996.

                          WINTON FINANCIAL CORPORATION
                        STATEMENTS OF FINANCIAL CONDITION
                                  September 30,

         ASSETS                                                                     1998                  1997
                                                                                           (In thousands)

    Cash                                                                       $     265              $    313
    Investment in The Winton Savings and Loan Co.                                 26,294                22,830
    Corporate equity securities - at fair value                                      724                   482
    Prepaid expenses and other assets                                                  9                     9
    Prepaid federal income tax                                                        61                    -
                                                                               ---------              --------

             Total assets                                                      $  27,353              $ 23,634
                                                                                  ======              ========

    LIABILITIES AND SHAREHOLDERS' EQUITY

    Accrued expenses and other liabilities                                     $     250              $    228
    Deferred federal income taxes                                                    211                   129
                                                                               ---------              --------
             Total liabilities                                                       461                   357

    Shareholders' equity
      Additional paid-in capital                                                   8,782                 6,501
      Retained earnings                                                           17,520                16,474
      Unrealized gains on securities designated as
        available for sale, net of related tax effects                               590                   302
                                                                               ---------              --------

             Total shareholders' equity                                           26,892                23,277
                                                                               ---------              --------

             Total liabilities and shareholders' equity                        $  27,353              $ 23,634
                                                                               =========              ========


                          WINTON FINANCIAL CORPORATION

                        September 30, 1998, 1997 and 1996

NOTE M - CONDENSED FINANCIAL STATEMENTS OF WINTON FINANCIAL
  CORPORATION (continued)

                          WINTON FINANCIAL CORPORATION
                             STATEMENTS OF EARNINGS
                            Year ended September 30,

                                                                         1998              1997           1996
                                                                                     (In thousands)
    Revenue
      Interest and dividends on investments                           $    15          $     13       $     17
      Gain on sale of investment securities
        designated as available for sale                                   -                 36             -
      Dividends received from subsidiary                                  773               894            904
      Equity in undistributed earnings of subsidiary                    3,335             2,400            346
                                                                      -------          --------       --------
                                                                        4,123             3,343          1,267
    Expenses
      General and administrative                                           66               117             86
                                                                      -------          --------       --------

           Net earnings                                               $ 4,057          $  3,226       $  1,181
                                                                      =======          ========       ========

                          WINTON FINANCIAL CORPORATION
                            STATEMENTS OF CASH FLOWS
                            Year ended September 30,

                                                                                1998         1997         1996
                                                                                    (In thousands)
    Cash flows provided by (used in) operating activities:
      Net earnings for the year                                               $4,057       $3,226       $1,181
      Adjustments to reconcile net earnings to net cash
      provided by (used in) operating activities:
        Undistributed earnings of consolidated subsidiary                     (3,335)      (2,400)        (346)
        Gain on sale of investment securities
          designated as available for sale                                        -           (36)          -
        Increases (decreases) in cash due to changes in:
          Prepaid expenses and other assets                                      (61)          23          (18)
          Other                                                                   21           20           16
                                                                              ------       ------       ------
             Net cash provided by operating activities                           682          833          833

    Cash flows provided by investing activities:
      Proceeds from sale of investment securities
        designated as available for sale                                          -           122           -

    Cash flows provided by (used in) financing activities:
      Payment of dividends on common stock                                    (1,004)        (894)        (814)
      Proceeds from exercise of stock options                                    274           -            57
                                                                              ------       ------       ------
             Net cash used in financing activities                              (730)        (894)        (757)
                                                                              ------       ------       ------

    Net increase (decrease) in cash and cash equivalents                         (48)          61           76

    Cash and cash equivalents at beginning of year                               313          252          176
                                                                              ------       ------       ------

    Cash and cash equivalents at end of year                                  $  265       $  313       $  252
                                                                              ======       ======       ======

                          WINTON FINANCIAL CORPORATION

                        September 30, 1998, 1997 and 1996


NOTE M - CONDENSED FINANCIAL STATEMENTS OF WINTON FINANCIAL
  CORPORATION (continued)

     Regulations of the OTS impose limitations on the payment of dividends and other capital distributions by savings associations. Under such regulations, a savings association that, immediately prior to, and on a pro forma basis after giving effect to a proposed capital distribution, has total capital (as defined by OTS regulation) that is equal to or greater than the amount of its fully phased-in capital requirement is generally permitted without OTS approval (but subsequent to 30 days prior notice to the OTS of the planned dividend) to make capital distributions during a calendar year in the amount of up to the greater of (i) 100% of its net earnings to date during the year plus an amount equal to one-half of the amount by which its total capital-to-assets ratio exceeded its fully phased-in capital to assets ratio at the beginning of the year or (ii) 75% of its net earnings for the most recent four quarters. Pursuant to such OTS dividend regulations, Winton Savings had the ability to pay dividends of approximately $6.3 million to Winton Financial at September 30, 1998.


NOTE O - BUSINESS COMBINATION

    On December 4, 1998, the Corporation's Board of Directors approved a business combination whereby BenchMark Federal Savings Bank ("BenchMark") would merge with and into Winton Savings. The merger is expected to be completed during fiscal 1999 pending regulatory and BenchMark shareholder approval. The business combination will be accounted for as a pooling-of-interests and, accordingly, the assets, liabilities and capital of the respective combining companies will be added together at historic carrying value. Unaudited pro-forma condensed, combined financial information of the Corporation and BenchMark as of and for the year ended September 30, 1998, is as follows:


                                                            WINTON                                   PRO-FORMA
                                                         FINANCIAL             BENCHMARK              COMBINED
                                                                             (unaudited)           (unaudited)
                                                                    (In thousands, except share data)

    Total assets                                         $ 354,193              $ 54,710              $408,903
                                                         =========              ========              ========

    Total liabilities                                    $ 327,301              $ 51,215              $378,516
                                                         =========              ========              ========

    Shareholders' equity                                 $  26,892              $  3,495              $ 30,387
                                                         =========              ========              ========

    Total revenue                                        $  29,251              $  3,923              $ 33,174
    Total expense                                           25,194                 3,845                29,039
                                                         ---------              --------              --------

    Net earnings                                         $   4,057              $     78              $  4,135
                                                         =========              ========              ========

    Basic earnings per share                             $    1.01              $    .69              $.    94
                                                         =========              ========              ========

                          WINTON FINANCIAL CORPORATION


SHAREHOLDER SERVICES. Star Bank, N.A. serves as primary transfer agent and as dividend disbursing agent for the common shares of Winton Financial. Communications regarding changes of address, transfer of shares, lost certificates and dividends should be sent to:

                                 Star Bank, N.A.
                            Corporate Trust Services
                                425 Walnut Street
                           Cincinnati, Ohio 45201-1118

MARKET SPECIALIST. Cohen Specialists L.L.C./Palbro Partners L.L.C. serve as market specialists for Winton Financial's common shares.

ANNUAL MEETING. The Annual Meeting of Shareholders of Winton Financial will be held on January 29, 1999, at 10:00 a.m. Eastern Standard Time, at Shuller's Wigwam, 6210 Hamilton Avenue, Cincinnati, Ohio 45224.

FORM 10-K ANNUAL REPORT. A copy of Winton Financial's Annual Report on Form 10-K, as filed with the Securities and Exchange Commission, will be available at no charge to shareholders upon request to:

                          Winton Financial Corporation
                                5511 Cheviot Road
                             Cincinnati, Ohio 45247
                       Attention: Jill M. Burke, Treasurer

                          WINTON FINANCIAL CORPORATION



WINTON FINANCIAL CORPORATION                                         THE WINTON SAVINGS AND LOAN CO.

BOARD OF DIRECTORS                                                   BOARD OF DIRECTORS

William J. Parchman                                                  William J. Parchman
Chairman of the Board                                                Chairman of the Board
Retired real estate executive
                                                                     Robert L. Bollin
Robert L. Bollin                                                     President
President of Winton Financial Corporation
and The Winton Savings and Loan Co.                                  Robert J. Bollin

Robert J. Bollin                                                     Robert E. Hoeweler
Vice President of The Winton Savings
and Loan Company                                                     Henry L. Schulhoff

Robert E. Hoeweler                                                   Thomas H. Humes
President, Hoeweler Group, Inc.
                                                                     Timothy M. Mooney
Henry L. Schulhoff
President, Schulhoff and Company, Inc.                               J. Clay Stinnett

Thomas H. Humes
President, Great Traditions Land &                                   OFFICERS
Development Co.
                                                                     Robert L. Bollin
Timothy M. Mooney                                                    President
Vice President and Chief Financial Officer
of Kendle International Inc.                                         Gregory J. Bollin
                                                                     Executive Vice President
J. Clay Stinnett
President, J.R. Concepts, Inc.                                       Mary Ellen Lovett
                                                                     Senior Vice President/Savings
OFFICERS
                                                                     Robert J. Bollin
Robert L. Bollin                                                     Vice President
President
                                                                     Jill M. Burke
James W. Brigger                                                     Treasurer and Chief Financial Officer
Secretary
                                                                     James W. Brigger
Jill M. Burke                                                        Vice President/Secretary
Treasurer and Chief Financial Officer
                                                                     Marianne B. Kenner
Gregory J. Bollin                                                    Vice President/Manager of Carthage Office
Vice President

Mary Ellen Lovett
Vice President



                          WINTON FINANCIAL CORPORATION
                                5511 CHEVIOT ROAD
                             CINCINNATI, OHIO 45247
                                 (513) 385-3880

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

         Notice is hereby given that the Annual Meeting of Shareholders of Winton Financial Corporation ("WFC") will be held at Shuller's Wigwam Restaurant, 6210 Hamilton Ave., Cincinnati, Ohio 45224, on January 29, 1999, at 10:00 a.m., Eastern Standard Time (the "Annual Meeting"), for the following purposes, all of which are more completely set forth in the accompanying Proxy
Statement:

           1. To reelect three directors of WFC for terms expiring in 2002;

           2. To consider and vote upon a proposed amendment to Article Fourth of the amended Articles of Incorporation of WFC to increase the authorized number of shares from 7,000,000 to 20,000,000, 18,000,000 of which will be common shares, each without par value, and 2,000,000 of which will be preferred shares, each without par value;

           3. To consider and vote upon the Winton Financial Corporation 1999 Stock Option and Incentive Plan, a copy of which is attached hereto as Exhibit A;

           4. To consider and vote upon the ratification of the selection of Grant Thornton LLP as the auditors of WFC for the current fiscal year; and

           5. To transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

         Only shareholders of WFC of record at the close of business on December 11, 1998, will be entitled to receive notice of and to vote at the Annual Meeting and at any adjournments thereof.

         Whether or not you expect to attend the Annual Meeting, we urge you to consider the accompanying Proxy Statement carefully and to SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY SO THAT YOUR SHARES MAY BE VOTED IN ACCORDANCE WITH YOUR WISHES AND THE PRESENCE OF A QUORUM MAY BE ASSURED. The giving of a Proxy does not affect your right to vote in person in the event you attend the Annual Meeting.

                                            By Order of the Board of Directors




Cincinnati, Ohio                            Robert L. Bollin
December 28, 1998                           President

                          WINTON FINANCIAL CORPORATION
                                5511 CHEVIOT ROAD
                             CINCINNATI, OHIO 45247
                                 (513) 385-3880


                                 PROXY STATEMENT


                                     PROXIES

         The enclosed Proxy is being solicited by the Board of Directors of Winton Financial Corporation, an Ohio corporation ("WFC"), for use at the 1999 Annual Meeting of Shareholders of WFC to be held at Shuller's Wigwam Restaurant, 6210 Hamilton Ave., Cincinnati, Ohio 45224, on January 29, 1999, at 10:00 a.m., Eastern Standard Time, and at any adjournments thereof (the "Annual Meeting"). Without affecting any vote previously taken, the Proxy may be revoked by a shareholder before exercise by executing a later-dated Proxy or by giving notice of revocation to WFC in writing or in open meeting. Attendance at the Annual Meeting will not, of itself, revoke a Proxy.

         Each properly executed Proxy received prior to the Annual Meeting and not revoked will be voted as specified thereon or, in the absence of specific instructions to the contrary, will be voted:

         FOR the reelection of Messrs. Robert E. Hoeweler, Timothy M. Mooney and J. Clay Stinnett as directors of WFC for terms expiring in 2002;

         FOR the adoption of an amendment to Article Fourth of the amended Articles of Incorporation of WFC (the "Amended Articles") to increase the authorized number of shares from 7,000,000 to 20,000,000, 18,000,000 of which will be common shares, each without par value, and 2,000,000 of which will be preferred shares, each without par value (the "Amendment");

         FOR the approval of the Winton Financial Corporation 1999 Stock Option and Incentive Plan (the "1999 Stock Option Plan"), a copy of which is attached hereto as Exhibit A; and

         FOR the ratification of the selection of Grant Thornton LLP ("Grant Thornton") as the auditors of WFC for the current fiscal year.

         Proxies may be solicited by the directors, officers and other employees of WFC and The Winton Savings and Loan Co., the wholly-owned subsidiary of WFC ("Winton"), in person or by telephone, telegraph, telecopy or mail. WFC may reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to beneficial owners. The cost of soliciting proxies will be borne by WFC.

         Only shareholders of record as of the close of business on December 11, 1998 (the "Voting Record Date"), are eligible to vote at the Annual Meeting and will be entitled to cast one vote for each share of WFC (the "Common Shares") owned. WFC's records disclose that, as of the Voting Record Date, there were 4,015,304 votes entitled to be cast at the Annual Meeting.

         This Proxy Statement is first being mailed to shareholders of WFC on or about December 28, 1998.

                                  VOTE REQUIRED

ELECTION OF DIRECTORS

         Under Ohio law and the Code of Regulations of WFC (the "Regulations"), the three nominees receiving the greatest number of votes will be elected as directors. Common Shares as to which the authority to vote is withheld and shares held by a nominee for a beneficial owner that are represented in person or by proxy at the Annual Meeting, but not voted with respect to the election of directors ("Non-votes"), are not counted toward the election of directors or toward the individual nominees specified in the enclosed Proxy. If the enclosed Proxy is signed and dated by the shareholder, but no vote is specified thereon, the Common Shares held by such shareholder will be voted FOR the reelection of the three nominees.

ADOPTION OF AMENDMENT, APPROVAL OF 1999 STOCK OPTION PLAN AND RATIFICATION OF SELECTION OF AUDITORS

         The affirmative vote of the holders of at least a majority of the outstanding Common Shares, voting in person or by proxy, is necessary to approve the Amendment and the 1999 Stock Option Plan and to ratify the selection of Grant Thornton as the auditors of WFC for the current fiscal year. The effect of an abstention or a Non-vote is the same as a vote against the Amendment, against the 1999 Stock Option Plan and against ratification. If the accompanying Proxy is signed and dated by the shareholder, but no vote is specified thereon, the Common Shares held by such shareholder will be voted FOR the adoption of the Amendment, FOR the approval of the 1999 Stock Option Plan and FOR the ratification of the selection of Grant Thornton as auditors.


              VOTING SECURITIES AND OWNERSHIP OF CERTAIN BENEFICIAL
                              OWNERS AND MANAGEMENT

         The following table sets forth certain information with respect to the only persons known to WFC to own beneficially more than five percent of the Common Shares as of December 1, 1998:

                                                      Amount and Nature              Percentage of Common
Name and Address                                of Beneficial Ownership (1)          Shares Outstanding (2)
----------------                                -----------------------             -----------------------
Star Bank, N.A., as Trustee                              321,992 (3)                        8.02%
P.O. Box 1118
Cincinnati, Ohio  45201

Daniel P. Randolph                                       239,608 (4)                        5.97%
Suite 700
105 East Fourth Street
Cincinnati, Ohio 45202

Henry L. Schulhoff                                       289,800 (5)                        7.13%
7 West Seventh Street
Cincinnati, Ohio  45202

-----------------------------

(1) A person is the beneficial owner of Common Shares if such person, directly or indirectly, has sole or shared voting or investment power over such shares directly or indirectly or has the right to acquire such voting or investment power within 60 days. All Common Shares are owned directly with sole voting or investment power, unless otherwise indicated by footnote. All stock options granted under the Winton Financial Corporation Stock Option and Incentive Plan, as amended (the "1988 Option Plan"), are currently exercisable.

(2) For each person, assumes a total of 4,015,304 Common Shares outstanding, plus the number of Common Shares such person may acquire pursuant to the 1988 Option Plan, if any.

(Footnotes continue on next page)

(3) The Common Shares are held by Star Bank, N.A., as trustee under The Winton Financial Corporation Employee Stock Ownership Plan (the "ESOP"). Star Bank, N.A., has investment power with respect to all of such common shares and voting power with respect to the unallocated common shares.

(4) Based on a Schedule 13G filed with the Securities and Exchange Commission by Daniel P. Randolph. Includes 42,144 Common Shares held by Daniel P. Randolph in an individual retirement account; 178,164 Common Shares owned as trustee under a trust for the benefit of R. Irene Randolph; 10,800 Common Shares owned as trustee under a trust for the benefit of Ronald I. Oldiges; and 8,500 Common Shares owned as trustee under a trust for the benefit of Charles Randolph.

(5) Includes 50,000 Common Shares that may be acquired upon the exercise of options; 17,600 Common Shares owned by Mr. Schulhoff's spouse as to which Mr. Schulhoff disclaims beneficial ownership; and 14,200 Common Shares owned by Schulhoff & Company, Inc., a corporation of which Mr. Schulhoff is a major shareholder.


         The following table sets forth certain information with respect to the number of Common Shares beneficially owned by each director of WFC and by all directors and executive officers of WFC as a group as of December 1, 1998:

                                                   Amount and Nature of                 Percent of Common
Name and Address (1)                             Beneficial Ownership (2)             Shares Outstanding (3)
-----------------                                ---------------------                -------------------
Robert J. Bollin                                         92,940 (4)                            2.29%
Robert L. Bollin                                        193,508 (5)                            4.73
Robert E. Hoeweler                                      181,200 (6)                            4.46
Thomas H. Humes                                          12,000 (7)                            0.30
Timothy M. Mooney                                        12,000 (8)                            0.30
William J. Parchman                                     181,835 (9)                            4.48
Henry L. Schulhoff                                      289,800 (10)                           7.13
J. Clay Stinnett                                         11,000 (11)                           0.27
All directors and executive officers
  of WFC as a group (12 persons)                      1,290,789 (12)                          29.15%

----------------------------

(1) Each of the persons listed in this table may be contacted at the address of WFC, 5511 Cheviot Road, Cincinnati, Ohio 45247.

(2) A person is the beneficial owner of Common Shares if such person, directly or indirectly, has sole or shared voting or investment power over such shares directly or indirectly or has the right to acquire such voting or investment power within 60 days. All Common Shares are owned directly with sole voting and investment power, unless otherwise indicated by footnote. All stock options granted under the 1988 Option Plan are currently exercisable.

(3) For each person, assumes a total of 4,015,304 Common Shares outstanding, plus the number of Common Shares such person may acquire pursuant to the 1988 Option Plan, if any.

(4) Includes 40,000 Common Shares that may be acquired upon the exercise of options and 52,940 Common Shares held in the individual retirement account of Robert J. Bollin, the trustee of which is A. G. Edwards, Inc.

(5) Includes 80,000 Common Shares that may be acquired upon the exercise of options; 37,453 Common Shares held for the benefit of Robert L. Bollin in The Winton Savings and Loan Co. Cash and Deferred Plan (the "Deferred Plan"), the trustees of which are James W. Brigger, Robert L. Bollin and Mary Ellen Lovett, executive officers of WFC; 34,415 Common Shares held for the benefit of Robert L. Bollin in the ESOP; 1,360 Common Shares held by the individual retirement account of Robert L. Bollin, the trustee of which is Merrill Lynch; 36,080 Common Shares held jointly with Mr. Bollin's spouse; 4,000 Common Shares held by A.
         G. Edwards, Inc., for the benefit of Elaine Bollin; and 200 Common Shares held by Elaine Bollin as custodian for Anthony Bollin.


(Footnotes continue on next page)

(6) Includes 50,000 Common Shares that may be acquired upon the exercise of options; 51,600 Common Shares held jointly with Mr. Hoeweler's spouse; 39,800 Common Shares owned as trustee under a trust for the benefit of Brian Hoeweler; and 39,800 Common Shares owned as trustee under a trust for the benefit of Jennifer Hoeweler.

(7) Includes 10,000 Common Shares that may be acquired upon the exercise of an option and 2,000 Common Shares held by Prudential Securities for the benefit of Thomas H. and Marcia Humes.

(8) Includes 10,000 Common Shares that may be acquired upon the exercise of an option and 2,000 Common Shares held by PaineWebber for the benefit of Timothy M. Mooney.

(9) Includes 40,000 Common Shares that may be acquired upon the exercise of options; 114,480 Common Shares held in the individual retirement account of William J. Parchman, the trustee of which is Alex Brown & Sons, Inc.; and 14,075 Common Shares owned by Mr. Parchman's spouse.

(10) Includes 50,000 Common Shares that may be acquired upon the exercise of options; 17,600 Common Shares owned by Mr. Schulhoff's spouse, as to which Mr. Schulhoff disclaims beneficial ownership; and 14,200 Common Shares owned by Schulhoff & Company, Inc., a corporation of which Mr. Schulhoff is a major shareholder.

(11) Includes 10,000 Common Shares that may be acquired upon the exercise of an option and 1,000 Common Shares held by Merrill Lynch for the benefit of J. Clay Stinnett.

(12) Includes 414,000 Common Shares that may be acquired upon the exercise of options and 111,135 Common Shares held in the ESOP.


                     PROPOSAL ONE - REELECTION OF DIRECTORS

         The Regulations provide for a Board of Directors consisting of nine persons, divided into three classes of three directors each. Each class serves for a three-year period. Each of the directors of WFC is also a director of Winton.

         The entire Board of Directors of WFC acts as a nominating committee for selecting nominees for election as directors. In accordance with Section 2.03 of the Regulations, nominees for election as directors may be proposed only by the directors or by a shareholder entitled to vote for directors if such shareholder has submitted a written nomination to the Secretary of WFC by the later of the February 1st immediately preceding the annual meeting of shareholders or the sixtieth day before the first anniversary of the most recent annual meeting of shareholders held for the election of directors. Each such written nomination must state the name, age, business or residence address of the nominee, the principal occupation or employment of the nominee, the number of Common Shares owned either beneficially or of record by each such nominee and the length of time such Common Shares have been so owned.

         The Board of Directors proposes the reelection of the following directors to terms which will expire in 2002:

 Name                                 Age (1)      Position(s) Held   Director Since
 ----                                ----         ----------------    --------------

        Robert E. Hoeweler             51             Director              1989
        Timothy M. Mooney              51             Director              1996
        J. Clay Stinnett               47             Director              1996


-----------------------------

(1)      As of December 1, 1998.


         If any nominee is unable to stand for election, the Proxies will be voted for such substitute as the Board of Directors recommends. At this time, the Board of Directors knows of no reason why any nominee would be unable to serve if elected. No shareholder may cumulate votes in the election of directors. There is presently one vacancy on the Board of Directors in the class of directors which will stand for election in January 2000, which resulted from the decision of a director not to stand for re-election in 1997.

         The following directors will continue to serve after the Annual Meeting for the terms indicated:

                                                    Position(s)                Director           Term
Name                                  Age(1)          Held                      Since            Expires
----                                 ------       ------------                ----------         --------
Robert J. Bollin (2)                    76        Director                       1989              2001
Robert L. Bollin (2)                    46        Director and President         1989              2000
Thomas H. Humes                         49        Director                       1996              2001
William J. Parchman                     79        Director and                   1989              2000
                                                   Chairman of the Board
Henry L. Schulhoff                      54        Director                       1989              2001


-----------------------------

(1)      As of December 1, 1998.

(2) Robert L. Bollin, a director and the President of WFC, is the son of Robert J. Bollin, a director of WFC, and a brother of Gregory J. Bollin, a Vice President of WFC.


         ROBERT E. HOEWELER was elected to the Board of Directors of Winton in 1988. Mr. Hoeweler is a certified public accountant. Since 1972, Mr. Hoeweler has been active in the management of a group of family-owned companies which includes Aluminum Extruded Shapes, Inc.

         TIMOTHY M. MOONEY has served as Vice President and Chief Financial Officer of Kendle International Inc., a clinical research organization in Cincinnati, since 1996. From 1994 to 1995, he served as Vice President, Chief Financial Officer and Treasurer of The Future Now, Inc., a computer reseller located in Cincinnati. From 1988 to 1994, Mr. Mooney served as Senior Vice President and Chief Financial Officer of Hook-SupRx, Inc., a retail drug store chain.

         J. CLAY STINNETT has served since 1993 as President and a director of J.R. Concepts, Inc., a direct mail advertising company in Cincinnati. Prior to 1993, Mr. Stinnett spent almost 20 years in the banking business, including serving as President and Chief Operating Officer of PNC Bank, N.A. (formerly The Central Trust Co., N.A.), until 1992.

         ROBERT J. BOLLIN began his banking career in 1947 as an office manager for Cincinnati Federal Savings Association in Price Hill. He then moved to the O'Bryonville Savings and Loan Association, where he served as Assistant Secretary and Chief Executive Officer. In 1955, Mr. Bollin joined Winton as Secretary and Chief Executive Officer. He has since retired from his positions as Secretary and Chief Executive Officer, but still participates in Winton's business as a Vice President and an appraiser of construction loans. Mr. Bollin has been active in the McAuley High School Development Board and the LaSalle High School Advisory Board.

         ROBERT L. BOLLIN has been the President and a director of Winton since 1988 and the President and a director of WFC since incorporation in November 1989. Mr. Bollin joined Winton in 1969, initially working part time while completing a degree in Business Management at Miami University. In 1979, he was promoted to Secretary and Assistant Managing Officer of Winton, responsible for managing Winton's accounting operations, developing and implementing Winton's investment policy in consultation with the Board of Directors and managing the day-to-day operations of Winton.

         THOMAS H. HUMES has served as President of Great Traditions Land and Development Co., a real estate and land development company in Cincinnati, for the past six years.

         WILLIAM J. PARCHMAN has served as a director of Winton for 43 years. A graduate of the University of Cincinnati, he received his law degree and was admitted to the practice of law in Ohio in 1949. Mr. Parchman was the founder of Parchman & Oyler Company Realtors which, at its peak, was Cincinnati's largest residential real estate company. Mr. Parchman served as National Alumni President of the University of Cincinnati and more recently as Chairman of the Board of the University of Cincinnati Foundation. He was also a director of the Cincinnati Metropolitan Housing Authority for 18 years, past president of the Cincinnati Board of Realtors and President of Clovernook Country Club. Mr. Parchman was the first recipient of the Carl H. Lindner Medal for Outstanding Business Achievement presented by the College of Business Administration Alumni Association, University of Cincinnati.

         HENRY L. SCHULHOFF became a director of Winton in February 1988. Since 1976, Mr. Schulhoff has been the President of Schulhoff and Company, Inc., a local investment counseling firm.

MEETINGS OF DIRECTORS

         The Board of Directors of WFC met 12 times for regularly scheduled and special meetings during the fiscal year ended September 30, 1998. Each director attended at least 75% of the aggregate of such meetings.

         The Board of Directors of Winton met 12 times for regularly scheduled and special meetings during the fiscal year ended September 30, 1998. Each director attended at least 75% of the aggregate of such meetings.

COMMITTEES OF DIRECTORS

         The Board of Directors of WFC has no standing committees. Nominations for election of directors are determined by the entire Board of Directors. See "Election of Directors."

         The committees of the Board of Directors of Winton includes an Audit Committee, an Executive Committee, a Loan Committee, a Compensation Committee, an ESOP Committee and a Stock Option Committee. Each director attended at least 75% of the aggregate of all meetings of each committee on which he served as a regular member.

         The members of Winton's Audit Committee are Thomas H. Humes, Timothy M. Mooney and J. Clay Stinnett. The function of the Audit Committee is to communicate with WFC outside auditors and to recommend to the Board of Directors a firm of accountants to serve as independent auditors for WFC. The Audit Committee met twice during the fiscal year ended September 30, 1998.

         The members of the Executive Committee are Robert L. Bollin, Robert E. Hoeweler, William J. Parchman and Henry L. Schulhoff. The function of the Executive Committee is to examine, together with management, levels and methods of investment, to review and evaluate alternative and additional investment programs and to consider and establish interest rates on the various forms of savings deposits and mortgage loans. The Executive Committee met 32 times during the fiscal year ended September 30, 1998.

         Winton's Loan Committee is comprised of Robert J. Bollin, William J. Parchman and Henry L. Schulhoff. Robert L. Bollin serves as alternate. The function of the Loan Committee is to approve loan applications and exercise the authority of the Board of Directors when the Board is not in session, subject to certain limitations. The Loan Committee met 37 times during the fiscal year ended September 30, 1998.

         Winton's Compensation Committee consists of Thomas H. Humes, Timothy M. Mooney and J. Clay Stinnett. The function of the Compensation Committee is to confer with management and make recommendations to the Board of Directors regarding the compensation of Winton's executive officers and employees. The Compensation Committee met once during the fiscal year ended September 30, 1998.

         The ESOP is administered by a committee of at least three directors designated by the Board of Directors. The ESOP committee presently consists of Robert J. Bollin, Robert E. Hoeweler and William J. Parchman. The ESOP Committee did not meet during the fiscal year ended September 30, 1998.

         The Stock Option Committee is responsible for administering the 1988 Option Plan, including interpreting the 1988 Option Plan and awarding options pursuant to its terms. The 1988 Stock Option Committee did not meet during the fiscal year ended September 30, 1998. The current members of the Stock Option Committee are Robert L. Bollin, Robert E. Hoeweler, William J. Parchman and Henry L. Schulhoff.

                               EXECUTIVE OFFICERS

         The following table sets forth certain information with respect to the current executive officers of WFC, other than those who are also directors:

Name                                 Age(1)         Position(s) Held

Gregory J. Bollin                      44           Vice President
Jill M. Burke                          36           Treasurer and Chief
                                                        Financial Officer
James W. Brigger                       50           Secretary
Mary Ellen Lovett                      60           Vice President

-----------------------------

(1)      As of December 1, 1998.


         GREGORY J. BOLLIN is a Vice President of WFC, a position he has held since January 1994. Mr. Bollin also serves as Executive Vice President of Winton, a position he has held since January 1993. Mr. Bollin served as Vice President of Winton from 1988 until January 1993. Mr. Bollin is the brother of Robert L. Bollin and the son of Robert J. Bollin.

         JILL M. BURKE is the Treasurer and Chief Financial Officer of WFC, a position she has held since 1989. Ms. Burke also serves as Treasurer and Controller of Winton, a position she has held since 1989.

         JAMES W. BRIGGER is the Secretary of WFC, a position he has held since 1989. Mr. Brigger also serves as Vice President of Winton.

         MARY ELLEN LOVETT is a Vice President of WFC, a position she has held since January 1994. Ms. Lovett also serves as Senior Vice President of Winton, a position she has held since January 1993. Ms. Lovett served as Vice President of Winton from 1988 to May 1993.


                COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

DIRECTOR COMPENSATION

         WFC does not pay directors fees. Each director of Winton receives $12,000 annually for monthly meetings and $100 for each meeting attended of a committee of the Board of Directors of Winton, except for meetings of the Executive Committee for which members receive $200 per meeting.

EXECUTIVE COMPENSATION

         WFC does not pay any compensation to its executive officers. Executive officers of Winton are compensated by Winton for services rendered to Winton. Except for the President and Executive Vice President of Winton, no director or executive officer of WFC received more than $100,000 in salary and bonus payments from Winton during the year ended September 30, 1998.

         The following table sets forth certain information with respect to compensation paid to the President and Executive Vice President of Winton:

                           Summary Compensation Table
                           --------------------------

--------------------------------------------------------------------------------------------------------------------
                                                                          Long Term
                                            Annual Compensation      Compensation Awards         All Other
---------------------------------------------------------------------------------------------------------------------
                                                                        Options/SARs            Compensation
  Name and Principal Position   Year     Salary($)      Bonus($)           (#)(1)                   ($)

---------------------------------------------------------------------------------------------------------------------
  Robert L. Bollin, President   1998      $165,330       $52,000                    -               $8,567 (2)
                                1997      $158,599       $16,000                    -               $8,352 (2)
                                1996      $153,649       $16,000               20,000               $6,929 (2)

  Gregory J. Bollin, Executive  1998      $120,669       $39,000                    -               $7,034 (3)
  Vice President                1997      $115,569       $13,000                    -               $6,293 (3)
                                1996      $109,838       $13,000               12,000               $4,789 (3)
--------------------------------------------------------------------------------------------------------------------

-----------------------------

(1) These figures represent the number of Common Shares underlying options granted to the named individuals during the year indicated pursuant to the 1988 Option Plan. Mr. Robert L. Bollin's and Mr. Gregory J. Bollin's outstanding options were adjusted for the two 2-for-1 stock splits in the form of stock dividends effective in 1993, 1994 and 1998. WFC has no restricted stock awards or stock appreciation rights ("SARs").

(2) Consists of cash or stock contributions to the ESOP or the reallocation of forfeited shares in the ESOP of $6,157, $6,202 and $4,862 allocated to Mr. Robert L. Bollin's account and $2,410, $2,150 and $2,067 in matching contributions to the Deferred Plan for Mr. Robert L. Bollin's account for the years ended September 30, 1998, 1997 and 1996, respectively.

(3) Consists of cash or stock contributions to the ESOP or the reallocation of forfeited shares in the ESOP of $6,144, $5,316 and $3,982 allocated to Mr. Gregory J. Bollin's account and $890, $977 and $807 in matching contributions to the Deferred Plan for Mr. Gregory J. Bollin's account for the years ended September 30, 1998, 1997 and 1996, respectively.


OPTION PLAN

         In 1988, Winton converted from mutual to stock form (the "Conversion"). In connection with the Conversion, the shareholders of Winton approved the 1988 Stock Option Plan. In 1990, the shareholders of Winton approved the reorganization of Winton into a holding company structure, as a result of which the shareholders of Winton became shareholders of WFC and Winton became a wholly-owned subsidiary of WFC. The shareholders of WFC approved certain amendments to the 1988 Stock Option Plan at the 1995 Annual Meeting of Shareholders.

         Pursuant to the 1988 Stock Option Plan, WFC has reserved 523,000 Common Shares for issuance upon the exercise of options granted to directors and employees of WFC. On December 1, 1998, options to purchase 480,000 Common Shares were outstanding and exercisable. On August 8, 1998, the ten-year anniversary of the effective date of the Conversion, the 1988 Stock Option Plan terminated. No additional options may be granted under the 1988 Stock Option Plan.

         Options granted to employees of Winton may be "incentive stock options" ("ISOs") within the meaning of Section 422 of the Internal Revenue Code (the "Code"), while options granted to non-employee directors do not qualify as ISOs. See "PROPOSAL THREE - APPROVAL OF WINTON FINANCIAL CORPORATION 1999 STOCK OPTION AND INCENTIVE PLAN - Tax Treatment of Incentive Stock Options."

         No option granted under the 1988 Stock Option Plan may be exercised after the expiration of ten years from the date of grant, and an option recipient generally cannot transfer or assign an option other than by will or in accordance with the laws of descent and distribution.

         The following table sets forth information regarding the number and value of unexercised options granted pursuant to the 1988 Stock Option Plan held by the persons listed in the Summary Compensation Table. No stock appreciation rights have been granted under the 1988 Stock Option Plan.

                                 Aggregate Option/SAR Exercises in Last Fiscal Year  and 9/30/98 Option/SAR Values
                                 --------------------------------------------------  -----------------------------
                                                                                                   Value of Unexercised
                                                                          Number of Securities         In-the-Money
                                                                         Underlying Unexercised        Options/SARs
                                                                       Options/SARs at 9/30/98(#)   at 9/30/98($)(1)

                                 Shares Acquired          Value               Exercisable/             Exercisable/
Name                              on Exercise(#)      Realized ($)           Unexercisable             Unexercisable
----                           ------------------     ------------           -------------            ---------------
Robert L. Bollin                         -                   -                   80,000/ -                $950,000/ -
Gregory J. Bollin                        -                   -                   48,000/ -                $570,000/ -


------------------------

(1) An option is "in-the-money" if the fair value of the underlying stock exceeds the market price of the option. The figure represents the value of such unexercised options, determined by multiplying the number of unexercised options by the difference between the exercise price of such options and the $11.875 closing bid price for the Common Shares reported by the American Stock Exchange ("AMEX"), on September 30, 1998.


EMPLOYMENT CONTRACTS

         WFC and Winton have entered into employment agreements with Robert L. Bollin, President of WFC and Winton, and Gregory J. Bollin, Vice President of WFC and Executive Vice President of Winton, which expire on April 30, 2001. The employment agreements have a term of three years and provide for an annual salary of not less than $182,000 for Robert L. Bollin and $134,000 for Gregory
J. Bollin and an annual salary and performance review by the Board of Directors. The employment agreements require the inclusion of Robert L. and Gregory J. Bollin in any formally established employee benefit, bonus, pension and profit sharing plans for which senior management personnel are eligible and also provide for vacation and sick leave.

         The employment agreements are terminable by WFC and Winton at any time. If the employment of either Robert L. Bollin or Gregory J. Bollin is terminated at any time during such three-year term for any reason other than "just cause" (as defined in the agreements), he will be entitled to receive his annual compensation for the remainder of the three-year term of the agreement and a continuation of benefits substantially equal to those being provided at the date of termination of employment until the earliest to occur of the expiration of the term of the employment agreement or the date on which the employee becomes employed full-time by another employer.

         If such employment is terminated, or if the position or responsibilities of the employee is changed, in connection with or within one year of a change in control of WFC or Winton, he will be entitled to receive an amount equal to his then current annual compensation, multiplied by three, subject to reduction to the extent necessary to comply with certain provisions of the Internal Revenue Code of 1986, as amended, and regulations of the Office of Thrift Supervision. Assuming employment termination in connection with such a change of control, the maximum payment to Robert L. Bollin would be $546,000 and to Gregory J. Bollin would be $402,000 or three times the greater of the minimum salary levels in the agreements or the salary levels for fiscal 1998 reflected in the Summary Compensation Table above.

PERSONNEL AND SALARY COMMITTEE REPORT ON EXECUTIVE COMPENSATION

         As a unitary savings and loan holding company, the business of WFC consists principally of holding the stock of Winton. The functions of the executive officers of WFC, who are also the executive officers of Winton, pertain primarily to the operations of Winton. The executive officers receive their compensation, therefore, from Winton, rather than from WFC. The Compensation Committee of Winton has furnished the following report concerning executive compensation:

                      Process for Determining Compensation

         WFC has not paid any cash compensation to its executive officers since its formation. All executive officers of WFC also currently hold positions with Winton and receive cash compensation from Winton. Decisions on cash compensation of Winton's executives are made by the three-member Compensation Committee of Winton's Board of Directors.

         The Compensation Committee reviews the compensation levels of the executive officers, including the CEO, each year. The Compensation Committee utilizes independent surveys of compensation of officers in the thrift industry, taking into account comparable asset bases and geographic locations. The Compensation Committee also assesses each particular executive officer's contribution to WFC and Winton, the skills and experiences required by his/her position and the potential of the executive officer. Based on the foregoing factors, recommendations are made by the Compensation Committee to the Board of Directors of Winton. Such recommendations are reviewed by the Board of Directors of Winton, except that Board members who are also executive offices do not participate in deliberations regarding their own respective compensation.

            Compensation Policies toward Executive Officers Generally

         The Compensation Committee's executive compensation policies are designed to provide competitive levels of compensation that will attract and retain qualified executives and will reward individual performance, initiative and achievement, while enhancing overall corporate performance and shareholder value. The cash compensation program for executive officers consists of three elements, a base salary component, a discretionary cash bonus, and an incentive component payable under an incentive plan (the "Incentive Plan").

         The objectives of the discretionary cash bonuses are to motivate and reward the executive officers based on each individual's contribution to the total performance of Winton and WFC and to reinforce a strong performance orientation.

         The objectives of the Incentive Plan are to motivate and reward the executive officers in connection with the accomplishment of annual objectives of Winton and WFC, to reinforce a strong performance orientation with differentiation and variability in individual awards based on contribution to annual and long range business results and to provide a competitive compensation package which will attract, reward and retain individuals of the highest quality. For the President and the Executive Vice President of Winton and the President and Vice President of WFC, incentive awards are determined as a percentage of gross income, which percentage is calculated utilizing a corporate goal factor and a performance factor. The corporate goal factor is based upon WFC's achievement of certain levels of earnings and a predetermined return on equity. The performance factor is based upon the particular executive officer's performance during the preceding year.

                       Determination of CEO's Compensation

         The Compensation Committee based the compensation of Mr. Robert L. Bollin in 1998 on the policies described above for executive officers. The corporate profitability measurements considered were return on equity, net income, earnings per share and return on assets. Additional corporate goals considered were merger and acquisition activities, continued updating and implementation of Winton's strategic plan and subsidiary oversight and progress. The Compensation Committee believes that the level of compensation paid to Mr. Robert L. Bollin in 1998 was fair and reasonable when compared with compensation levels in the thrift industry reported in various independent surveys. The compensation earned by Mr. Robert L. Bollin in 1998 reflects the significant management and leadership responsibilities required of him and the effective manner in which those responsibilities were fulfilled.

Submitted by the Compensation Committee of Winton's Board of Directors

Thomas H. Humes
Timothy M. Mooney
J. Clay Stinnett

PERSONNEL AND SALARY COMMITTEE INTERLOCKS

         During fiscal 1998, no member of the Compensation Committee was a current or former executive officer or employee of WFC or Winton or had a reportable business relationship with WFC or Winton.

PERFORMANCE GRAPH

         The following graph compares the cumulative total return on WFC's common shares for the fiscal year ended September 30, 1998, with the cumulative total return of the SNL Index, which is an index of banks whose shares are traded on The New York Stock Exchange, AMEX or The Nasdaq Stock Market, and the cumulative total return of the Standard and Poor's 500 for the same period.































CERTAIN TRANSACTIONS WITH WINTON

         Some of the directors and officers of WFC and Winton were customers of and had transactions with Winton in the ordinary course of Winton's business during the two years ended September 30, 1998. All loans and commitments to loan included in such transactions were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and, in the opinion of the management of WFC, do not involve more than a normal risk of collectibility or present other unfavorable features. Winton had no loans outstanding to directors and executive officers at December 1, 1998.

                PROPOSAL TWO - APPROVAL OF AMENDMENT TO ARTICLES

         On November 20, 1998, the Board of Directors of WFC unanimously approved and recommended that the shareholders consider and approve an amendment to Article Fourth of the Amended Articles that would increase the number of WFC's authorized Common Shares from 5,000,000 shares to 18,000,000 shares.

         The Amended Articles currently authorize 7,000,000 shares, consisting of 5,000,000 Common Shares, each without par value, and 2,000,000 preferred shares, each without par value. As of the Voting Record Date, there were 4,015,304 Common Shares issued and outstanding, 480,000 Common Shares reserved for issuance upon the exercise of options and no preferred shares issued. On December 4, 1998, WFC and BenchMark Federal Savings Bank, a federal savings bank ("BenchMark"), jointly announced the execution of a merger agreement (the "Merger Agreement") that provides for the merger of BenchMark with and into Winton (the "Merger"). Pursuant to the terms of the Merger Agreement, WFC will issue 3.35 of its Common Shares for each of the 112,307 outstanding shares of BenchMark, or an aggregate of 376,228 Common Shares. Following the consummation of the Merger, therefore, only 128,468 Common Shares will be available for future acquisitions, stock dividends, stock options or other corporate purposes.

         In considering the Amendment, the Board of Directors concluded that it would be advisable for the additional Common Shares to be available for issuance at the discretion of the Board in connection with acquisitions, stock dividends, stock splits and for any other purpose determined by the Board to be in the best interests of WFC, without the delay attendant upon obtaining shareholder approval prior to each issuance. Where approval by shareholders is otherwise required for the issuance of Common Shares, whether by Ohio law, the rules of the AMEX or other applicable requirement, such approval by shareholders will be sought.

         THE BOARD OF DIRECTORS OF WFC RECOMMENDS THAT THE SHAREHOLDERS APPROVE THE AMENDMENT. Accordingly, the shareholders of WFC will be asked to approve the following resolution at the Annual Meeting:

         RESOLVED, that Article Fourth of the Amended Articles of Incorporation of Winton Financial Corporation be, and it hereby is, deleted in its entirety and replaced with the following new Article Fourth:

                  FOURTH: The authorized number of shares of the corporation shall be twenty million (20,000,000), eighteen million (18,000,000) of which shall be common shares, each without par value, and two million (2,000,000) of which shall be preferred shares, each without par value.

                  The directors of the corporation are authorized to adopt amendments to the Articles of Incorporation in respect of any unissued or treasury common and preferred shares and thereby to fix or change, to the full extent now or hereafter permitted by Ohio law: the division of such shares into series and the designation and authorized number of shares of each series; the dividend rate; the dates of payment of dividends and the dates from which they are cumulative; the liquidation price; the redemption rights and price; the sinking fund requirements; the conversion rights; the restrictions on the issuance of shares of any class or series; and such other rights, preferences and limitations as shall not be inconsistent with this Article Fourth.

                  Except as hereinafter provided and as may otherwise be required by the laws of the State of Ohio, all voting power of the corporation for all purposes is vested exclusively in the holders of the common shares. The holders of common shares shall be entitled to one vote for each common share held. The holders of the preferred shares shall not be entitled to vote at meetings of the shareholders of the corporation or to receive notices of such meetings; provided, however, that in the event dividends on the preferred shares, if any, shall at any time become in arrears, the holders of the preferred shares shall thereupon become entitled to one vote for each preferred share held and to notice of all meetings of the shareholders. Such voting and notice rights of the preferred shareholders shall continue until all dividends in arrears on the preferred shares shall have been paid in full, whereupon such voting and notice rights of the preferred shareholders shall cease and terminate.

         All Common Shares, including those now authorized and those which would be authorized by the Amendment, are equal in rank and have the same voting, dividend and liquidation rights. Holders of WFC shares do not have pre-emptive rights. Any increase in the number of authorized Common Shares will have no immediate dilutive effect on the proportionate voting power of shareholders. However, the future issuance of additional Common Shares or preferred shares could have a dilutive effect on the proportionate voting power, earnings per share and book value per share of present shareholders. Under some circumstances, the issuance of new shares may discourage certain potential business combinations which some shareholders may believe to be in their best interest and make more difficult management changes which might occur if the potential business combination were successful.


            PROPOSAL THREE - APPROVAL OF WINTON FINANCIAL CORPORATION
                      1999 STOCK OPTION AND INCENTIVE PLAN

GENERAL

         The following is a summary of the terms of the 1999 Stock Option Plan and is qualified in its entirety by reference to the full text of the 1999 Stock Option Plan, a copy of which is attached hereto as Exhibit A.

PURPOSE, ADMINISTRATION AND ELIGIBILITY

         The purpose of the Stock Option Plan is to promote and advance the interests of WFC and its shareholders by enabling WFC to attract, retain and reward directors, managerial and other key employees of WFC and any subsidiary, including Winton, and to strengthen the mutuality of interests between such directors and employees and WFC's shareholders by providing such persons with a proprietary interest in pursuing the long-term growth, profitability and financial success of WFC. Pursuant to the Stock Option Plan, 401,530 Common Shares have been reserved for issuance by WFC upon the exercise of options to be granted to certain directors, officers and employees of WFC and Winton from time to time under the 1999 Stock Option Plan. At December 1, 1998, approximately 20 persons were eligible to receive options granted under the 1999 Stock Option Plan.

         The Stock Option Plan will be administered by the Stock Option Committee, a committee of directors composed of at least three directors of WFC. The Stock Option Committee may grant options under the 1999 Stock Option Plan at such times as they deem most beneficial to Winton and WFC on the basis of the individual participant's position and duties and the value of the individual's services and responsibilities to Winton and WFC.

         Without further approval of the shareholders, the Board of Directors may at any time terminate the 1999 Stock Option Plan or may amend it from time to time in such respects as the Board of Directors may deem advisable, except that the Board of Directors may not, without the approval of the shareholders, make any amendment which would (a) increase the aggregate number of Common Shares that may be issued under the 1999 Stock Option Plan (except for adjustments to reflect certain changes in the capitalization of WFC), (b) materially modify the requirements as to eligibility for participation in the 1999 Stock Option Plan, or (c) materially increase the benefits accruing to participants under the 1999 Stock Option Plan. Notwithstanding the foregoing, the Board of Directors may amend the 1999 Stock Option Plan to take into account changes in applicable securities, federal income tax and other applicable laws.

OPTION TERMS

         Options granted to the officers and employees under the 1999 Stock Option Plan may be ISOs within the meaning of Section 422 of the Code, or may be options which do not qualify under Section 422 of the Code ("Non-Qualified Stock Options"). Options granted under the 1999 Stock Option Plan to directors who are not employees of WFC or Winton will be Non-Qualified Stock Options.

         The exercise price of each option granted under the 1999 Stock Option Plan will be determined by the Stock Option Committee at the time the option is granted. However, the exercise price of an option may not be less than 100% of the fair market value of the shares on the date of the grant. In addition, the exercise price of an ISO may not be less than 110% of the fair market value of the shares on the date of the grant if the recipient owns more than 10% of the outstanding common shares of WFC. Subject to certain exceptions specified in the 1999 Stock Option Plan or as otherwise specified by the Stock Option Committee at the time of grant, stock options are immediately exercisable in full. No stock option will be exercisable after the expiration of ten years from the date of the grant. However, if a recipient of an ISO owns a number of shares representing more than 10% of WFC shares outstanding at the time the ISO is granted, the term of the ISO will not exceed five years. If the fair market value of shares awarded pursuant to ISOs that are exercisable for the first time during any calendar year by a participant under the 1999 Stock Option Plan exceeds $100,000, the ISOs will be considered Non-Qualified Stock Options to the extent of such excess.

         An option recipient cannot transfer or assign an option other than by will or in accordance with the laws of descent and distribution. Termination of an option recipient's employment for cause, as defined in the 1999 Stock Option Plan, will result in the annulment of any outstanding exercisable options. Any outstanding options that have not yet been exercised will terminate upon the resignation, removal or retirement of a director of WFC or Winton, or upon the termination of employment of an officer or employee of WFC or Winton, except in the case of death or disability of the option recipient or a change in control of WFC or Winton.

         WFC will receive no monetary consideration for the granting of options under the Stock Option Plan. Upon the exercise of options, WFC will receive payment of cash or, if acceptable to the Stock Option Committee, Common Shares or outstanding awarded stock options. The market value of the Common Shares underlying the options reserved for the 1999 Stock Option Plan is approximately $5.4 million, based upon the number of shares reserved, multiplied by the $13.50 per share closing sales price of the Common Shares on December 10, 1998, as quoted on AMEX.

PURCHASE RIGHT

         The Stock Option Committee may include as a term of any option granted under the 1999 Stock Option Plan the right (a "Purchase Right"), but not the obligation, of WFC to purchase all or any amount of the Common Shares acquired by an optionee pursuant to the exercise of any such options. The Purchase Right will provide for, among other terms, a specified duration of the Purchase Right, a specified price per Common Share to be paid upon the exercise of the Purchase Right and a restriction on the disposition of the Common Shares by the optionee during the period of the Purchase Right.

STOCK APPRECIATION RIGHT

         The Stock Option Committee may include a stock appreciation right (a "Stock Appreciation Right") as a component of an option or independent of an option. The Stock Appreciation Right would entitle the recipient to receive a number of Common Shares or cash, or combination thereof, as the Stock Option Committee shall determine, equal to the amount by which the fair market value of the Common Shares subject to the Stock Appreciation Right exceeds the exercise price of the Stock Appreciation Right.

TAX TREATMENT OF INCENTIVE STOCK OPTIONS

         An optionee who is granted an ISO will not recognize taxable income either on the date of grant or on the date of exercise, although the difference between the fair market value of the shares at the time of exercise and the exercise price is a tax preference item potentially subject to the alternative minimum tax.

         Upon disposition of shares acquired from the exercise of an ISO, capital gain or loss is generally recognized in an amount equal to the difference between the amount realized on the sale or disposition and the exercise price. However, if the optionee disposes of the shares within two years of the date of grant or within one year from the date of the issuance of the shares to the optionee (a "Disqualifying Disposition"), then the optionee will recognize ordinary income, as opposed to capital gain, at the time of disposition. In general, the amount of ordinary income recognized will be equal to the lesser of (i) the amount of gain realized on the disposition, or (ii) the difference between the fair market value of the shares received on the date of exercise and the exercise price. Any remaining gain or loss is treated as a short-term, mid-term or long-term capital gain or loss, depending upon the period of time the shares have been held.

         WFC will not be entitled to a tax deduction upon either the exercise of an ISO or the disposition of shares acquired pursuant to such exercise, except to the extent that the optionee recognizes ordinary income in a Disqualifying Disposition. Ordinary income from a Disqualifying Disposition will constitute compensation but will not be subject to tax withholding, nor will it be considered wages for payroll tax purposes.

         If the holder of an ISO pays the exercise price, in whole or in part, with previously acquired shares, the exchange should not affect the ISO tax treatment of the exercise. Upon such exchange, and except for Disqualifying Dispositions, no gain or loss is recognized by the optionee upon delivering previously acquired shares to WFC, and shares received by the optionee equal in number to the previously acquired common shares exchanged therefor will have the same basis and holding period for long-term or mid-term capital gain purposes as the previously acquired shares. (The optionee, however, will not be able to utilize the prior holding period for the purpose of satisfying the ISO statutory holding period requirements for avoidance of a Disqualifying Disposition.) Shares received by the optionee in excess of the number of shares previously acquired will have a basis of zero and a holding period which commences as of the date the shares are transferred to the optionee upon exercise of the ISO. If an ISO is exercised using shares previously acquired through the exercise of an ISO, the exchange of such previously acquired shares will be considered a disposition of such shares for the purpose of determining whether a Disqualifying Disposition has occurred.

TAX TREATMENT OF NON-QUALIFIED STOCK OPTIONS

         A recipient of a Non-Qualified Stock Option does not recognize taxable income on the date of grant of the option, provided that the option does not have a readily ascertainable fair market value at the time it is granted. In general, the optionee must recognize ordinary income at the time of exercise of a Non-Qualified Stock Option in the amount of the difference between the fair market value of the shares on the date of exercise and the option exercise price. The ordinary income recognized will constitute compensation for which tax withholding by WFC generally will be required. The amount of ordinary income recognized by an optionee will be deductible by WFC in the year that the optionee recognizes the income if WFC complies with any applicable withholding requirement.

         If the sale of the shares could subject the optionee to liability under
Section 16(b) of the Securities Exchange Act of 1934, the optionee generally will recognize ordinary income only on the date that the optionee is no longer subject to such liability in an amount equal to the fair market value of the shares on such date less the option exercise price. Nevertheless, the optionee may elect under Section 83(b) of the Code, within 30 days of the date of exercise, to recognize ordinary income as of the date of exercise, without regard to the restriction of Section 16(b).

         Shares acquired upon the exercise of a Non-Qualified Stock Option will have a tax basis equal to their fair market value on the exercise date or other relevant date on which ordinary income is recognized, and the holding period for the shares generally will begin on the date of exercise or such other relevant date. Upon subsequent disposition of the shares, the optionee will recognize long-term capital gain or loss if the optionee has held the shares for more than eighteen months prior to disposition, mid-term capital gain or loss if the optionee has held the shares for more than one year but less than eighteen months prior to disposition, or short-term capital gain or loss if the optionee has held the shares for one year or less prior to disposition.

         If an optionee with a Non-Qualified Stock Option pays the exercise price, in whole or in part, with previously acquired shares, the optionee will recognize ordinary income in the amount by which the fair market value of the shares received exceeds the exercise price. The optionee will not recognize gain or loss upon delivering such previously acquired shares to WFC. Shares received by an optionee equal in number to the previously acquired shares exchanged therefor will have the same basis and holding period as such previously acquired shares. Shares received by an optionee in excess of the number of such previously acquired shares will have a basis equal to the fair market value of such additional shares as of the date ordinary income is recognized. The holding period for such additional shares will commence as of the date of exercise or such other relevant date.

TAX TREATMENT OF STOCK APPRECIATION RIGHTS

         A participant in the 1999 Stock Option Plan is not taxed upon the grant of Stock Appreciation Rights. Instead, participants will generally be taxed on the exercise date, at ordinary income rates, on the amount of each received and the fair market value of any Common Shares received. However, if the sale of Common Shares could subject a participant to liability under Section 16(b) of the Exchange Act, such participant generally will not recognize ordinary income with respect to such Common Shares until the participant is no longer subject to such liability, at which time the participant will recognize ordinary income in an amount equal to the fair market value of Common Shares on such date.

         The Stock Option Committee may grant options under the 1999 Stock Option Plan to the directors, officers and employees of WFC and Winton in the future at such times as they deem most beneficial to WFC and Winton on the basis of the individual participant's responsibility, tenure and future potential.

         THE BOARD OF DIRECTORS OF WFC RECOMMENDS THAT THE SHAREHOLDERS OF WFC APPROVE THE 1999 STOCK OPTION PLAN. Accordingly, the shareholders of WFC will be asked to approve the following resolution at the Annual Meeting:

         RESOLVED, that the Winton Financial Corporation 1999 Stock Option and Incentive Plan be, and it hereby is, approved.


                      PROPOSAL FOUR - SELECTION OF AUDITORS

         The Board of Directors has selected Grant Thornton LLP ("Grant Thornton") as the auditors of WFC for the current fiscal year and recommends that the shareholders ratify the selection. Grant Thornton has audited the financial statements of WFC or Winton since 1985. Management expects that a representative of Grant Thornton will be present at the Annual Meeting, will have the opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE SELECTION OF GRANT THORNTON AS AUDITORS FOR THE CURRENT FISCAL YEAR.


                 PROPOSALS OF SECURITY HOLDERS AND OTHER MATTERS

         Any proposals of qualified shareholders intended to be included in the proxy statement for the 2000 Annual Meeting of Shareholders of WFC should be sent to WFC by certified mail and must be received by WFC not later than August 30, 1999. In addition, if a shareholder intends to present a proposal at the 2000 Annual Meeting without including the proposal in the proxy materials related to that meeting, and if the proposal is not received by November 13, 1999, then the proxies designated by the Board of Directors of WFC for the 2000 Annual Meeting of Shareholders of WFC may vote in their discretion on any such proposal any shares for which they have been appointed proxies without mention of such matter in the proxy statement or on the proxy card for such meeting.

         Management knows of no other business which may be brought before the Annual Meeting, including matters incident to the conduct of the Annual Meeting. It is the intention of the persons named in the enclosed Proxy to vote such Proxy in accordance with their best judgment on any other matters which may be brought before the Annual Meeting.

         IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO FILL IN, SIGN AND RETURN THE PROXY IN THE ENCLOSED SELF-ADDRESSED ENVELOPE.

                                            By Order of the Board of Directors




Cincinnati, Ohio                            Robert L. Bollin
December 28, 1998                           President

                                    EXHIBIT A

                          WINTON FINANCIAL CORPORATION
                      1999 STOCK OPTION AND INCENTIVE PLAN


         1. PURPOSE. The purpose of the Winton Financial Corporation 1999 Stock Option and Incentive Plan (this "Plan") is to promote and advance the interests of Winton Financial Corporation (the "Company") and its shareholders by enabling the Company to attract, retain and reward directors, managerial and other employees of the Company and any Subsidiary (hereinafter defined) and to strengthen the mutuality of interests between such directors and employees and the Company's shareholders by providing such persons with a proprietary interest in pursuing the long-term growth, profitability and financial success of the Company.

         2. DEFINITIONS. For purposes of this Plan, the following terms shall have the meanings set forth below:

                  (a) "Award" means the grant by the Committee of an Incentive Stock Option, a Non-Qualified Stock Option or a Stock Appreciation Right, or any combination thereof, as provided in the Plan.

                  (b) "Board" means the Board of Directors of the Company.

                  (c) "Code" means the Internal Revenue Code of 1986, as amended, or any successor thereto, together with rules, regulations and interpretations promulgated thereunder.

                  (d) "Committee" means the Committee of the Board constituted as provided in Section 3 of this Plan.

                  (e) "Common Shares" means the common shares, without par value, of the Company or any security of the Company issued in substitution, in exchange or in lieu thereof.

                  (f) "Company" means Winton Financial Corporation, an Ohio corporation, or any successor corporation.

                  (g) "Employment" means regular employment with the Company or a Subsidiary and does not include service as a director only.

                  (h) "ERISA" means the Employment Retirement Income Security Act, as amended, or any successor thereto, together with rules, regulations and interpretations promulgated thereunder.

                  (i) "Exchange Act" means the Securities Exchange Act of 1934, as amended, or any successor statute.

                  (j) "Fair Market Value" shall mean the average of the highest and the lowest selling price on the American Stock Exchange, Inc. on the date such Stock Option is granted or, if there were no sales on such date, then on the next prior business day on which there was a sale.

                  (k) "Incentive Stock Option" means any Stock Option granted pursuant to the provisions of Section 6 of this Plan which is intended to be and is specifically designated as an "incentive stock option" within the meaning of Section 422 of the Code.

                  (l) "Non-Qualified Stock Option" means any Stock Option granted pursuant to the provisions of Section 6 of this Plan which is not an Incentive Stock Option.

                  (m) "OTS" means the Office of Thrift Supervision, Department of the Treasury.

                  (n) "Participant" means an employee or director of the Company or a Subsidiary who is granted a Stock Option under this Plan. Notwithstanding the foregoing, for the purposes of the granting of any Incentive Stock Option under this Plan, the term "Participant" shall include only employees of the Company or a Subsidiary.

                  (o) "Plan" means the Winton Financial Corporation 1999 Stock Option and Incentive Plan, as set forth herein and as it may be hereafter amended from time to time.

                  (p) "Related" means (i) in the case of a Stock Appreciation Right, a Stock Appreciation Right which is granted in connection with, and to the extent exercisable, in whole or in part, in lieu of, an Option and (ii) in the case of an Option, an Option with respect to which and to the extent to which a Stock Appreciation Right is exercisable, in whole or in part, in lieu thereof has been granted.

                  (q) "Repurchase Right" means the right defined in Section 10 of this Plan.

                  (r) "Stock Appreciation Right" means a Stock Appreciation Right with respect to shares granted by the Committee pursuant to
         Section 11 hereof.

                  (s) "Stock Option" means an award to purchase Common Shares granted pursuant to the provisions of Section 6 of this Plan.

                  (t) "Subsidiary" means any corporation or entity in which the Company directly or indirectly controls 50% or more of the total voting power of all classes of its stock having voting power and includes, without limitation, The Winton Savings and Loan Co.

                  (u) "Terminated for Cause" means any removal of a director or discharge of an employee for personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of a material provision of any law, rule or regulation (other than traffic violations or similar offenses), a material violation of a final cease-and-desist order or any other action of a director or employee which results in a substantial financial loss to the Company or a Subsidiary.

         3.       ADMINISTRATION.

                  (a) This Plan shall be administered by the Committee, which shall be comprised of not fewer than three of the members of the Board. The members of the Committee shall be appointed from time to time by the Board. Members of the Committee shall serve at the pleasure of the Board, and the Board may from time to time remove members from, or add members to, the Committee. A majority of the members of the Committee shall constitute a quorum for the transaction of business. An action approved in writing by a majority of the members of the Committee then serving shall be fully as effective as if the action had been taken by unanimous vote at a meeting duly called and held.

                  (b) The Committee is authorized to construe and interpret this Plan and to make all other determinations necessary or advisable for the administration of this Plan. The Committee may designate persons other than members of the Committee to carry out its responsibilities under such conditions and limitations as it may prescribe. Any determination, decision or action of the Committee in connection with the construction, interpretation, administration, or application of this Plan shall be final, conclusive and binding upon all persons participating in this Plan and any person validly claiming under or through persons participating in this Plan. The Company shall effect the granting of Stock Options under this Plan in accordance with the determinations made by the Committee, by execution of instruments in writing in such form as approved by the Committee.

         4. DURATION OF, AND COMMON SHARES SUBJECT TO, THIS PLAN.

                  (a) Term. This Plan shall terminate on the date which is ten
         (10) years from the date on which this Plan is adopted by the Board, except with respect to Stock Options then outstanding. Notwithstanding the foregoing, no Incentive Stock Option may be granted under this Plan after the date which is ten (10) years from the date on which this Plan is adopted by the Board or the date on which this Plan is approved by the shareholders of the Company, whichever is earlier.

                  (b) Common Shares Subject to Plan. The maximum number of Common Shares in respect of which Awards may be granted under this Plan, subject to adjustment as provided in Section 9 of this Plan, shall be 401,530 Common Shares.

         For the purpose of computing the total number of Common Shares available for Awards under this Plan, there shall be counted against the foregoing limitations the number of Common Shares subject to issuance upon exercise or settlement of Stock Options as of the dates on which such Stock Options are granted. If any Stock Options or Stock Appreciation Rights are forfeited, terminated or exchanged for other Stock Appreciation Rights or Stock Options, or expire unexercised, the Common Shares which were theretofore subject to such Awards shall again be available for Awards under this Plan to the extent of such forfeiture, termination or expiration of such Awards.

         Common Shares which may be issued under this Plan may be either authorized and unissued shares or issued shares which have been reacquired by the Company. No fractional shares shall be issued under this Plan.

         5. ELIGIBILITY AND GRANTS. Persons eligible for Awards under this Plan shall consist of directors and managerial and other key employees of the Company or a Subsidiary who hold positions with significant responsibilities or whose performance or potential contribution, in the judgment of the Committee, will benefit the future success of the Company or a Subsidiary. In selecting the directors and employees to whom Awards will be made and the number of shares subject to such Awards, the Committee shall consider the position, duties and responsibilities of the eligible directors and employees, the value of their services to the Company and the Subsidiaries and any other factors the Committee may deem relevant.

         6. STOCK OPTIONS. Stock Options granted under this Plan may be in the form of Incentive Stock Options or Non-Qualified Stock Options, and such Stock Options shall be subject to the following terms and conditions and in such form as the Committee may from time to time approve and shall contain such additional terms and conditions as the Committee shall deem desirable, not inconsistent with the express provisions of the Plan:

                  (a) Grant. Stock Options may be granted under this Plan on terms and conditions not inconsistent with the provisions of this Plan.

                  (b) Stock Option Price. The option exercise price per Common Share purchasable under a Stock Option shall be determined by the Committee at the time of grant; provided, however, that in no event shall the exercise price of an Incentive Stock Option be less than 100% of the Fair Market Value of the Common Shares on the date of the grant of such Incentive Stock Option, and in the case of a Participant who owns Common Shares representing more than 10% of the outstanding Common Shares at the time an Incentive Stock Option is granted, the option exercise price shall in no event be less than 110% of the Fair Market Value of the Common Shares at the time the Incentive Stock Option is granted to such Participant.

                  (c) Stock Option Terms. Subject to the right of the Company to provide for earlier termination in the event of any merger, acquisition or consolidation involving the Company, the term of each Stock Option shall be fixed by the Committee; provided, however, that the term of an Incentive Stock Option will not exceed ten years after the date the Incentive Stock Option is granted; provided further, however, that in the case of a Participant who owns a number of Common Shares representing more than

         10% of the Common Shares outstanding at the time the Incentive Stock Option is granted, the term of the Incentive Stock Option shall not exceed five years.

                  (d) Exercisability. Except as set forth in this Plan or as designated by the Committee at the time of grant, Stock Options awarded under this Plan shall be immediately exercisable in full.

                  (e) Method of Exercise. A Stock Option may be exercised, in whole or in part, by giving written notice of exercise to the Company specifying the number of Common Shares to be purchased. Such notice shall be accompanied by payment in full of the purchase price in cash or, if acceptable to the Committee in its sole discretion, in Common Shares already owned by the Participant, or by surrendering outstanding Stock Options. The Committee may also permit Participants, either on a selective or aggregate basis, to simultaneously exercise Stock Options and sell Common Shares thereby acquired, pursuant to a brokerage or similar arrangement, approved in advance by the Committee, and use the proceeds from such sale as payment of the purchase price of such shares.

                  (f) Special Rule for Incentive Stock Options. With respect to Incentive Stock Options granted under this Plan, to the extent the aggregate Fair Market Value (determined as of the date the Incentive Stock Option is granted) of the number of shares with respect to which Incentive Stock Options are exercisable under all plans of the Company or a Subsidiary for the first time by a Participant during any calendar year exceeds $100,000, or such other limit as may be required by the Code, such Stock Options shall be Non-Qualified Stock Options to the extent of such excess.

         7. EFFECT OF TERMINATION OF EMPLOYMENT, DISABILITY, DEATH OR CHANGE IN CONTROL.

                  (a) Except in the event of the death or disability of a Participant or in the event a Participant is Terminated for Cause, upon the resignation, removal or retirement from the board of directors of any Participant who is a director of the Company or a Subsidiary or upon the termination of Employment of a Participant who is not a director of the Company or a Subsidiary, all Stock Options which have not yet become exercisable shall thereupon terminate and be of no further force or effect, and, unless the Committee shall specifically state otherwise at the time a Stock Option is granted, all Stock Options which have become exercisable shall terminate if they are not exercised by the earlier of (i) the respective dates of such Stock Options or (ii) the date which is three (3) months after such resignation, removal, retirement or termination of Employment.

                  (b) Unless the Committee shall specifically state otherwise at the time a Stock Option is granted, all Stock Options granted under this Plan shall become exercisable in full on the date of termination of a Participant's employment or directorship with the Company or a Subsidiary because of his death or disability, and, subject to extension by the Committee, all Stock Options shall terminate if not exercised by the earlier of (i) the respective expiration dates of any such Stock Options or (ii) the date which is twelve (12) months after the Participant's death or disability.

                  (c) Unless the Committee shall specifically state otherwise at the time a Stock Option is granted, in the event the Employment or the directorship of a Participant is Terminated for Cause, any Stock Option which has not been exercised shall terminate and be of no further force or effect as of the date the Participant is Terminated for Cause.

                  (d) All outstanding Stock Options shall become immediately exercisable in the event of a change in control or imminent change in control of the Company or any Subsidiary, as determined by the Committee. For purposes of this Section 7, "change in control" shall mean: (i) the execution of an agreement for the sale of all, or a material portion of, the assets of the Company or The Winton Savings and Loan Co.; (ii) the execution of an agreement for a merger or recapitalization of the Company or The Winton Savings and Loan Co. or any merger or recapitalization whereby the Company or The Winton Savings and Loan Co. is not the surviving entity; (iii) a change of control of the Company or The Winton Savings and Loan Co., as defined or determined by the OTS; or (iv) the acquisition, directly or indirectly, of the beneficial ownership (within the meaning of the term "beneficial ownership" as defined under Section 13(d) of the Exchange Act and the rules promulgated thereunder) of twenty-five percent (25%) or more of the outstanding voting securities of the Company or The Winton Savings and Loan Co. by any person, trust, entity or group. For purposes of this Section 7, "imminent change in control" shall refer to any offer or announcement, oral or written, by any person or any persons acting as a group, to acquire control of the Company or The Winton Savings and Loan Co. as to which an application or notice has been filed with the OTS and such application has been approved or such notice has not been disapproved.

         8. NON-TRANSFERABILITY OF STOCK OPTIONS. No Stock Option under this Plan, and no rights or interests therein, shall be assignable or transferable by a Participant except by will or the laws of descent and distribution. During the lifetime of a Participant, Stock Options are exercisable only by, and payments in settlement of Stock Options will be payable only to, the Participant or his or her legal representative.

         9. ADJUSTMENTS UPON CHANGES IN CAPITALIZATION.

                  (a) The existence of this Plan and the Awards granted hereunder shall not affect or restrict in any way the right or power of the Board or the shareholders of the Company to make or authorize the following: any adjustment, recapitalization, reorganization or other change in the Company's capital structure or its business; any merger, acquisition or consolidation of the Company; any issuance of bonds, debentures, preferred or prior preference stocks ahead of or affecting the Company's capital stock or the rights thereof; the dissolution or liquidation of the Company or any sale or transfer of all or any part of its assets or business; or any other corporate act or proceeding, including any merger or acquisition which would result in the exchange of cash, stock of another company or options to purchase the stock of another company for any Awards outstanding at the time of such corporate transaction or which would involve the termination of all Awards outstanding at the time of such corporate transaction.

                  (b) In the event of any change in capitalization affecting the Common Shares of the Company, such as a stock dividend, stock split, recapitalization, merger, consolidation, spin-off, split-up, combination or exchange of shares or other form of reorganization, or any other change affecting the Common Shares, such proportionate adjustments, if any, as the Board in its discretion may deem appropriate to reflect such change shall be made with respect to the aggregate number of Common Shares for which Awards in respect thereof may be granted under this Plan, the maximum number of Common Shares which may be sold or awarded to any Participant, the number of Common Shares covered by each outstanding Award, and the exercise price per share in respect of outstanding Awards.

         10. RIGHT OF REPURCHASE AND RESTRICTIONS ON DISPOSITION. The Committee, in its sole discretion, may include, as a term of any Incentive Stock Option or Non-Qualified Stock Option, the right (hereinafter the "Repurchase Right"), but not the obligation, to repurchase all or any amount of the Common Shares acquired by a Participant pursuant to the exercise of any such options. The Repurchase Right shall provide for, among other terms, a specified duration of the Repurchase Right, a specified price per Common Share to be paid upon the exercise of the Repurchase Right and a restriction on the disposition of the Common Shares by the Participant during the period of the Repurchase Right. The Repurchase Right may permit the Company to transfer or assign such right to another party. The Company may exercise the Repurchase Right only to the extent permitted by applicable law.

         11. STOCK APPRECIATION RIGHTS. A Stock Appreciation Right shall, upon its exercise, entitle the Participant to whom such Stock Appreciation Right is granted, to receive a number of Common Shares or an amount of cash or combination thereof, as the Committee in its discretion shall determine, the aggregate value of which (i.e., the sum of the amount of cash and/or the fair market value of such Common Shares on the date of exercise) shall equal (as nearly as possible) the amount by which the Fair Market Value per Common Share on the date of such exercise shall exceed the exercise price of such Stock Appreciation Right, multiplied by the number of Common Shares with respect to which such Stock Appreciation Right shall have been exercised. A Stock Appreciation Right may be Related to an option or may be granted independently of any option and the Committee shall determine whether and to what extent a Related Stock Appreciation Right shall be granted with respect therein;

provided, however, that notwithstanding any other provision of this Plan, in the event that the Related Option is an Incentive Stock Option, the Related Stock Appreciation Right shall satisfy all the applicable restrictions and limitations of Section 6 hereof as if such Related Stock Appreciation Right were an Incentive Stock Option. In the case of a Related Stock Option, such Related Stock Option shall cease to be exercisable to the extent of the Common Shares to which the Related Stock Appreciation Right was exercised. Upon the exercise or termination of a Related Stock Option, any Related Stock Appreciation Right shall terminate to the extent of the Common Shares with respect to which the Related Stock Option was exercised or terminated.


         12. AMENDMENT AND TERMINATION OF THIS PLAN. Without further approval of the shareholders, the Board may at any time terminate this Plan, or may amend it from time to time in such respects as the Board may deem advisable, except that the Board may not, without approval of the shareholders, make any amendment which would (a) increase the aggregate number of Common Shares which may be issued under this Plan (except for adjustments pursuant to Section 9 of this Plan), (b) materially modify the requirements as to eligibility for participation in this Plan, or (c) materially increase the benefits accruing to Participants under this Plan. The above notwithstanding, the Board may amend this Plan to take into account changes in applicable securities, federal income tax and other applicable laws.

         13. MODIFICATION OF OPTIONS. The Board may authorize the Committee to direct the execution of an instrument providing for the modification of any outstanding Stock Option which the Board believes to be in the best interests of the Company; provided, however, that no such modification, extension or renewal shall confer on the holder of such Stock Option any right or benefit which could not be conferred on him by the grant of a new Stock Option at such time and shall not materially decrease the Participant's benefits under the Stock Option without the consent of the holder of the Stock Option, except as otherwise permitted under this Plan.

         14.      MISCELLANEOUS.

                  (a) Tax Withholding. The Company shall have the right to deduct from any settlement made under this Plan, including the delivery or vesting of Common Shares, any federal, state or local taxes of any kind required by law to be withheld with respect to such payments or to take such other action as may be necessary in the opinion of the Company to satisfy all obligation for the payment of such taxes. If Common Shares are used to satisfy tax withholding, such shares shall be valued based on the Fair Market Value when the tax withholding is required to be made.

                  (b) No Right to Employment. Neither the adoption of this Plan nor the granting of any Award shall confer upon any employee of the Company or a Subsidiary any right to continued Employment with the Company or a Subsidiary, as the case may be, nor shall it interfere in any way with the right of the Company or a Subsidiary to terminate the Employment of any of its employees at any time, with or without cause.

                  (c) Annulment of Stock Options. The grant of any Stock Option under this Plan payable in cash is provisional until cash is paid in settlement thereof. The grant of any Stock Option under this Plan payable in Common Shares is provisional until the Participant becomes entitled to the certificate in settlement thereof. In the event the Employment or the directorship of a Participant is Terminated for Cause, any Stock Option which is provisional shall be annulled as of the date of such termination.

                  (d) Other Company Benefit and Compensation Programs. Payments and other benefits received by a Participant under an Award made pursuant to this Plan shall not be deemed a part of a Participant's regular, recurring compensation for purposes of the termination indemnity or severance pay law of any country and shall not be included in, nor have any effect on, the determination of benefits under any other employee benefit plan or similar arrangement provided by the Company or a Subsidiary unless expressly so provided by such other plan or arrangement, or except where the Committee expressly determines that an Award or portion of an Award should be included to accurately reflect competitive compensation practices or to recognize that an Award has been made in lieu of a portion of competitive annual cash compensation. An Award under this Plan may be made in combination with or in tandem with, or as an alternative to, grants, stock options or payments under any other plans of the Company or a Subsidiary. This Plan notwithstanding, the Company or any Subsidiary may adopt such other compensation programs and additional compensation arrangements as it deems necessary to attract, retain and reward directors and employees for their service with the Company and its Subsidiaries.

                  (e) Securities Law Restrictions. No Common Shares shall be issued under this Plan unless counsel for the Company shall be satisfied that such issuance will be in compliance with applicable federal and state securities laws. Certificates for Common Shares delivered under this Plan may be subject to such stop-transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations and other requirements of the Securities and Exchange Commission, any stock exchange upon which the Common Shares are then listed, and any applicable federal or state securities law. The Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

                  (f) Award Agreement. Each Participant receiving an Award under this Plan shall enter into an agreement with the Company in a form specified by the Committee agreeing to the terms and conditions of the Award and such related matters as the Committee shall, in its sole discretion, determine.

                  (g) Cost of Plan. The costs and expenses of administering this Plan shall be borne by the Company.

                  (h) Governing Law. This Plan and all actions taken hereunder shall be governed by and construed in accordance with the laws of the State of Ohio, except to the extent that federal law shall be deemed applicable.

                  (i) Effective Date. This Plan shall be effective upon the later of adoption by the Board and approval by the Company's shareholders. This Plan shall be submitted to the shareholders of the Company for approval at an annual or special meeting of shareholders held within twelve (12) months of the adoption of the Plan by the Board.

                                                                    Exhibit 23.1

                              ACCOUNTANT'S CONSENT

         We have issued our report dated November 19, 1998 (except for Note O, as to which the date is December 4, 1998), accompanying the consolidated financial statements of Winton Financial Corporation which are incorporated within the Annual Report on Form 10-K for the year ended September 30, 1998. We hereby consent to the incorporation by reference of said report in Winton's Form S-8 (333-34177) regarding the 1998 Stock Option Plan and Winton's Form S-8 (333-42251) regarding Winton's 401(k) Plan.

Grant Thornton LLP

Cincinnati, Ohio
December 22, 1998

                                                                    Exhibit 99.1

SAFE HARBOR UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

The Private Securities Litigation Reform Act of 1995 (the "Act") provides a "safe harbor" for forward-looking statements to encourage companies to provide prospective information about their companies, so long as those statements are identified as forward-looking and are accompanied by meaningful cautionary statements identifying important factors that could because actual results to differ material from those discussed in the statement. Winton Financial Corporation desires to take advantage of the "safe harbor" provisions of the Act. Certain information, particularly information regarding future economic performance and finances and plans and objectives of management, contained or incorporated by reference in Winton Financial Corporation's Annual Report on Form 10-K for fiscal year 1998 is forward-looking. In some cases, information regarding certain important factors that could cause actual results of operations or outcomes of other events to differ materially from any such forward-looking statement appear together with such statement. In addition, forward-looking statement s are subject to other risks and uncertainties affecting the financial institutions industry, including, but not limited to, the following:

INTEREST RATE RISK

Winton Financial Corporation's operating results are dependent to a significant degree on its net interest income, which is the difference between interest income from loans and investments and interest expense on deposits and borrowings. The interest income and interest expense of Winton Financial Corporation change as the interest rates on mortgages, securities and other assets and on deposits and other liabilities change. Interest rates may change because of general economic conditions, the policies of various regulatory authorities and other factors beyond Winton Financial Corporation's control. The interest rates on specific assets and liabilities of Winton Financial Corporation will change or "reprice" in accordance with the contractual terms of the asset or liability instrument and in accordance with customer reaction to general economic trends. In a rising interest rate environment, loans tend to prepay slowly and new loans at higher rates increase slowly, while interest paid on deposits increases rapidly because the terms to maturity of deposits tend to be shorter than the terms to maturity or prepayment of loans. Such differences in the adjustment of interest rates on assets and liabilities may negatively affect Winton Financial Corporation income. Moreover, rising interest rates tend to decrease loan demand in general, negatively affecting Winton Financial Corporation income.

POSSIBLE INADEQUACY OF THE ALLOWANCE FOR LOAN LOSSES

The Winton Savings and Loan Co. maintains an allowance for loan losses based upon a number of relevant factors, including, but not limited to, trends in the level of nonperforming assets and classified loans, current and anticipated economic conditions in the primary lending area, past loss experience, possible losses arising from specific problem assets and changes in the composition of the loan portfolio. While the Board of Directors of The Winton Savings and Loan Co. believes that it uses the best information available to determine the allowance for loan losses, unforeseen market conditions could result in material adjustments, and net earnings could be significantly adversely affected if circumstances differ substantially from the assumptions used in making the final determination.

Loans not secured by one- to four-family residential real estate are generally considered to involve greater risk of loss than loans secured by one- to four-family residential real estate due, in part, to the effects of general economic conditions. The prepayment of multifamily residential and nonresidential real estate loans generally depends upon the cash flow from the operation of the property, which may be negatively affected by national and local economic conditions that cause leases not to be renewed or that negatively affect the operations of a commercial borrower. Construction loans may also be negatively affected by such economic conditions, particularly loans made to developers who do not have a buyer for a property before the loan is made. The risk of default on consumer loans increases during periods of recession, higher unemployment and other adverse economic conditions. When consumers have trouble paying their bills, they are more likely to pay mortgage loans than consumer loans, and the collateral securing such loans, if any, may decrease in value more rapidly than the outstanding balance of the loan.

COMPETITION

The Winton Savings and Loan Co. competes for deposits with other savings associations, commercial banks and credit unions and issuers of commercial paper and other securities, such as shares in money market mutual funds. The primary factors in competing for deposits are interest rates and convenience of office location. In making loans, The Winton Savings and Loan Co. competes with other savings associations, commercial banks, consumer finance companies, credit unions, leasing companies, mortgage companies and other lenders. Competition is affected by, among other things, the general availability of lendable funds, general and local economic conditions, current interest rate levels and other factors which are not readily predictable. The size of financial institutions competing with The Winton Savings and Loan Co. is likely to increase as a result of changes in statutes and regulations eliminating various restrictions on interstate and inter-industry branching and acquisitions. Such increased competition may have an adverse effect upon Winton Financial Corporation.

LEGISLATION AND REGULATION THAT MAY ADVERSELY AFFECT THE WINTON SAVINGS AND LOAN CO.'S EARNINGS

The Winton Savings and Loan Co. is subject to extensive regulation by the Office of Thrift Supervision (the "OTS") and the Federal Deposit Insurance Corporation (the "FDIC") and is periodically examined by such regulatory agencies to test compliance with various regulatory requirements. As a savings and loan holding company, Winton Financial Corporation is also subject to regulation and examination by the OTS. Such supervision and regulation of The Winton Savings and Loan Co. and Winton Financial Corporation are intended primarily for the protection of depositors and not for the maximization of shareholder value and may affect the ability of the company to engage in various business activities. The assessments, filing fees and other costs associated with reports, examinations and other regulatory matters are significant and may have an adverse effect on Winton Financial Corporation's net earnings.

The FDIC is authorized to establish separate annual assessment rates for deposit insurance of members of the Bank Insurance fund (the "BIF") and the Savings Association Insurance Fund (the "SAIF") . The FDIC may increase assessment rates for either fund if necessary to restore the fund's ratio of reserves to insured deposits to the target level within a reasonable time and may decrease such rates if such target level has been met. The FDIC has established a risk-based assessment system for both SAIF and BIF members. Under such system, assessments may vary depending on the risk the institution poses to its deposit insurance fund. Such risk level is determined by reference to the institution's capital level and the FDIC's level of supervisory concern about the institution.

Congress is considering legislation to eliminate the federal thrift charter and the separate federal regulation of savings and loan associations, and the Department of the Treasury is preparing a report for Congress on the development of a common charter for all financial institutions. As a result, The Winton Savings and Loan Co. may have to convert to a different financial institution charter or might be regulated under federal law as a bank. If The Winton Savings and Loan Co. becomes a bank or is regulated as a bank, it would become subject to the more restrictive activity limitations imposed on national banks. Moreover, Winton Financial Corporation might become subject to more restrictive holding company requirements, including activity limits and capital requirements similar to those imposed on The Winton Savings and Loan Co. Winton Financial Corporation cannot predict the impact of the conversion of The Winton Savings and Loan Co. to, or regulation of The Winton Savings and Loan Co. as, a bank until any legislation requiring such change is enacted.

SPECIFIC REFERENCES

In addition to the foregoing, some of the matters, which are addressed in the Form 10-K and Forms 10-Q's filed by Winton Financial Corporation and contain forward-looking statements, include the following.

Pending legislation or proposals regarding changes in charter or regulation.

Management's determination of the amount of the allowance for loan losses and expectations regarding its adequacy.

Management's efforts to reduce the higher degree of risk in second mortgage, multifamily residential real estate, developed building lot, nonresidential real estate and construction loans.

Management's expectation that secondary market activities will continue to increase if interest rates decline.

Management's efforts to manage delinquencies.

Management's efforts to manage interest rate risk.

Management's characterization of its competition.

Pending regulatory proposals.

Levels of deposit insurance assessments.


                                                                                                                  Exhibit 99.2


                                                                                                            CMB Nos. 1210-0016
                                                                                                                     1210-0089
  Form 5500-C/R                              RETURN/REPORT OF EMPLOYEE BENEFIT PLAN
                                                              With fewer than 100 participants)
   Department of the Treasury                             This form is required to be filed under                1995
     Internal Revenue Service                              sections 104 and 4065 of the Employee
        Department of Labor            Retirement Income Security Act of 1974 and sections 6038D, 6047(e),
   Pension and Welfare Benefits               6057(b), and 6058(a) of the Internal Revenue Code.            THIS FORM IS OPEN
Pension Benefit Guaranty Corporation                    - See separate instructions                         TO PUBLIC INSPECTION.
-----------------------------------------------------------------------------------------------------------------------------------

FOR THE CALENDAR PLAN YEAR 1995 OR FISCAL PLAN YEAR BEGINNING OCTOBER 1, 1995, AND ENDING SEPTEMBER 30, 1996.

-----------------------------------------------------------------------------------------------------------------------------------

     If A(1) through A(4), B, C, and/or D do not apply to this year's                FOR IRS USE ONLY
     return/report, leave the boxes unmarked.                                        EP-ID
                                                                                     ----------------------------------------------
     You must check either box A(5) or A(6), whichever is applicable. See instructions.
                                                                                                                               [ ]
A    This report/return is:                                                    (5)   FORM 5500-C FILER CHECK HERE.................
     (1)      the first return/report filed for the plan;                            (Complete only pages 1 and 3 through 6.)
     (2)      an amended return/report;                                              (Code section 6039D filers see instructions
     (3)      the final return/report filed for the plan; or                         on page 5.)                               [ ]
     (4)      a short plan year return/report (less than 12 months).           (6)   FORM 5500-R FILER CHECK HERE.................
                                                                                     (Complete only pages 1 and 2.  Detach pages 3
                                                                                     through 6 before filing.)  If you checked
                                                                                     box (1) or (3), you must file a Form 5500-C.
                                                                                     (See page 6 of the instructions.)

     IF ANY INFORMATION ON A PREPRINTED PAGE 1 IS INCORRECT, CORRECT IT.  IF ANY INFORMATION IS MISSING, ADD IT.  PLEASE USE
     RED INK WHEN MAKING THESE CHANGES AND INCLUDE THE PREPRINTED PAGE 1 WITH YOUR COMPLETED RETURN/REPORT.

B    Check here if any information reported in 1a, 2a, 2b, or 5a changed since the last return/report for this plan ..........  [ ]
C    If your plan year changed since the last return/report, check here ......................................................  [ ]
D    If you filed for an extension of time to file this return/report, check here and attach a copy of the approved extension   [ ]
------------------------------------------------------------------------------------------ ----------------------------------------
1a   Name and address of plan sponsor (employer, if for a single-employer plan) 1b   Employer identification number (EIN)
     (Address should include room or suite no.)                                       31     1303854
                                                                                ---------------------------------------------------
                                                                                1c   Sponsor's telephone number
           WINTON FINANCIAL CORPORATION                                              (513) 385-3880
                                                                                ---------------------------------------------------
           5511 CHEVIOT ROAD                                                    1d   Business code (see instructions, page 19)

           CINCINNATI, OH 45247                                                                 6120
                                                                                ---------------------------------------------------
                                                                                1e   cusip issuer number

-----------------------------------------------------------------------------------------------------------------------------------
2a         Name and address of plan administrator (if same as plan sponsor,     2b Administrator's EIN
           enter "same")
                              SAME
                                                                                ---------------------------------------------------
                                                                                2c   Administrator's telephone number
------------------------------------------------------------------------------------------ ----------------------------------------
3a If you are filing this page without the preprinted historical plan information and the name, address, and EIN of the plan sponsor or plan administrator has changed since the last return/report filed for this plan, enter the information from the last return/report in lines 3a and/or 3b and complete line 3c.

  a  Sponsor....................................................     EIN ....................   Plan number .......................
  b  Administrator..............................................     EIN ..........................................................
  c  If line 3a indicates a change in the sponsor's name, address, and EIN, is this a change in sponsorship only?  (See line 3c on page 9 of the instructions for the definition of sponsorship.)  Enter "Yes" or "No."
-----------------------------------------------------------------------------------------------------------------------------------

4    ENTITY CODE.  (If not shown, enter the applicable code from page 9 of the                  A
     instructions.)
-----------------------------------------------------------------------------------------------------------------------------------
5a   Name of plan    WINTON SAVINGS & LOAN CASH & DEFERRED PLAN................  5b   Effective date of plan (mo., day, yr.)
 ..............................................................................       01/01/83
------------------------------------------------------------------------------- ---------------------------------------------------
     ALL FILERS MUST COMPLETE 6a THROUGH 6d, AS APPLICABLE.                      5c   Three-digit
6a   [ ] Welfare benefit plan     6b [X] Pension benefit plan.                        plan number      002
                                                                                    ----- ---- ----- ---- ----- ---- ----- ----
     (If the correct codes are not preprinted below, enter the applicable codes       2
     from page 9 of the instructions in the boxes.)                                 ----- ---- ----- ---- ----- ---- ----- ----

                                                                                    ----- ---- ----- ---- ----- ---- ----- ----

6c Pension plan features. (If the correct codes are not preprinted below, enter     ----- ---- ----- ---- ----- ---- ----- ----
   the applicable pension plan feature codes from page 9 of the                       C     G
   instructions in the boxes.)                                                      ----- ---- ----- ---- ----- ---- ----- ----


6d       Fringe benefit plan.  Attach Schedule F (Form 5500).  See instructions.

-----------------------------------------------------------------------------------------------------------------------------------
CAUTION:  A penalty for the late or incomplete filing of this return/report will be assessed unless reasonable cause is established.
-----------------------------------------------------------------------------------------------------------------------------------
Under penalties or perjury and other penalties set forth in the instructions, I declare that I have examined this return/report, including accompanying schedules and statements, and to the best of my knowledge and belief, it is true, correct, and complete.

Signature of employer/plan sponsor  ..................................................................  Date  .................
Type or print name of individual signing for employer/plan sponsor    JAMES W BRIGGER, SECRETARY ..................................
Signature of plan administrator  .....................................................................  Date  .................

Type or print name of individual signing for plan sponsor    JAMES W BRIGGER, SECRETARY

-----------------------------------------------------------------------------------------------------------------------------------
FOR PAPERWORK REDUCTION ACT NOTICE, SEE PAGE 1 OF THE INSTRUCTIONS.                                             Form 5500-C/R (1995)
HLA

Form 5500-C/R (1995)    5500-R filers, complete pages 1 and 2 only.  Form 5500-C filers, complete page 1,
skip page 2, and complete pages 3 through 6.                                                                                 Page 2
------------------------------------------------------------------------------------------------------------- ----- ------- -------
6e  Check investment                                                                                                  YES      NO
    arrangement(s): (1)[ ] Master trust  (2) [ ] Common/Collective trust  (3) [ ] Pooled  separate account
------------------------------------------------------------------------------------------------------------- ----- ------- ------
7a Total participants:  (1) At the beginning of plan year 72.....(2) At the end of plan year 66............
 b Enter number of participants with account balances at the end of the plan year
   (defined benefit plans do not complete this item) 66....................................................
 c (1) Were any participants in the pension benefit plan separated from service with a deferred vested benefit for which a Schedule SSA (Form 5500) is required to be
       attached?  (See instructions) ......................................................................  7c(1)              X
                                                                                                           -------- ------- --------
   (2) If "Yes," enter the number of separated participants required to be reported
------------------------------------------------------------------------------------------------------------------------------------

  8a Was this plan terminated during this plan year or any prior plan year?  If "Yes," enter the year ....   8a                 X
                                                                                                           -------- ------- -------
   b Were all the plan assets either distributed to participants or beneficiaries, transferred
     to another plan, or brought under the control of PBGC?                                                  8b                 X
                                                                                                            ------- ------- --------
   c If line 8a is "Yes," and the plan is covered by PBGC, is the plan continuing to file PBGC Form 1 and pay premiums until the end of the plan year in which assets are distributed or brought
     under the control of PBGC?                                                                              8c       N/A
------------------------------------------------------------------------------------------------------------ -------- ------- ------
 9  Is this a plan established or maintained pursuant to one or more collective bargaining agreements?...    9                  X
--------------------------------------------------------------------------------------------------------------------- ------- ------
10 If any benefits are provided by an insurance company, insurance service, or similar organization, enter the number of Schedules A (Form 5500), Insurance Information, that are attached.  If none, enter -0-. 0
------------------------------------------------------------------------------------------------------------------------------------
11a  (1) Were any plan amendments adopted during this plan year?...........................................  11a(1)              X
     (2) Enter the date the most recent amendment was adopted   Month    7.......Day  1....Year   89...
                                                                                                             -------- ------- ------
  b If line 11a is "Yes," did any amendment result in a retroactive reduction of accrued benefits for any participant?............................................................................................ 11b
                                                                                                             -------- ------- ------
  c If line 11A is "Yes," did any amendment change the information contained in the latest summary
    plan description or summary description of modifications available at the time of the amendment?         11c
                                                                                                              -------- ------- -----
  d If line 11C is "Yes," has a summary plan description or summary description of modifications that reflects the plan amendments referred to on line 11c been both furnished to participants and filed with the Department of Labor?................................................................................. 11d
------------------------------------------------------------------------------------------------------------------------------------

12a If this is a pension benefit plan subject to the minimum funding standards,
    has the plan experienced a funding deficiency for this plan year?  (See instructions)...................    12a      N/A
                                                                                                              -------- ------- -----
  b If line 12a is "Yes," have you filed Form 5330 to pay the excise tax?............................           12b
                                                                                                              -------- ------- -----
  c Is the plan administrator making an election under section 412(c)(8) for an amendment adopted after         12c       N/A
    the end of the plan year?  (See instructions.)                                                            -------- ------- -----
  d If a change in the actuarial funding method was made for the plan year pursuant to a Revenue Procedure providing automatic approval for the change, indicate
    whether the plan sponsor/administrator agrees to the change.                                                12d       N/A
-----------------------------------------------------------------------------------------------------------------------------------

13 a  Total plan assets as of the beginning    1,444,341    and end     1,577,706    of the plan year
   b  Total liabilities as of the beginning            0    and end             0    of the plan year
   c  Net assets as of the beginning           1,444,341    and end     1,577,706    of the plan year
-----------------------------------------------------------------------------------------------------------------------------------
14 For this plan year, enter:   a  Plan income       221,219                                     d   Plan contributions     155,907
                                b  Expenses           87,854                                     e   Total benefits paid     87,854
                                c  Net income (loss) (subtract 14b from 14a) 133,365
------------------------------------------------------------------------------------------------------------------------------------
15    You may NOT use N/A in response to lines 15a through 15o. If you check               YES             NO            AMOUNT
      "Yes," you must enter a a dollar amount in the amount column. DURING THIS ----------------------------------------------------
      PLAN YEAR:
   a    Was this plan covered by a fidelity bond?                                15a      X                          2,000,000
                                                                                ----------------------------------------------------
   b    If line 15a is "Yes," enter the name of the surety company, OHIO
        CASUALTY
   c    Was there any loss to the plan, whether or not reimbursed, caused by
        fraud or di shonesty?                                                    15c                       X
                                                                                ---------------------------------------------------
   d    Was there any sale, exchange, or lease of any property between the plan and the employer, any fiduciary, any of the five most highly paid employees of the employer, any owner of a 10% or more interest in the
        employer, or relatives of any such persons?..........................    15d                       X
                                                                                 ---------------------------------------------------
   e    Was there any loan or extension of credit by the plan to the employer, any fiduciary, any of the five most highly paid employees of the employer, any owner of a 10% or more interest in the employer, or
        relatives of any such persons?                                           15e                      X
                                                                                ---------------------------------------------------
   f    Did the plan acquire or hold any employer security or employer real
        property?.....                                                           15f       X                               799,538
                                                                                ---------------------------------------------------
   g    Has the plan granted an extension on any delinquent loan owed to the
        plan?................................................................    15g                      X
                                                                                ---------------------------------------------------
   h    Were any participant contributions transmitted to the plan more than
        31 days after receipt or withholding by the employer?................    15h                      X
                                                                                ---------------------------------------------------
   i    Were any loans by the plan or fixed income obligations due the plan classified as uncollectible or in default as of the close of the plan
        year?....................                                                15i                      X
                                                                                ---------------------------------------------------
   j    Has any plan fiduciary had a financial interest in excess of 10% in any party providing services to the plan or received anything of value
        from any such party?                                                     15j                      X
                                                                                ---------------------------------------------------
   k    Did the plan at any time hold 20% or more of its assets in any single security, debt, mortgage, parcel of real estate, or partnership/joint
        venture interests?                                                       15k        X                              799,638
                                                                                ---------------------------------------------------
   l    Did the plan at any time engage in any transaction or series of related transactions involving 20% or more of the current value of
        plan assets?                                                             15l                      X
                                                                                ---------------------------------------------------

   m    Were there any noncash contributions made to the plan the value of
        which was not without an appraisal by an independent third party?        15m                      X
                                                                                ---------------------------------------------------

   n    Were there any purchases of nonpublicly traded securities by the plan the value of which was set without an appraisal by an independent
        third party                                                              15n                      X

                                                                                ---------------------------------------------------
   o    Has the plan reduced or failed to provide any benefit when due under
        the plan because of insufficient assets?                                 15o                      X
-----------------------------------------------------------------------------------------------------------------------------------

16a  If the plan covered under the Pension Benefit Guaranty Corporation termination insurance program?  [ ] Yes [X]No
     [ ] Not determined [ ]

 b   If line 16a is "Yes" or "Not determined," enter the employer identification number and the plan number used to identify it.
     Employer identification number                                                  Plan number

----------------------------------------------------------------------------------------------------------------------------------